                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-57453

                               3,250,000 Shares



                    [LOGO OF PILOT NETWORK SERVICES, INC.]

                                 Common Stock
                              ($0.001 par value)

                                 ------------

Of the 3,250,000 shares of Common Stock ("Common Stock") offered hereby (the "Offering"), 3,110,000 shares are being sold by Pilot Network Services, Inc.
 ("Pilot" or the "Company") and 140,000  shares are being sold by the Selling
 Stockholders  named  herein  under   "Selling  Stockholders"  (the  "Selling
 Stockholders"). The Company will not receive any of the proceeds of shares sold by the Selling Stockholders. Prior to the Offering, there has been no public market for the Common Stock. For information relating to the factors to be considered in determining the initial public offering price to the public, see "Underwriting." The Common Stock has been approved for quotation on The Nasdaq Stock Market's National Market under the symbol "PILT."

 FOR A DISCUSSION OF MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION
     WITH AN INVESTMENT IN THE COMMON STOCK, SEE "RISK FACTORS" ON PAGE 5
                                    HEREIN.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION
     PASSED   UPON  THE   ACCURACY  OR   ADEQUACY  OF   THIS  PROSPECTUS.
      ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                          UNDERWRITING              PROCEEDS TO
                               PRICE TO   DISCOUNTS AND PROCEEDS TO   SELLING
                                PUBLIC     COMMISSIONS  COMPANY(1)  STOCKHOLDERS
                               --------   ------------- ----------- ------------
Per Share....................   $14.00        $0.98       $13.02       $13.02
Total(2)..................... $45,500,000  $3,185,000   $40,492,200  $1,822,800

(1) Before deduction of expenses payable by the Company estimated at $1,000,000.
(2) The Company has granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase a maximum of 487,500 additional shares of Common Stock to cover over-allotments of shares. If the option is exercised in full, the total Price to Public will be $52,325,000, Underwriting Discounts and Commissions will be $3,662,750, Proceeds to Company will be $46,839,450 and Proceeds to Selling Stockholders will be $1,822,800.

  The shares of Common Stock are offered by the several Underwriters when, as and if issued by the Company, delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that the shares of Common Stock will be ready for delivery on or about August 14, 1998, against payment in immediately available funds.

CREDIT SUISSE FIRST BOSTON
                             BANCAMERICA ROBERTSON STEPHENS
                                                               HAMBRECHT & QUIST

                       Prospectus dated August 10, 1998

                    [OUTSIDE FRONT COVER, INSIDE GATE FOLD]

             PILOT'S SECURE INFRASTRUCTURE FOR ELECTRONIC COMMERCE

[Chart shows Pilot Dynamic Security Infrastructure, that allows Pilot to provide Secure Access and Gateways, Secure Hosting and Electronic Commerce and Secure Extranet and Virtual Private Networking services with continuous change and action, that connects customer networks to the Internet.]


-------------------------------------------------------------------------------

SECURE ACCESS AND          SECURE HOSTING AND         SECURE EXTRANET AND
GATEWAY SERVICES:          ELECTRONIC COMMERCE        VIRTUAL PRIVATE
                           SERVICES:                  NETWORKING SERVICES



Secure Internet Services
Authentication Services    Secure Hosting Services    Secure Road Warrior
Secure Telecommuting       Secure Commerce Web        Corporate Partner
Services                   Secure Flex Web            Privacy
Auxiliary Services


CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                    [INSIDE FRONT COVER, INSIDE GATE FOLD]

          PILOT ENABLES SECURE ELECTRONIC COMMERCE OVER THE INTERNET

[Chart shows terminals connected to the Internet through Pilot's Network Security Centers and terminals not connected through the Network Security Centers that are subject to computer attacks.]

  [The following text will be on the left of the illustration:]

  Pilot offers services designed to combine the highest level of commercially available security with high bandwidth connectivity to enable secure electronic commerce over the Internet. The foundation of Pilot's solution is its Dynamic Security Infrastructure, consisting of a multi-layered defensive architecture and security operations 24 hours a day, 7 days a week, delivered through geographically dispersed Network Security Centers. This infrastructure allows Pilot to continuously manage and monitor Internet traffic to and from customer networks in order to respond in real-time to security threats.

  The Pilot solution aggregates the experience gained from protecting each customer against attacks and leverages such experience for the collective benefit of all customers. The Dynamic Security Infrastructure offers benefits over other security approaches by eliminating single points of failure, enhancing attack detection, delivering real-time defenses, and adapting continuously to external conditions.

  Pilot provides a broad range of security services for a fixed monthly fee on an annual subscription basis, including secure access and gateway services, secure hosting and electronic commerce services, and secure extranet and virtual private networking services. The Company offers a scalable solution that enables customers to quickly deploy and expand electronic commerce capabilities by subscribing to Pilot's secure Internet services. As a result, companies avoid costs associated with implementing an in-house solution, including set-up costs for security and systems design, hardware, software, ISP services and labor, and ongoing costs for telecommunications, staffing, maintenance and upgrades. Pilot's services enable customers to concentrate on their core business because the secure infrastructure for electronic commerce is provided by Pilot.

                               PROSPECTUS SUMMARY

  The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Except as otherwise noted herein, information in this Prospectus assumes (i) no exercise of the Underwriters' over-allotment option, (ii) the automatic conversion of all outstanding shares of Preferred Stock of the Company into shares of Common Stock of the Company upon the closing of this Offering, (iii) a two-for-one stock split of the Company's shares of Common Stock effected on August 4, 1998 and (iv) the exercise of warrants to purchase shares of Series F Preferred Stock, which are convertible into an aggregate of 600,000 shares of Common Stock.

                                  THE COMPANY

  Pilot Network Services, Inc. ("Pilot" or the "Company") provides comprehensive security services that incorporate high-bandwidth connectivity and enable secure electronic commerce over the Internet. The Company provides a broad range of security services for a fixed monthly fee on an annual subscription basis. The Company's services include secure access and gateway services that enable secure connectivity between a corporate network and the Internet, secure hosting of customer Internet servers at Company locations and electronic commerce services, and secure extranet and virtual private networking services that enable remote users or networks to securely communicate over the Internet with a local network. The Company offers a scalable solution that allows customers to quickly deploy and expand electronic commerce capabilities by subscribing to Pilot's secure Internet services.

  The Internet's promise of more cost-efficient and higher quality communications has made it an increasingly attractive platform for complex business applications such as marketing and sales, contract negotiations and customer support. According to International Data Corporation, use of the Internet for electronic commerce is expected to grow substantially from $12 billion in 1997 to $425 billion in 2002. Despite the advantages of conducting business on the Internet, lack of Internet security is a significant inhibitor to the adoption and growth of electronic commerce. Although losses due to computer crime and security breaches are difficult to estimate, independent industry sources estimate such losses to be between $3 billion and $5 billion in 1997. Traditional approaches to Internet security, such as firewall products, that control the flow of data between an internal network and the Internet, do not effectively meet the needs of businesses conducting electronic commerce. Such products typically provide only a static, single point of defense, are often difficult to configure adequately and maintain and can be expensive to properly monitor and manage. For example, in a 1995 study conducted by the FBI and the Computer Security Institute, 30 percent of all reported successful break-ins involving the Internet took place despite the presence of a firewall.

  Pilot's subscription-based secure Internet services allow customers to avoid the risks associated with traditional approaches to Internet security. Customers can avoid extensive costs associated with implementing an in-house solution, including set-up costs for security and systems design, hardware, software, Internet access services provided by Internet Service Providers ("ISPs"), and labor, and ongoing costs for telecommunications, staffing, maintenance and upgrades. The foundation of Pilot's solution is its Dynamic Security Infrastructure, an Internet security approach developed by Pilot to continuously manage and monitor Internet traffic to and from customer networks in order to respond in real-time to security threats. The Dynamic Security Infrastructure consists of a multi-layered defensive architecture and around-the-clock security operations delivered through geographically dispersed Pilot customer centers called Network Security Centers that are connected to customer networks via dedicated, high-speed data lines. The Pilot solution aggregates the experience gained from protecting each customer against attacks and leverages such experience for the collective benefit of all customers. The Dynamic Security Infrastructure offers benefits over other security approaches by eliminating single points of failure, enhancing attack detection, delivering real-time defenses and adapting continuously to external conditions. Customers can concentrate on their core business because the secure infrastructure for electronic commerce is provided by Pilot.

  The Company's customers span a diverse range of industries. Well-known, representative customers include 20th Century Fox, Altera Corp., American Bar Association, American Medical Association, American Stock Exchange, Inc., American Stores, E-Stamp, Inc., First Data Corporation, The Good Guys, Inc., Kaiser Aluminum and Chemical Corporation, Lucent Technologies, PeopleSoft, Inc., Playboy Enterprises, Inc., PR Newswire, Wilson Sporting Goods and Ziff-Davis Comdex & Forums. See "Business--Customers" for a list of additional customers.

  The Company was incorporated in California on August 6, 1992 and was reincorporated in Delaware on August 4, 1998. Unless the context otherwise requires, the term "Company" or "Pilot" refers to Pilot Network Services, Inc., a Delaware corporation, and its California predecessor. The Company has federal trademark applications pending for the Pilot logo, Pilot and Corporate Partner Privacy, and Dynamic Security Infrastructure, Secure Commerce Web, Secure Flex Web and Secure Road Warrior are trademarks of the Company. All other brand names or trademarks appearing in this Prospectus are the property of their respective holders.

  The Company's executive offices are located at 1080 Marina Village Parkway, Alameda, California 94501. Its telephone number at that location is (510) 433-7800 and its Web site address is www.pilot.net. Information contained on the Company's Web site is not part of this Prospectus.

                                  THE OFFERING

 Common Stock offered............................ 3,250,000 shares (including
                                                  3,110,000 shares by the
                                                  Company and 140,000 shares by
                                                  the Selling Stockholders)
 Common Stock to be outstanding after the
  Offering(1).................................... 13,745,686 shares
 Use of proceeds................................. General corporate purposes, including working capital,
                                                  capital expenditures and
                                                  repayment of certain
                                                  indebtedness. See "Use of
                                                  Proceeds."
 Nasdaq National Market symbol................... PILT

                             SUMMARY FINANCIAL DATA
                                 (In thousands)

                                                              THREE MONTHS
                                   YEAR ENDED MARCH 31,      ENDED JUNE 30,
                                  -------------------------  ----------------
                                   1996     1997     1998     1997     1998
                                  -------  -------  -------  -------  -------
STATEMENT OF OPERATIONS DATA:
Service revenues................. $ 2,525  $ 6,300  $11,317  $ 2,461  $ 3,720
Cost of service revenues.........   1,424    4,181    9,825    1,745    4,023
Gross margin.....................   1,101    2,119    1,492      716     (303)
Total operating expenses.........   2,720    4,448    6,656    1,351    3,121
Net loss.........................  (1,750)  (2,652)  (5,635)    (718)  (3,632)
Accretion on redeemable
 convertible preferred stock.....    (263)    (478)  (1,069)    (132)    (337)
Net loss attributable to common
 stockholders....................  (2,013)  (3,130)  (6,704)    (850)  (3,969)

                               JUNE 30, 1998
                         ---------------------------
                                       PRO FORMA
                          ACTUAL   AS ADJUSTED(1)(2)
                         --------  -----------------
BALANCE SHEET DATA:
Cash and cash
 equivalents............ $  6,176       $49,268
Total current assets....    8,830        51,922
Current liabilities.....   15,760        15,760
Capital lease
 obligations, net of
 current portion........    4,429         4,429
Total stockholders'
 equity (deficit).......  (14,746)       40,826

--------
(1) Based on the number of shares outstanding as of June 30, 1998. Pro forma as adjusted amounts include the number of shares to be issued upon the exercise of warrants outstanding as of June 30, 1998 to purchase Series F Preferred Stock (the "Series F Warrants"), which are convertible into an aggregate of 600,000 shares of Common Stock, and exclude (i) 1,756,940 shares issuable upon exercise of options outstanding as of June 30, 1998 with a weighted average exercise price of $1.99 per share, (ii) shares issuable upon exercise of outstanding warrants as of June 30, 1998 to purchase Series B Preferred Stock and Series D Preferred Stock, which are convertible into an aggregate of 142,910 shares of Common Stock with a weighted average exercise price of $1.31 per share, (iii) shares issuable upon exercise of outstanding warrants as of June 30, 1998 to purchase an aggregate of 150,000 shares of Common Stock at an exercise price of $11.20 per share, (iv) shares issuable upon exercise of options to purchase 20,000 shares of Common Stock at an exercise price of $13.00 per share, and (v) 1,380,000 shares available for issuance under the Company's 1998 stock plans. See "Management--Stock Plans" and Note 5 of Notes to Consolidated Financial Statements.
(2) Adjusted to reflect the sale of 3,110,000 shares of Common Stock offered by the Company at the initial public offering price of $14.00 per share and after deducting the estimated underwriting discount and offering expenses, and the receipt and application of the net proceeds therefrom, and the receipt of $3.6 million from the exercise of the Series F Warrants. See "Use of Proceeds" and "Capitalization."

                                 RISK FACTORS

  An investment in the shares of Common Stock offered hereby involves a high degree of risk. The following factors, in addition to the other information in this Prospectus, should be considered in evaluating the Company and its business before purchasing the Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include those discussed below and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this Prospectus.

LIMITED OPERATING HISTORY; HISTORY OF LOSSES

  The Company began operations in 1993, and has experienced operating losses and negative cash flows from operations in each quarterly and annual period. As of June 30, 1998, the Company had an accumulated deficit of approximately $16.7 million. The revenue and income potential of the Company's business and market is unproven, and the Company's limited operating history makes an evaluation of the Company and its prospects difficult. The Company has recently made and expects to continue making significant investments in new and existing Network Security Centers, sales and marketing activities, and the development of new services. As a result, the Company experienced a decline in gross margin and an increase in net loss in fiscal 1997 and expects to continue experiencing significant net losses on a quarterly and annual basis for the foreseeable future, including a decline in its gross margin at least through fiscal 1999. The Company and its prospects must be considered in light of the risks, expenses and difficulties encountered by companies in the new and rapidly evolving market for Internet system and network management solutions. To address these risks, among other things, the Company must market its brand name effectively, provide scaleable, reliable and cost-effective services, continue to grow its infrastructure to accommodate new Network Security Centers and increased bandwidth use of its network, expand its channels of distribution, retain and motivate qualified personnel and continue to respond to competitive developments. Failure of the Company's services to achieve market acceptance would have a material adverse effect on the Company's business, results of operations and financial condition. Although the Company has experienced significant growth in revenues in recent periods, the Company does not believe that this growth rate necessarily is indicative of future operating results, and there can be no assurance that the Company will ever achieve profitability on a quarterly or an annual basis or will sustain profitability if achieved. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

POTENTIAL FLUCTUATIONS IN RESULTS OF OPERATIONS

  The Company derives revenue from its customers primarily through initial set up fees and ongoing monthly service charges. For each new customer, the Company must incur costs in anticipation of the customer's decision to use the Company's services and in advance of the receipt of sufficient revenues to repay these costs and provide a return on the Company's investment. As a result, a relatively large portion of the Company's expenditures are fixed in the short-term, and the Company's success is substantially dependent on the continuous growth in its customer base and the retention of its customers for sufficient periods to provide returns on the Company's investment. The Company's customers generally enter into one year contracts with the Company, with renewal periods, and there can be no assurance that the Company's customers will maintain or renew their commitments to use the Company's services. The Company typically experiences a lengthy sales cycle for its services, particularly given the importance to customers of adequately securing Internet connectivity for electronic commerce and the need to educate them regarding the requirements for effective network security. Changes in the rate of growth in the Company's customer base, customer renewal rates and the sales cycle for the Company's services, have caused, or are expected in the future to cause, significant fluctuations in the Company's results of operations on a quarterly and an annual basis.

  The Company expects to continue to experience significant fluctuations in its future quarterly and annual results of operations due to a variety of factors, many of which are outside the Company's control, including: demand for and market acceptance of the Company's services and enhancements; the timing of customer installations; provisions for customer discounts and credits; the mix of services sold by the Company;

introductions of services or enhancements by the Company and its competitors; the length of sales cycles; customer retention; the timing and success of marketing efforts and service introductions by the Company; the timely expansion of existing Network Security Centers and completion of new Network Security Centers; the timing and magnitude of capital expenditures, including construction costs relating to the expansion of operations; capacity utilization of its Network Security Centers; the introduction by third parties of new security, Internet and networking technologies; increased competition in the Company's markets; changes in the pricing policies of the Company and its competitors; reliable security, continuity of service and network availability; the ability to increase bandwidth as necessary; fluctuations in bandwidth used by customers and fluctuations in the cost of such bandwidth; the retention of key personnel; economic conditions specific to the Internet and Internet security industries; and other general economic factors. In addition, although the Company has not encountered significant difficulties in collecting upon accounts receivable in the past, there can be no assurance that the Company will be able to collect receivables on a timely basis.

  For these and other reasons, in some future quarters, the Company's results of operations may fall below the expectations of securities analysts or investors, which could have a material adverse effect on the market price of the Company's Common Stock. See "--Risks of Business Expansion and Management of Growth" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS ASSOCIATED WITH SECURITY BREACHES

  The Company's success is substantially dependent on the continued confidence of its current and future customers that the Company provides superior network security protection. Despite the Company's focus on Internet security, there can be no assurance that the Company will be able to stop unauthorized attempts, whether made unintentionally or by computer "attackers," to gain access to or disrupt the network operations of the Company's customers. The Company's Network Security Centers are designed to prevent unauthorized access to customers' networks from the Internet. Any failure by the Company to stop unauthorized access from the Internet or disruptions to related Internet operations of its customers could materially adversely affect such customers and the Company. Although the Company generally limits warranties and liabilities relating to security in its customer contracts, the Company's customers may seek to hold the Company responsible for any losses suffered by the customer as a result of unauthorized access to customers' network systems from the Internet. This could result in liability to the Company, which could have a material adverse effect upon its business, operating results and financial condition. Moreover, computer attackers from the Internet could infiltrate the Company's network and seek to sabotage its network or services by creating bugs or viruses or through other means. In addition, any adverse publicity resulting from any such unauthorized access could deter future customers from using the Company's services and could cause current customers to cease using the Company's services, which could have a material adverse effect upon the Company's business, operating results and financial condition.

RISKS ASSOCIATED WITH THE EMERGING MARKET FOR OUTSOURCED NETWORK SECURITY
SERVICES

  The market for Internet security monitoring, detection and defense services in general is new and rapidly evolving. Growth of this market will depend, in large part, upon the public recognition of the potential threat posed by computer attackers and other unauthorized users, the increased use of the Internet and corporate intranets for electronic commerce and business communications, the ability of network infrastructures to support an increasing number of users and services, and the continued development of new and improved services for implementation across the Internet and between the Internet and corporate intranets. If the necessary network infrastructure or complementary products and services are not developed in a timely manner and, consequently, the market for network security solutions fails to grow or grows more slowly than the Company currently anticipates, the Company's business, operating results and financial condition would be materially and adversely affected. Moreover, to date, most businesses have purchased and managed their own network security solutions and have not sought to outsource network security to a third party service provider. As a result, customer acceptance of outsourcing network security services is extremely limited. The Company has spent, and intends to continue to spend, considerable resources educating potential customers about the value of outsourcing services provided by the Company. To date, the Company has experienced lengthy sales cycles for its services. There can be no assurance that such expenditures will increase market acceptance of the Company's services, or that such sales cycles will shorten. If the market for such services fails to grow or grows more slowly than the Company currently anticipates, the Company's business, operating results and financial condition would be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Industry Background," "--Sales, Marketing and Customer Support" and "--Competition."

RISKS OF BUSINESS EXPANSION AND MANAGEMENT OF GROWTH

  The Company intends to expand domestically and internationally by adding Network Security Centers in new locations and expanding Network Security Centers in existing locations. The Company is in the process of commencing operations of four new Network Security Centers in the Boston, Minneapolis, Washington, D.C. and London metropolitan areas and relocating Network Security Centers in the Los Angeles and Chicago metropolitan areas to new facilities in such areas. The Company intends to establish additional Network Security Centers in the United States, Europe and Asia, although the Company has not identified specific locations for expansion. In addition, there can be no assurance with respect to the timing or extent of such expansion or that the Company will be successful in expanding its operations. This expansion will depend, among other things, on the Company's ability to hire qualified personnel, install facilities and establish local peering interconnections with Internet Service Providers (ISPs), all in a timely manner, at reasonable costs and on terms and conditions acceptable to the Company. The Company's ability to manage this expansion effectively will require it to continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. The Company's inability to manage effectively its expansion, including any disruption of service to current customers, would have a material adverse effect upon the Company's business, results of operations and financial condition. See "--Dependence on Scalability of Company's Network."

  In addition, the Company will be required to expend substantial resources for leases and improvements of facilities, significant improvements of such facilities, purchases of equipment, implementation of multiple telecommunications connections and hiring of network, administrative, customer support, and sales and marketing personnel. Furthermore, any problems encountered in connection with the expansion of existing Network Security Centers may cause the interruption of service to current customers.

  In addition, from June 30, 1997 to June 30, 1998, the number of Company employees increased from 55 to 116. Furthermore, more than half of the Company's sales personnel have joined the Company since January 1998. This growth has placed and may continue to place a significant strain on the Company's financial, management, operational and other resources. The rapid growth of the Company's sales team, in particular, may limit the effectiveness of the Company's sales efforts in the immediate future. In addition, the Company may be required to manage multiple relationships with third party partners and vendors as it seeks to complement its service offerings. There can be no assurance that the Company's financial, management, operational and other systems, procedures and controls will be adequate to support the Company's existing and future operations. The Company's ability to manage its growth effectively will require it to continue to expand its operating and financial procedures and controls, to replace or upgrade its financial, management and operational systems and to attract, train, motivate, manage and retain key employees. The Company has recently hired many key employees and officers, including its Senior Vice President, Sales and Marketing, its Vice President of Operations and Business Development, and its Chief Financial Officer. As a result, the Company's entire management team has worked together for only a brief time, which may limit their ability to operate effectively together. The Company also has plans to hire a Vice President of Operations, to allow the Company's current Vice President of Operations and Business Development to focus solely on business development. If the Company's executives are unable to manage growth effectively, the Company's business, results of operations and financial condition would be materially adversely affected. See "--Dependence on Key Personnel" and "Management."

COMPETITION

  The market served by the Company is new, rapidly evolving, highly competitive and largely undefined. There are few substantial barriers to entry, and the Company expects that it will face additional competition from existing competitors and new market entrants in the future. The Company believes that this market is characterized by a limited period of time during which participants must grow rapidly and achieve a significant presence in the market in order to compete effectively. The principal competitive factors in this market include Internet system and security engineering expertise, customer service, network and security capabilities, reliability, quality and scalability of service, broad geographic presence, brand name, technical expertise and functionality, the variety of services offered, the ability to maintain and expand distribution channels, customer support, price, the timing of introductions of new services, financial resources and conformity with industry standards. There can be no assurance that the Company will have the resources or expertise to compete successfully in the future.

  The Company competes with a broad range of products and services. The Company's competitors include companies providing security, electronic commerce, and secure Internet networking products that are offered as stand-alone point solutions. Companies offering stand-alone products include providers of firewall software, such as Check Point Software Technologies and AXENT Technologies (formerly Raptor Systems), security monitoring software, such as ISS Group, and electronic commerce products. The security and electronic commerce products provided by these companies are typically implemented and managed by internal MIS departments of enterprises. In addition, internal corporate MIS departments increasingly rely on third party consultants or system integrators to manage the integration and implementation of multiple stand-alone products from different vendors.

  The Company also competes with third party service providers that offer Internet hosting and access services, including (i) providers of server hosting services, such as Exodus Communications and PSI Net; (ii) national and regional ISPs such as Concentric Network Corp., UUNET Technologies ("UUNET"), certain subsidiaries of GTE Corporation and Global Center, which was recently acquired by Frontier Corporation; and (iii) global, regional and local telecommunications companies such as MCI Communications Corporation ("MCI"), Sprint Corporation ("Sprint"), WorldCom, and regional bell operating companies. The Company also competes with information technology service firms providing either outsourcing or systems integration services such as International Business Machines Corporation and Electronic Data Systems. Although these third party service providers often add security features to their service offerings, either through internal development efforts or through the incorporation of products purchased from vendors of stand-alone point solutions, the Company believes that generally these competitors do not offer the same level of security in their services as the Company. However, the Company expects competition to intensify as third party service providers incorporate a broader range of security, electronic commerce and secure Internet networking services and products into their service offerings. Furthermore, the Company may face competition from its vendors and other partners. The Company's agreements with its vendors and other partners generally do not limit or restrict those parties from selling similar products and services directly to the Company's customers or its competitors, thereby enabling such parties to compete against the Company. There can be no assurance that such vendors or other partners will not compete with the Company in the future.

  Many of the Company's competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than the Company. As a result, certain of these competitors may be able to develop and expand their network infrastructures and service offerings more quickly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisition and other opportunities more readily, devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies than the Company. In addition, these competitors have entered, and will likely continue to enter, into joint ventures or consortiums to provide additional services competitive with those provided by the Company. Certain of the Company's competitors may be able to provide customers with additional benefits in connection with their Internet system and network management solutions, including reduced communications costs, which could reduce the overall costs of their services relative to the Company's. There can be no assurance that the Company will be able to offset the effects of any resulting price reductions. In addition, the Company believes that the businesses in which the Company competes are likely to encounter consolidation in the near future, which could result in increased price and other competition that could have a material adverse effect on the Company's business, results of operations and financial condition.

RISK OF SYSTEM FAILURE

  The Company's success depends on the uninterrupted operation of its network infrastructure. To maintain this uninterrupted operation, the Company must protect its network infrastructure against damage and disruption from human error, fire, earthquakes, floods, power loss, telecommunications failures, sabotage, intentional acts of vandalism and similar events. Despite existing and planned precautions by the Company, the occurrence of a natural disaster or other unanticipated problems at one or more of the Company's Network Security Centers could result in interruptions in the services provided by the Company. In addition, the failure of any of the Company's telecommunications providers to provide the data communications capacity required by the Company, for any reason, could result in interruptions in the Company's services. Any damage to or failure of the Company's systems or those of its service providers could result in reductions in, or terminations of, services supplied to the Company's customers. Such reductions or terminations in service could materially and adversely impact the Company's customers, which could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the Company's reputation could be materially adversely affected. Although the Company generally contractually limits its liability for incidental, punitive, indirect and consequential damages and personal injury resulting from disruption of service, there can be no assurance that the Company would not be found liable for any such damages and personal injury, or that the amount of any such liability would not exceed the Company's liability insurance, if any. See "Business--Customers" and "--Pilot Dynamic Security Infrastructure."

FUTURE CAPITAL NEEDS

  The Company expects to incur significant expenditures as part of its planned expansion, including expenditures for new and expanded Network Security Centers, increases in sales and marketing activities and the development of new services. The Company believes that the net proceeds from this offering, together with existing cash balances, and up to $3 million available under existing lines of credit, should be sufficient to meet its capital requirements for at least the next twelve months. However, there can be no assurance that the Company will be successful in generating anticipated levels of cash from operations or borrowings. If the Company is not successful, it may be required to sell assets, scale down its operations and expansion plans, seek to refinance all or a portion of its existing indebtedness or seek to obtain other financing earlier than planned, any of which could have a material adverse effect on the Company's business, results of operations and financial condition. There can be no assurance that any such refinancing would be available on commercially reasonable terms, or at all, or that any other financing could be obtained or would not result in significant dilution to the Company's stockholders. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and Notes 3 and 6 of Notes to Financial Statements.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

  A key component of the Company's long-term strategy is to expand into international markets. If revenue generated by any international Network Security Center is not adequate to offset the expense of establishing and maintaining any such international operation, the Company's business, results of operations and financial condition could be materially adversely affected. In addition, the Company faces certain risks inherent in conducting business internationally, such as unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers, challenges in staffing and managing foreign operations, differing technology standards, employment laws and practices in foreign countries, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates, imposition of currency exchange controls, seasonal reductions in business activity and potentially adverse tax consequences, any of which could adversely affect the Company's international operations. Furthermore, certain foreign governments, such as Germany, have enforced laws and regulations related to content distributed over the Internet that are more strict than those currently in place in the United States. There can be no assurance that one or more of these factors will not have a material adverse effect on the Company's current or future international operations and, consequently, on the Company's business, results of operations and financial condition. In addition, there can be no assurance that the Company will be able to compete effectively in international markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE UPON SCALABILITY OF THE COMPANY'S NETWORK

  The Company must continue to expand and adapt its network infrastructure as the number of users and the amount of information they wish to transmit increases, and as customer requirements change. The expansion and adaptation of the Company's telecommunications infrastructure will require substantial financial, operational and management resources. If the Company is required to expand its network significantly and rapidly due to increased usage, additional stress will be placed upon the Company's existing network infrastructure. Due to the limited deployment of the Company's services to date, the ability of the Company's network to connect and manage a substantially larger number of customers at high transmission speeds is as yet unknown, and the Company faces risks related to the network's ability to operate with higher customer levels while maintaining superior performance. As customers' usage of bandwidth increases, the Company will need to make additional investments in its infrastructure to maintain adequate data transmission speeds, the availability of which may be limited or the cost of which may be significant. As a result, there can be no assurance that the Company's network will be able to achieve or maintain a sufficiently high capacity of data transmission, especially if customer usage increases. The Company's failure to achieve or maintain high capacity data transmission could significantly reduce customer demand for its services and have a material adverse effect on its business, results of operations and financial condition. In addition, as the Company upgrades its telecommunications infrastructure to increase bandwidth available to its customers, it is likely to encounter a certain level of equipment or software incompatibility which may cause delays in implementation. There can be no assurance that the Company will be able to expand or adapt its telecommunications infrastructure to meet additional demand or its customers' changing requirements. See "Business--Pilot Dynamic Security Infrastructure."

DEPENDENCE UPON THIRD PARTY NETWORK INFRASTRUCTURE PROVIDERS

  The Company's success will depend upon third party network infrastructure providers. In particular, the Company is dependent on telecommunications network suppliers such as MCI, Sprint and WorldCom for its backbone capacity. In addition, the Company relies on a number of public and private peering interconnections (i.e., arrangements among access providers to carry traffic of each other) to deliver its services. If the carriers that operate the Internet exchange points ("IXPs") were to discontinue their support of the peering points and no alternative providers were to emerge, or such alternative providers were to increase the cost of utilizing the IXPs, the transmission of network traffic by the Company would be significantly constrained. Furthermore, as traffic through the IXPs increases, if commensurate increases in bandwidth are not added, the Company's ability to distribute content rapidly and reliably through these networks will be adversely affected. Many of the operators of the private peering interconnections are competitors of the Company. If these organizations were to refuse to continue to peer directly with the Company, the Company might be required to purchase Internet transit access services from these organizations. In those cases where the Company currently purchases Internet transit access from other organizations, if these organizations were to increase the pricing associated with their Internet transit access, the Company might be required to identify alternative methods through which it can transmit its customers' traffic. If the Company were unable to access on a cost-effective basis alternative networks to distribute its customers' content or pass through any additional costs of utilizing these networks to its customers, the Company's business, results of operations and financial condition could be materially adversely affected. See "Business--Pilot Dynamic Security Infrastructure."

  The recent growth in the use of the Internet has caused frequent periods of performance degradation, requiring the upgrade of routers and switches, telecommunications links and other components forming the infrastructure of the Internet by ISPs and other organizations with links to the Internet. Any perceived degradation in the performance of the Internet as a whole could undermine the benefits of the Company's services. Potentially increased performance provided by the services of the Company and others is ultimately limited by and reliant upon the speed and reliability of the networks operated by third parties. Consequently, the emergence and growth of the market for the Company's services is dependent on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion.

DEPENDENCE ON OTHER THIRD-PARTY RELATIONSHIPS

  The Company is dependent on other companies to supply certain key components of its telecommunications infrastructure and system and network management solutions that, in the quantities and quality demanded by the Company, are available only from sole or limited sources. The Company uses routers and switches supplied primarily by Cisco Systems, hardware servers supplied primarily by Sun Microsystems and virtual private networking software and hardware supplied by VPNet Technologies. The Company purchases these components pursuant to purchase orders placed from time to time, does not carry significant inventories of these components and has no guaranteed supply arrangements with these vendors. In addition, the Company includes within its services certain security software products that are available only from certain vendors. Any failure to obtain required components or software on a timely basis and at an acceptable cost would have a material adverse effect on the Company's business, results of operations and financial condition. The loss of any such components or software could require the Company to obtain substitute components or software of lower quality or performance standards or at greater cost, which could materially adversely affect the Company's business, results of operations and financial condition. In addition, any failure of the Company's sole or limited source suppliers to provide components or software that comply with evolving Internet and telecommunications standards or that interoperate with other components or software used by the Company in its communications infrastructure could have a material adverse effect on the Company's business, results of operations and financial condition.

  The Company also intends to develop alternative distribution and lead generation channel partners for the Company's services, such as systems integration firms and bandwidth providers. Any failure by the Company to develop these channel partners could materially and adversely impact the ability of the Company to generate increased revenues, which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Sales, Marketing and Customer Support" and "--Strategic Relationships."

DEPENDENCE ON THE INTERNET AS A MEANS OF CONDUCTING BUSINESS

  The increased use of the Internet for retrieving, sharing and transferring information among businesses, consumers, suppliers and partners has only recently begun to develop, and the Company's success will depend in large part on continued growth in the use of the Internet. Critical issues concerning the commercial use of the Internet, including security, reliability, cost, ease of access, quality of service and necessary increases in bandwidth availability, remain unresolved and are likely to affect the development of the market for the Company's services. The adoption of the Internet for information retrieval and exchange, commerce and communications, particularly by those enterprises that have historically relied upon alternative means of commerce and communications, generally will require the acceptance of a new medium of conducting business and exchanging information. Demand and market acceptance of the Internet are subject to a high level of uncertainty and are dependent on a number of factors, including the growth in consumer access to and acceptance of new interactive technologies, the development of technologies that facilitate interactive communication between organizations and targeted audiences and increases in user bandwidth. If the Internet as a commercial or business medium fails to develop or develops more slowly than expected, the Company's business, results of operations and financial condition could be materially adversely affected. See "Business--Industry Background" and "-- Pilot Dynamic Security Infrastructure."

RAPID TECHNOLOGICAL CHANGE; EVOLVING INDUSTRY STANDARDS

  The Company's future success will depend, in part, on its ability to offer services that incorporate leading technology, address the increasingly sophisticated and varied needs of its current and prospective customers and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The market for the Company's services is characterized by rapidly changing and unproven technology, evolving industry standards, changes in customer needs, emerging competition and frequent new service introductions. There can be no assurance that future advances in technology will be beneficial to, or compatible with, the Company's business or that the Company will be able to incorporate such advances on a cost-effective and timely basis into its business. Moreover, certain operating platforms, such as Windows NT, may be less compatible with security technologies than other platforms, such as UNIX-based systems, and may be more susceptible to security breaches. To the extent the Company's current and prospective customers adopt Windows NT, the Company may not be able to provide the same levels of security as it provides to customers employing UNIX-based systems. As a result, if a breach of security were to occur involving a customer in a Windows NT environment, the general perception of the Company in the market as a provider of secure bandwidth and electronic commerce services may be adversely effected, which would have a material adverse effect on the Company's business, results of operations and financial condition. In addition, technological advances may have the effect of encouraging certain of the Company's current or future customers to rely on in-house personnel and equipment to furnish the services currently provided by the Company. In addition, keeping pace with technological advances in the Company's industry may require substantial expenditures and lead time.

  The Company believes that its ability to compete successfully is also dependent upon the continued compatibility and interoperability of its services with products, services and architectures offered by various vendors as part of the Company's services. There can be no assurance that such products will be compatible with the Company's infrastructure or that such products will adequately address changing customer needs. Although the Company currently intends to support emerging standards, there can be no assurance that industry standards will be established or that, if they become established, the Company will be able to conform to these new standards in a timely fashion and maintain a competitive position in the market. The failure of the Company to conform to the prevailing standard, or the failure of a common standard to emerge, could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, there can be no assurance that products, services or technologies developed by others will not render the Company's services uncompetitive or obsolete. See "Business--Services" and "--Pilot Dynamic Security Infrastructure."

DEPENDENCE ON KEY PERSONNEL

  The Company's success depends in significant part upon the continued services of its key technical, sales and senior management personnel, including the Company's President and Chief Executive Officer, Marketta Silvera, and the Company's Vice President, Engineering and Development, Thomas Wadlow. None of the Company's officers is a party to an employment agreement with the Company. Any officer or employee of the Company can terminate his or her relationship with the Company at any time. The Company's future success will also depend on its ability to attract, train, retain and motivate highly qualified technical, marketing, sales and management personnel. In the past, the Company has experienced high rates of employee turnover, which in certain periods has limited the Company's ability to effectively manage its growth. Competition for such personnel is intense, and there can be no assurance that the Company will be able to attract and retain sufficient numbers of qualified personnel to handle its planned expansion, particularly because the Company maintains stringent hiring standards and conducts a thorough background check for each prospective employee. The loss of the services of one or more of the Company's key employees or the Company's failure to attract additional qualified personnel could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business-- Employees" and "Management."

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

  There is currently only a small body of laws and regulations directly applicable to access to or commerce on the Internet, other than regulations applicable to businesses generally and regulations applicable to certain encryption technologies incorporated into products provided by certain of the Company's vendors. However, because the Internet has recently emerged, there is significant uncertainty as to the application of existing laws and regulations with respect to the Internet, covering issues such as user privacy, freedom of expression, pricing, characteristics and quality of products and services, taxation, advertising, intellectual property rights, information security and the convergence of traditional telecommunications services with Internet communications. Moreover, a number of laws and regulations have been proposed and are currently being considered by federal, state and foreign legislatures with respect to such issues. The nature of any new laws and regulations and the manner in which existing and new laws and regulations may be interpreted and enforced cannot be fully determined. Therefore, such laws and regulations could decrease the growth of the Internet, decrease demand for the Company's services, restrict the Company's activities, impose taxes or other costly technical requirements, subject the Company and/or its customers to potential liability or otherwise adversely affect the Company or its customers, each of which could have a material adverse effect on the Company's business, results of operations and financial condition. For example, because the Company's services are available over the Internet in multiple states and foreign countries, and as the Company facilitates sales by its customers to end users located in such states and foreign countries, such jurisdictions may claim that the Company is required to qualify to do business as a foreign corporation in each such state or foreign country, which could have a material adverse effect on the Company's business, results of operations and financial condition.

  A number of governments have imposed controls, export license requirements and restrictions on the export of encryption technologies provided by certain of the Company's vendors. To the extent the Company or its vendors are required to export products incorporating certain encryption technology developed in the United States in support of services provided to the Company's customers located outside of the United States, the Company and its vendors will need to comply with United States export controls. In particular, all cryptographic products require either qualification under appropriate licensing exemptions or export licenses from either the U.S. State Department, acting under the authority of the International Traffic in Arms Regulation, or the U.S. Commerce Department, acting under the authority of the Export Administration Regulations. Furthermore, if the Company is unable to comply with such export controls, it may not be able to obtain on commercially reasonable terms encryption technologies developed outside the United States for its international services that provide for encryption as strong as those developed in the United States. There can be no assurance that U.S. export restrictions will be changed to allow stronger encryption for international delivery, that the Company or its vendors will be able to comply with such restrictions, or that such factors will not have a material adverse effect on the Company's business, operating results and financial condition.

RISKS ASSOCIATED WITH INFORMATION DISSEMINATED THROUGH THE COMPANY'S NETWORK

  The law relating to the liability of online services companies and Internet access providers for information carried on or disseminated through their networks is currently unsettled. It is possible that claims could be made against online services companies and Internet access providers under both United States and foreign law for defamation, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their networks. Several private lawsuits seeking to impose such liability upon online services companies and Internet access providers are currently pending. In addition, legislation has been proposed that imposes liability for or prohibits the transmission over the Internet of certain types of information. The imposition upon the Company and other Internet network providers of potential liability for information carried on or disseminated through their systems could require the Company to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial resources, or to discontinue certain service or product offerings. The increased attention focused upon liability issues as a result of these lawsuits and legislative proposals could adversely impact the growth of Internet use. While the Company carries general liability and errors and omissions insurance, it may not be adequate to compensate or may not cover the Company in the event the Company becomes liable for information carried on or disseminated through its networks. Any costs not covered by insurance incurred as a result of such liability or asserted liability could have a material adverse effect on the Company's business, results of operations and financial condition. Certain businesses, organizations and individuals send unsolicited commercial e-mails to massive numbers of people, typically to advertise products or services. This practice, known as "spamming," can lead to complaints against service providers that enable such activities, particularly where recipients view the materials received as offensive. The Company is not aware of instances in which spamming has occurred from servers hosted at its facilities. However, certain ISPs and other online services companies could deny network access to the Company if undesired content or spamming were to be transmitted from servers hosted at its facilities. Although the Company's customer-use policy prohibits its customers from spamming, there can be no assurance that its customers will not engage in this practice, which could have a material adverse effect on the Company's business, results of operations and financial condition.

PROTECTION AND ENFORCEMENT OF INTELLECTUAL PROPERTY RIGHTS

  The Company relies on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect certain proprietary rights in technology underlying its services. The Company has recently applied for three separate patents in the U.S. and intends to continue to seek patents on its inventions when appropriate, although the Company currently has no patented technology that would preclude or inhibit competitors from entering the Company's market. There can be no assurance that patents will issue from currently pending or any future applications, or that any patents that may be issued will be sufficient in scope or strength to provide meaningful protection or any commercial advantage to the Company. The Company has three separate trademark applications pending in the United States and counterparts in certain foreign jurisdictions for distinct marks, including its distinctive Pilot logo; however, there can be no assurance that such trademarks will be granted. The laws of certain foreign countries may not protect the Company's products, services or intellectual property rights to the same extent as do the laws of the United States.

  The Company has entered into confidentiality and invention assignment agreements with its employees and contractors, and nondisclosure agreements with its suppliers, distributors and appropriate customers in order to limit access to and disclosure of its proprietary information. There can be no assurance that these contractual arrangements or other steps taken by the Company to protect its intellectual property will prove sufficient to prevent infringement of or misappropriation of the Company's technology or to deter independent third-party development of similar technologies. Any such infringement or misappropriation, should it occur, could have a material adverse effect on the Company's business, results of operation and financial condition. Furthermore, litigation may be necessary to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, results of operations and financial condition.

  To date, the Company has not been notified that the Company's products infringe the proprietary rights of third parties, but there can be no assurance that third parties will not claim infringement or indemnification by the Company with respect to current or future products. The Company expects that participants in its markets will be increasingly subject to infringement claims as the number of products and competitors in the Company's industry segment grows. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause product installation delays, prevent the Company from using important technologies or methods, subject the Company to substantial damages, or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to the Company or at all. As a result, any such claim could have a material adverse effect upon the Company's business, results of operations and financial condition.

YEAR 2000 RISKS

  Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. This could result in system failures or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. The Company has established procedures for evaluating and managing the risks and costs associated with this problem and believes that its computer systems are currently Year 2000 compliant. However, many of the Company's customers maintain their Internet operations on commercially available operating systems, which may be impacted by Year 2000 complications. In addition, the Company relies on third party vendors for certain equipment and software included within the Company's services which may not be Year 2000 compliant. The Company is in the early stages of conducting an audit of its third-party suppliers as to the Year 2000 compliance of their systems. To date, the Company has not incurred significant incremental costs in order to comply with Year 2000 requirements and does not believe it will incur significant incremental costs in the foreseeable future. However, failure of the Company's internal computer systems or of such third-party equipment or software, or of systems maintained by the Company's suppliers, to operate properly with regard to the Year 2000 and thereafter could require the Company to incur significant unanticipated expenses to remedy any problems and could have a material adverse effect on the Company's customers, which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company, however, is not aware of any significant suppliers that anticipate Year 2000 problems.

POSSIBLE VOLATILITY OF STOCK PRICE

  The market price of the shares of Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in the Company's results of operations, announcements of technological innovations or new Network Security Centers, new products or services introduced by the Company or its competitors, changes in financial estimates by securities analysts, conditions and trends in the Internet, general market conditions and other factors. Further, the stock markets, and in particular the Nasdaq National Market, have experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many technology companies and that often have been unrelated or disproportionate to the operating performance of such companies. The trading prices of many technology companies' stocks are at or near historical highs and reflect price to earnings ratios substantially above historical levels. There can be no assurance that these trading prices and price to earnings ratios will be sustained. These broad market factors may adversely affect the market price of the Common Stock. These market fluctuations, as well as general economic, political and market conditions such as recessions, interest rates or international currency fluctuations, may adversely affect the market price of the Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such companies. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the Company's business, results of operations and financial condition.

CONTROL BY PRINCIPAL STOCKHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS

  Upon completion of this Offering, the Company's executive officers, directors and existing 5% and greater stockholders (and their affiliates) will, in the aggregate, beneficially own approximately 68.4% of the Company's outstanding Common Stock (66.1% if the Underwriters' over-allotment option is exercised in full). As a result, such persons, acting together, will have the ability to control all matters submitted to stockholders of the Company for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of the Company's assets) and to control the management and affairs of the Company. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company, impede a merger, consolidation, takeover or other business combination involving the Company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could have an adverse effect on the market price of the Common Stock. See "Management" and "Principal and Selling Stockholders."

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of substantial amounts of Common Stock (including shares issued upon the exercise of outstanding options and warrants) in the public market after this offering could adversely affect the market price of the Common Stock. Such sales also might make it more difficult for the Company to sell equity or equity-related securities in the future at a time and price that the Company deems appropriate. In addition to the 3,250,000 shares of Common Stock offered hereby (assuming no exercise of the Underwriters' over-allotment option), as of the date of this Prospectus, there will be 10,495,686 shares of Common Stock outstanding (including 600,000 shares to be issued upon exercise of the Series F Warrants prior to the closing of the Offering), all of which are restricted shares ("Restricted Shares") under the Securities Act of 1933, as amended (the "Securities Act"). As of such date, no Restricted Shares will be eligible for sale in the public market. Following the expiration of 180-day lock-up agreements (the "Lock-up Period") with the representatives of the Underwriters or the Company, (i) 2,507,246 of the Restricted Shares will be eligible for immediate sale without restriction under Rules 144(k) or 701 under the Securities Act, (ii) 7,188,440 of the Restricted Shares will be eligible for sale subject to compliance with the volume and other restrictions of Rule 144, and (ii) 800,000 of the Restricted Shares (including 600,000 shares to be issued upon exercise of the Series F Warrants prior to the closing of the Offering) will become eligible for sale at various times after the Lock-up Period upon expiration of applicable holding periods under Rule 144, subject in some cases to the volume and other restrictions of Rule 144. In addition, as of June 30, 1998, there were outstanding 1,756,940 options and 292,910 warrants to purchase shares of the Company (excluding 600,000 shares which are to be issued upon exercise of the Series F Warrants prior to the closing of the Offering) and all of such options and warrants will be subject to 180-day lock-up agreements. Following the expiration of the Lock-up Period, all of the warrants will be exercisable and 369,518 of such options will be exercisable. Credit Suisse First Boston Corporation may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. In addition, the holders of approximately 8,839,918 Restricted Shares and warrants to purchase 892,910 shares of Common Stock of the Company are entitled to certain rights with respect to registration of such shares for sale in the public market. If such holders sell in the public market, such sales could have a material adverse effect on the market price of the Company's Common Stock.

  Immediately after this Offering, the Company intends to register approximately 2,956,940 shares of Common Stock subject to outstanding options and reserved for issuance under its stock option and purchase plans. See "Shares Eligible for Future Sale."

BROAD MANAGEMENT DISCRETION IN ALLOCATION OF PROCEEDS; USE OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Common Stock being offered by the Company hereby at the initial public offering price of $14.00 per share are estimated to be approximately $39.5 million (approximately $45.8 million if the Underwriters' over-allotment option is exercised in full), after deducting the estimated underwriting discount and estimated offering expenses. The principal purposes of this Offering are to obtain additional capital, create a public market for the Common Stock, facilitate future access by the Company to public equity markets and to provide increased visibility and credibility in a marketplace where many of the Company's current and potential competitors are or will be publicly held companies. The Company expects to use such proceeds for general corporate purposes, including funding of approximately $1.5 million in capital expenditures for geographic expansion for the fiscal year ended March 31, 1999, the repayment after December 31, 1998 (unless sooner demanded by the lenders as described below) of approximately $6.0 million of debt that bears interest at the rate of 13.5% per annum and has a maturity date of June 1999, and the repayment of approximately $1.5 million of debt that bears interest at the rate of 11% per annum and has a maturity date of May 1999. The lenders have the right to require the Company to repay the full amount of the $6.0 million of debt immediately after the closing of this Offering. The Company expects to use approximately $30.5 million of such proceeds for working capital and other general corporate purposes, including the funding of operating losses which the Company expects to be significant on a quarterly and annual basis for the foreseeable future. The Company's management will retain broad discretion in the allocation of a substantial portion of the net proceeds. The failure of management to apply such funds effectively could have a material adverse effect on the Company's business, results of operations and financial condition. See "Use of Proceeds."

  The Company believes that the net proceeds from this offering, together with existing cash balances and up to $3 million available under existing lines of credit, should be sufficient to meet its capital requirements for at least the next 12 months. However, there can be no assurance that the Company will be successful in generating anticipated levels of cash from operations or borrowings. If the Company is unable to generate sufficient cash flow from operations or additional borrowings, it may be required to sell assets, scale down its operations and expansion plans, refinance all or a portion of its existing indebtedness or obtain other sources of financing earlier than planned, any of which could have a material adverse effect on the Company's business, results of operations and financial condition. There can be no assurance that any such refinancing would be available on commercially reasonable terms, or at all, or that any other financing could be obtained.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW

  Upon completion of this offering, the Company's Board of Directors will have the authority to issue up to 2,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no current plans to issue shares of Preferred Stock. The Company is also subject to certain provisions of Delaware law which could have the effect of delaying, deterring or preventing a change in control of the Company, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless certain conditions are met. In addition, the Company's certificate of incorporation and bylaws contain certain provisions that, together with the ownership position of the Company's executive officers and directors and their affiliates, could discourage potential takeover attempts and make more difficult attempts by stockholders to change management which could adversely affect the market price of the Company's Common Stock. See "--Control by Principal Stockholders, Executive Officers and Directors" and "Description of Capital Stock."

NO PRIOR MARKET FOR COMMON STOCK

  Prior to this Offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market will develop or be sustained after this Offering or that investors will be able to sell the Common Stock should they desire to do so. The initial public offering price will be determined by negotiations between the Company and the representatives of the Underwriters and may bear no relationship to the price at which the Common Stock will trade upon completion of this offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

IMMEDIATE AND SUBSTANTIAL DILUTION

  Purchasers of the Common Stock in this Offering will suffer immediate and substantial dilution of $11.03 per share in the net tangible book value of the Common Stock from the initial public offering price. To the extent that outstanding options or warrants to purchase the Company's Common Stock are exercised, there may be further dilution. See "Dilution."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Common Stock being offered by the Company hereby at the initial public offering price of $14.00 per share are estimated to be approximately $39.5 million (approximately $45.8 million if the Underwriters' over-allotment option is exercised in full), after deducting the estimated underwriting discount and offering expenses. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

  The principal purposes of this Offering are to obtain additional capital, repay certain existing and expected indebtedness, create a public market for the Common Stock, facilitate future access by the Company to public equity markets and to provide increased visibility and credibility in a marketplace where many of the Company's current and potential competitors are or will be publicly held companies. The Company expects to use such proceeds for general corporate purposes, including funding of approximately $1.5 million in capital expenditures for geographic expansion for the fiscal year ended March 31, 1999, the repayment after December 31, 1998 (unless sooner demanded by the lenders as described below) of approximately $6.0 million of debt that bears interest at the rate of 13.5% per annum and has a maturity date of June 1999, and the repayment of approximately $1.5 million of debt that bears interest at the rate of 11% per annum and has a maturity date of May 1999. The lenders have the right to require the Company to repay the full amount of the $6.0 million of debt immediately after the closing of this Offering. The Company expects to use approximately $30.5 million of such proceeds for working capital and other general corporate purposes, including the funding of operating losses which the Company expects to be significant on a quarterly and annual basis for the foreseeable future. The Company's management will retain broad discretion in the allocation of a substantial portion of the net proceeds. Pending use of the net proceeds for the above purposes, the Company intends to invest such funds in short-term, interest bearing, investment grade securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Risk Factors--Broad Management Discretion in Allocation of Proceeds."

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain all available funds and any future earnings of its business for use in the operation of its business and does not anticipate paying any cash or other dividends in the foreseeable future. In addition, the terms of the Company's current credit facility prohibit the paying of dividends without the lender's consent.

                                CAPITALIZATION

  The following table sets forth as of June 30, 1998: (i) the actual capitalization of the Company; (ii) the pro forma capitalization of the Company giving effect to the conversion of the outstanding Preferred Stock into Common Stock and the filing of a Restated Certificate of Incorporation prior to the closing of this Offering; and (iii) the pro forma capitalization of the Company as adjusted to reflect the receipt of the estimated net proceeds from the sale of the 3,110,000 shares of Common Stock offered by the Company hereby at the initial public offering price of $14.00 per share, after deducting the estimated underwriting discount and offering expenses payable by the Company, and the exercise of Warrants to purchase 600,000 shares of Series F Preferred Stock at $6.00 per share. This table contains unaudited numbers and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                        JUNE 30, 1998
                                                -------------------------------
                                                            PRO      PRO FORMA
                                                 ACTUAL    FORMA    AS ADJUSTED
                                                --------  --------  -----------
                                                       (IN THOUSANDS)
Long-term obligations, net of current
 maturities...................................  $  4,429  $  4,429   $  4,429
Redeemable convertible preferred stock; $0.001
 par value, 7,432,810 shares authorized
 actual; 6,363,030 shares issued and
 outstanding, actual; no shares authorized,
 issued or outstanding pro forma and pro forma
 as adjusted..................................    12,480        --         --
Stockholders' equity:
Convertible Series A preferred stock, $0.001
 par value; 1,400,000 shares authorized,
 issued and outstanding, actual; no shares
 authorized, issued or outstanding pro forma
 and pro forma as adjusted....................         1        --         --
Preferred Stock, $0.001 par value, no shares
 authorized, issued or outstanding actual;
 2,000,000 shares authorized pro forma and pro
 forma as adjusted; no shares issued or
 outstanding pro forma and pro forma as
 adjusted.....................................        --        --         --
Common Stock, $0.001 par value, 40,000,000
 shares authorized actual, pro forma and pro
 forma as adjusted; 2,272,656 shares issued
 and outstanding actual; 10,035,686 shares
 issued and outstanding pro forma; 13,745,686
 shares issued and outstanding pro forma as
 adjusted(1)..................................         2        11         14
Additional Paid in Capital....................     4,687    17,159     60,248
Deferred Compensation related to grant of
 common stock options, net of amortization....    (2,772)   (2,772)    (2,772)
Accumulated deficit...........................   (16,664)  (16,664)   (16,664)
                                                --------  --------   --------
Total stockholders' equity (deficit)..........   (14,746)   (2,266)    40,826
                                                --------  --------   --------
Total capitalization..........................  $  2,163  $  2,163   $ 45,255
                                                ========  ========   ========

--------
(1) Based on the number of shares outstanding as of June 30, 1998. The pro forma as adjusted amounts include the number of shares to be issued upon the exercise of warrants outstanding as of June 30, 1998 to purchase Series F Preferred Stock, which are convertible into an aggregate of 600,000 shares of Common Stock, and exclude (i) 1,756,940 shares issuable upon exercise of options outstanding as of June 30, 1998 with a weighted average exercise price of $1.99 per share, (ii) shares issuable upon exercise of outstanding warrants as of June 30, 1998 to purchase Series B Preferred Stock and Series D Preferred Stock, which are convertible into an aggregate of 142,910 shares of Common Stock with a weighted average exercise price of $1.31 per share, (iii) shares issuable upon exercise of outstanding warrants as of June 30, 1998 to purchase an aggregate of 150,000 shares of Common Stock at an exercise price of $11.20 per share,
    (iv) shares issuable upon exercise of options to purchase 20,000 shares of Common Stock at an exercise price of $13.00 per share, and (v) 1,380,000 shares available for issuance under the Company's 1998 stock plans. See "Management--Stock Plans" and Note 5 of Notes to Consolidated Financial Statements.

                                   DILUTION

  The pro forma net tangible book deficit of the Company was approximately $2,266,000, or $0.23 per share of Common Stock, as of June 30, 1998. Pro forma net tangible book value (deficit) per share represents the amount of total tangible assets less total liabilities, divided by the total pro forma number of shares of Common Stock outstanding, after giving effect to the automatic conversion of all outstanding shares of Preferred Stock. After giving effect to the sale of the 3,110,000 shares of Common Stock offered by the Company hereby at the initial public offering price of $14.00 per share, after deducting the estimated underwriting discount and offering expenses payable by the Company and the exercise of 600,000 Warrants to purchase Series F Preferred Stock at $6.00 per share, the pro forma net tangible book value of the Company, as adjusted, at June 30, 1998, would have been approximately $40,826,000 or $2.97 per share of Common Stock. This amount represents an immediate increase in such net tangible book value of $3.20 per share to existing stockholders and an immediate dilution of $11.03 per share to new investors. The following table illustrates this per share dilution:

Initial public offering price per share........................         $14.00
  Pro forma net tangible book deficit at June 30, 1998......... $(0.23)
  Increase attributable to new investors.......................   3.20
                                                                ------
Adjusted pro forma net tangible book value after this
 Offering......................................................           2.97
                                                                        ------
Dilution per share to new investors............................         $11.03
                                                                        ======

  The following table summarizes, on a pro forma as adjusted basis as of June 30, 1998, the differences between the existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company, and the average price per share paid.

                           SHARES PURCHASED  TOTAL CONSIDERATION
                          ------------------ ------------------- AVERAGE PRICE
                            NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                          ---------- ------- ----------- ------- -------------
Existing Stockholders(1)
 (2)..................... 10,635,686   77.4% $11,087,921   20.3%    $ 1.04
New Investors............  3,110,000   22.6   43,540,000   79.7      14.00
                          ----------  -----  -----------  -----
  Total(1)............... 13,745,686  100.0% $54,627,921  100.0%
                          ==========  =====  ===========  =====

--------
(1) Based on the number of shares outstanding as of June 30, 1998. Pro forma as adjusted amounts include the number of shares to be issued upon the exercise of warrants outstanding as of June 30, 1998 to purchase Series F Preferred Stock, which are convertible into an aggregate of 600,000 shares of Common Stock, and exclude (i) 1,756,940 shares issuable upon exercise of options outstanding, as of June 30, 1998 with a weighted average exercise price of $1.99 per share, (ii) shares issuable upon exercise of outstanding warrants as of June 30, 1998 to purchase Series B Preferred Stock and Series D Preferred Stock, which are convertible into an aggregate of 142,910 shares of Common Stock with a weighted average exercise price of $1.31 per share, (iii) shares issuable upon exercise of outstanding warrants as of June 30, 1998 to purchase an aggregate of 150,000 shares of Common Stock at an exercise price of $11.20 per share,
    (iv) shares issuable upon exercise of options to purchase 20,000 shares of Common Stock at an exercise price of $13.00 per share, and (v) 1,380,000 shares available for issuance under the Company's 1998 stock plans. See "Management--Stock Plans" and Note 5 of Notes to Consolidated Financial Statements.
(2) Sales by the Selling Stockholders will reduce the number of shares of Common Stock held by existing stockholders to 10,495,686 or 76.4% of the total number of shares (or 73.7% if the Underwriters' over-allotment option is exercised in full) and will increase the number of shares of Common Stock held by new investors to 3,250,000 or 23.6% (or 26.3% if the Underwriters' over-allotment option is exercised in full). See "Principal and Selling Stockholders."

                            SELECTED FINANCIAL DATA

  The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operation," the Financial Statements and the Notes thereto and the other information contained in this Prospectus. The selected statements of operations data for the years ended March 31, 1996, 1997 and 1998 and the selected balance sheet data as of March 31, 1997 and 1998, are derived from, and are qualified by reference to, the audited financial statements of the Company appearing elsewhere in this Prospectus. The selected statements of operations data for the year ended March 31, 1995, and the selected balance sheet data as of March 31, 1995 and 1996, are derived from audited financial statements of the Company not included herein. The selected statement of operations data for the year ended March 31, 1994 and for the three months ended June 30, 1997 and 1998, and the selected balance sheet data as of March 31, 1994 and June 30, 1998, are derived from unaudited financial statements of the Company not included in this Prospectus which have been prepared by the Company on a basis consistent with the audited financial statements appearing elsewhere in the Prospectus. The historical results are not necessarily indicative of future results.

                                                                              THREE MONTHS
                                      YEAR ENDED MARCH 31,                   ENDED JUNE 30,
                          -------------------------------------------------  ---------------
                           1994     1995      1996       1997       1998      1997    1998
                          ------  --------- ---------  ---------  ---------  ------  -------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Service revenues........  $  151  $    800  $   2,525  $   6,300  $  11,317  $2,461  $ 3,720
Cost of service
 revenues...............      83       322      1,424      4,181      9,825   1,745    4,023
                          ------  --------  ---------  ---------  ---------  ------  -------
Gross margin............      68       478      1,101      2,119      1,492     716     (303)
Operating expenses:
  Sales and marketing...     127       579      1,792      3,109      4,306     868    2,134
  Engineering and
   development..........      78        93        162        275        799     142      299
  General and
   administrative.......     110       253        766      1,064      1,551     341      688
                          ------  --------  ---------  ---------  ---------  ------  -------
    Total operating
     expenses...........     315       925      2,720      4,448      6,656   1,351    3,121
                          ------  --------  ---------  ---------  ---------  ------  -------
Operating loss..........    (247)     (447)    (1,619)    (2,329)    (5,164)   (635)  (3,424)
Interest expense, net...      (1)       (1)      (131)      (323)      (471)    (83)    (208)
                          ------  --------  ---------  ---------  ---------  ------  -------
Net loss................  $ (248) $   (448) $  (1,750) $  (2,652) $  (5,635) $ (718) $(3,632)
Accretion on redeemable
 convertible preferred
 stock..................     (12)      (80)      (263)      (478)    (1,069)   (132)    (337)
                          ------  --------  ---------  ---------  ---------  ------  -------
Net loss attributable to
 common stockholders....  $ (260) $   (528) $  (2,013) $  (3,130) $  (6,704) $ (850) $(3,969)
                          ======  ========  =========  =========  =========  ======  =======
Basic and diluted net
 loss per share(1)......  $(1.39) $  (0.39) $   (1.07) $   (1.58) $   (3.31) $(0.42) $ (1.81)
                          ======  ========  =========  =========  =========  ======  =======
Shares used in computing
 basic and diluted net
 loss per share(1)......     187     1,350      1,889      1,982      2,025   2,005    2,198
                          ======  ========  =========  =========  =========  ======  =======
Pro forma basic and
 diluted net loss per
 share(1)...............                                          $   (0.60)         $ (0.36)
                                                                  =========          =======
Shares used in computing
 pro forma basic and
 diluted net loss per
 share(1)...............                                              9,355            9,961
                                                                  =========          =======

                                        MARCH 31,
                          -----------------------------------------  JUNE 30,
                          1994    1995    1996     1997      1998      1998
                          -----  ------  -------  -------  --------  --------
                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash
 equivalents............. $ 339  $1,149  $   420  $ 3,081  $  1,447  $  6,176
Total current assets.....   378   1,329    1,056    3,927     2,786     8,830
Total current
 liabilities.............    90     333    1,695    3,291     5,749    15,760
Capital lease
 obligations, net of
 current portion.........    43     205      908    1,946     3,444     4,429
Total stockholders'
 deficit.................  (271)   (766)  (2,762)  (5,882)  (12,414)  (14,746)

--------
(1) See Notes 1 and 5 of Notes to Financial Statements for an explanation of the determination of the number of shares used in computing per share amounts.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the "Selected Financial Data" and the Company's Financial Statements and Notes thereto included elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below and in "Risk Factors" and "Business," as well as those discussed elsewhere in this Prospectus.

OVERVIEW

  Pilot provides comprehensive security services that incorporate high bandwidth connectivity and enable secure electronic commerce over the Internet. Pilot's services include secure access and gateway services, secure hosting and electronic commerce services, and secure extranet and virtual private networking services. The Company delivers its services from geographically dispersed Network Security Centers that are connected through its secure high performance Internet backbone.

  The Company was incorporated in August 1992 and commenced operations in 1993. The Company opened its first Network Security Center in the San Francisco metropolitan area in 1993, followed by three additional centers in the Los Angeles, New York and Chicago metropolitan areas in 1995. The Company is commencing operations at Network Security Centers in the Boston, Minneapolis, Washington, D.C. and London metropolitan areas during 1998.

  Customers subscribe to the Company's services for an initial setup fee plus a fixed monthly fee. The Company's contracts with its customers are generally based on a one-year term with renewal periods. The minimum first-year commitment is $62,000 consisting of an installation fee of $6,000 per month for the first two months of service and a recurring fee of $5,000 per month for ten months. Service fees vary according to the services selected by the customer. In fiscal 1998, the average new customer commitment for the first year of service was $81,000. Installation fees are typically recognized as revenue over the installation period, which is generally 60 days. The ongoing monthly fees are billed one month in advance for the following month and recognized as revenue when earned in the following month.

  The Company has recently expanded and expects to continue to expand its capacity significantly, sales and marketing activities and the development of new services by making significant investments in new and existing Network Security Centers. This subjects the Company to relatively large increments of fixed expenses in advance of potential future revenues. As a result, the Company has incurred and expects to incur substantially higher costs of revenues during these periods. The Company has and anticipates that it will continue to add customers over time to utilize this planned capacity expansion. However, because its services are offered on a subscription basis rather than for an up front fee, revenues from any additional customers increase gradually. As a result, although the planned capacity expansion may potentially increase the Company's revenue and profitability over the long term, the Company experienced a decline in gross margin and an increase in net loss in fiscal 1997 and expects to continue to experience significant net losses on a quarterly and annual basis for the forseeable future, including a decline in gross margin at least through fiscal 1999.

  Since the Company's inception, it has experienced operating losses and negative cash flows from operations in each quarterly and annual period. As of June 30, 1998, the Company had an accumulated deficit of approximately $16.7 million. The revenue and income potential of the Company's business and market is unproven, and the Company's limited operating history makes an evaluation of the Company and its prospects difficult. The Company and its prospects must be considered in light of the risks, expenses and difficulties encountered by companies in the new and rapidly evolving market for Internet system and network management solutions. To address these risks, among other things, the Company must market its brand name effectively, provide scaleable, reliable and cost-effective services, continue to grow its infrastructure to accommodate new Network Security Centers and increased bandwidth use of its network, expand its channels of distribution, retain and motivate qualified personnel and continue to respond to competitive developments. Failure of the Company to achieve market acceptance of its services would have a material adverse effect on the Company's business, results of operations and financial condition. There can be no assurance that the Company will ever achieve profitability on a quarterly or an annual basis or will sustain profitability if achieved. See "Risk Factors--Limited Operating History; History of Losses."

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, the percentage relationship of certain items from the Company's statement of operations to service revenues.

                                                             THREE MONTHS
                                                            ENDED JUNE 30,
                                 YEAR ENDED MARCH 31,         (UNAUDITED)
                                 ------------------------   -----------------
                                  1996     1997     1998     1997      1998
                                 ------   ------   ------   -------   -------
Service revenues................  100.0%   100.0%   100.0%    100.0%    100.0%
Cost of service revenues........   56.4     66.4     86.8      70.9     108.1
                                 ------   ------   ------   -------   -------
Gross margin....................   43.6     33.6     13.2      29.1      (8.1)
Operating expenses:
  Sales and marketing...........   71.0     49.3     38.1      35.3      57.4
  Engineering and development...    6.4      4.4      7.1       5.7       8.0
  General and administrative....   30.3     16.9     13.6      13.9      18.5
                                 ------   ------   ------   -------   -------
    Total operating expenses....  107.7     70.6     58.8      54.9      83.9
                                 ------   ------   ------   -------   -------
Operating loss..................  (64.1)   (37.0)   (45.6)    (25.8)    (92.0)
Interest expense, net...........   (5.2)    (5.1)    (4.2)     (3.4)     (5.6)
                                 ------   ------   ------   -------   -------
Net loss........................  (69.3)%  (42.1)%  (49.8)%   (29.2)%   (97.6)%
                                 ======   ======   ======   =======   =======

FISCAL YEARS ENDED MARCH 31, 1996, 1997 AND 1998

  Service revenues. Service revenues consist of monthly fees for installation, recurring services and, to a lesser extent, one-time fees for management and consulting services such as security audits. The Company's service revenues increased 150% from $2.5 million in fiscal 1996 to $6.3 million in fiscal 1997 and increased an additional 80% to $11.3 million in fiscal 1998. The growth in the Company's service revenues over this period resulted primarily from an increase in the number of customers and to a lesser extent from increases in the number of service offerings and in service revenues per customer. To date, a substantial majority of the Company's revenues have been derived from its secure access, gateway and hosting services.

  Cost of service revenues. The Company's cost of service revenues is comprised primarily of the Company's costs for network bandwidth, equipment costs and salaries and benefits for the Company's customer service and operations personnel, including its network engineers, backbone engineers, network management and systems and installation personnel. Network bandwidth consists of costs for access to and use of third-party communications networks.

  Cost of service revenues increased from $1.4 million in fiscal 1996 to $4.2 million in fiscal 1997 and to $9.8 million in fiscal 1998. The Company's cost of service revenues as a percentage of service revenues increased from 56.4% in fiscal 1996 to 66.4% in fiscal 1997, and to 86.8% in fiscal 1998. The increases in cost of service revenues in absolute dollars and as a percentage of service revenues were due to increased costs associated with the build-out and operation of the Company's Network Security Centers, including increased costs for its network bandwidth, equipment costs and salaries and benefits for its customer service and operations personnel. As discussed above, the Company expects cost of service revenues to increase on an absolute basis and as a percentage of revenues at least through fiscal 1999 as a result of the planned expansion of the Company's Network Security Centers.

  Sales and marketing. The Company's marketing and sales expenses are comprised primarily of salaries, commissions and benefits for the Company's marketing and sales personnel and marketing expenses for items such as trade shows and product literature. The Company's sales and marketing expenses increased from $1.8 million in fiscal 1996 to $3.1 million in fiscal 1997 and to $4.3 million in fiscal 1998. These increases were primarily the result of hiring additional marketing and sales personnel and expanding marketing programs in connection with the Company's expansion of its operations. The Company expects that marketing and sales expenses will continue to increase in absolute dollars but may begin to decline as a percentage of total revenues to the extent recurring revenues from current customers, which tend to have lower marketing and sales expenses, increase as a percentage of total revenues.

  Engineering and development. The Company's engineering and development expenses are comprised primarily of salaries and benefits for its engineering and development personnel and fees paid to consultants. These individuals work on day-to-day security operations, development of new processes and methodologies, and integration of best-of-breed components into the Company's secure operating environment. The Company's engineering and development expenses increased from $162,000 in fiscal 1996 to $275,000 in fiscal 1997 and to $799,000 in fiscal 1998. The Company's security and services development expenses grew between the comparison periods primarily due to the addition of engineering personnel required to support the Company's expanded service offerings. The Company expects that engineering and development expenses will continue to increase in absolute dollars as the Company makes additional investments in developing its secure electronic commerce services.

  General and administrative. The Company's general and administrative expenses are comprised primarily of salaries and benefits for the Company's general management and administrative personnel as well as fees paid for professional services. The Company's general and administrative expenses increased from $766,000 in fiscal 1996 to $1.1 million in fiscal 1997 and to $1.6 million in fiscal 1998. These increases were primarily the result of increased hiring of general and administrative personnel, and costs for consultants and professional services providers. These increased expenses reflected the Company's need for additional general and administrative personnel to handle the expansion of the Company's operations. General and administrative costs are expected to increase significantly in absolute dollars to the extent the Company expands its operations and as a result of costs associated with being a public company.

  Interest expense, net. The Company's net interest expense increased from $131,000 in fiscal 1996 to $323,000 in fiscal 1997 and to $471,000 in fiscal
1998. The increases in net interest expense between the comparison periods were primarily the result of increased borrowings as the Company entered into equipment loans and lease agreements to finance the construction of its Network Security Centers.

  Income tax benefit. There has been no provision for income taxes in fiscal 1996, 1997 and 1998 due to the Company's net losses. As of March 31, 1998, the Company has approximately $9.5 million of operating loss carryforwards for federal tax purposes. These expire at various periods through the year 2012. Because of the uncertainties surrounding the Company's ability to utilize those tax losses in future periods, the Company does not carry a corresponding net tax asset in its financial statements.

  Net loss attributable to common stockholders. Net loss per share reflects a charge for accretion on redeemable convertible preferred stock of $263,000 in fiscal 1996, $478,000 in fiscal 1997 and $1,069,000 in fiscal 1998. The
Company will no longer record a charge for accretion on redeemable convertible preferred stock upon conversion of all outstanding Preferred Stock of the Company at the closing of this Offering.

QUARTERLY RESULTS OF OPERATIONS

  The following table sets forth certain unaudited statements of operations data of the Company for each of the five quarters for the period ended June 30, 1998, as well as such data expressed as a percentage of the Company's net revenues for the quarters presented. This information has been derived from the Company's unaudited financial statements, which, in management's opinion, have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information for the quarters presented. This information should be read in conjunction with the Financial Statements and Notes thereto included elsewhere in this Prospectus. The operating results in any quarter are not necessarily indicative of the results for any future period.

                                             QUARTER ENDED
                             ---------------------------------------------------
                             JUNE 30,  SEPT. 30,  DEC. 31,   MAR. 31,   JUNE 30,
                               1997      1997       1997       1998       1998
                             --------  ---------  --------   --------   --------
                                            (IN THOUSANDS)
   STATEMENT OF OPERATIONS
    DATA:
   Service revenues........   $2,461    $ 2,774   $ 2,977    $ 3,105    $ 3,720
   Cost of service
    revenues...............    1,745      2,290     2,623      3,167      4,023
                              ------    -------   -------    -------    -------
   Gross margin............      716        484       354        (62)      (303)
   Operating expenses:
    Sales and marketing....      867        850     1,082      1,507      2,134
    Engineering and
     development...........      143        184       243        229        299
    General and
     administrative........      341        390       435        385        688
                              ------    -------   -------    -------    -------
    Operating expenses.....    1,351      1,424     1,760      2,121      3,121
                              ------    -------   -------    -------    -------
   Operating loss..........     (635)      (940)   (1,406)    (2,183)    (3,424)
   Interest expense, net...      (83)       (94)     (145)      (149)      (208)
                              ------    -------   -------    -------    -------
   Net loss................   $ (718)   $(1,034)  $(1,551)   $(2,332)   $(3,632)
                              ======    =======   =======    =======    =======
   AS A PERCENTAGE OF
    REVENUES:
   Service revenues........    100.0%     100.0%    100.0%     100.0%     100.0%
   Cost of service
    revenues...............     70.9       82.6      88.1      102.0      108.1
                              ------    -------   -------    -------    -------
   Gross margin............     29.1       17.4      11.9       (2.0)      (8.1)
   Operating expenses:
    Sales and marketing....     35.3       30.6      36.3       48.5       57.4
    Engineering and
     development...........      5.7        6.6       8.2        7.4        8.0
    General and
     administrative........     13.9       14.1      14.6       12.4       18.5
                              ------    -------   -------    -------    -------
    Operating expenses.....     54.9       51.3      59.1       68.3       83.9
                              ------    -------   -------    -------    -------
   Operating loss..........    (25.8)     (33.9)    (47.2)     (70.3)     (92.0)
   Interest expense, net...     (3.4)      (3.4)     (4.9)      (4.8)      (5.6)
                              ------    -------   -------    -------    -------
   Net loss................    (29.2)%    (37.3)%   (52.1)%    (75.1)%    (97.6)%
                              ======    =======   =======    =======    =======

  Service revenues. The Company's revenues increased sequentially each quarter. This growth in revenues resulted primarily from increases in the number of customers and to a lesser extent increases in the number of service offerings and in revenues per customer.

  Cost of service revenues. The Company's cost of service revenues increased in absolute dollars and as a percentage of revenues sequentially each quarter. These increases in cost of service revenues in absolute dollars and as a percentage of service revenues were primarily the result of costs associated with expanding the Company's network to provide both broader geographic coverage as well as increased types of services. Additionally, the Company incurred higher than usual expenses in the quarters ended March 31 and June 30, 1998 due to the conversion of its backbone network from a "frame relay" network to an ATM network. This new protocol will allow the Company to more efficiently and cost effectively expand its communications bandwidth. The increases in costs for the quarter ended June 30, 1998 also resulted from increased costs for salaries, telecommunications, recruiting, temporary help and depreciation associated with preparations to open four new Network Security Centers. The Company expects that its cost of service revenues as a percentage of service revenues may remain above 100% through at least fiscal 1999.

  Sales and marketing. Sales and marketing expenses as a percentage of total revenues fluctuated from quarter to quarter primarily due to increases in personnel, the timing of sales compensation and the timing of promotional activities. The increase in sales and marketing expenses in the three quarters for the period ended June 30, 1998 is largely the result of an increase in sales and marketing personnel from 17 to 38 people during that period.

  Engineering and development. Engineering and development expenses have increased in absolute dollars and as a percentage of revenue as a result of continuing efforts to develop new security methodologies, integrate and enhance best-of-breed third-party technologies to support the Company's security and add new service offerings.

  General and administrative. General and administrative expenses have generally increased primarily as a result of additional personnel, recruiting fees and consulting costs. The increases in costs for the quarter ended June 30, 1998 resulted from increases in professional fees, business taxes, salaries and amortization of deferred compensation. The Company expects that general and administrative expenses will continue to increase in absolute dollars.

DEFERRED COMPENSATION EXPENSE

  Through June 1998, the Company recorded aggregate deferred stock compensation of $3.2 million in connection with stock options granted during that period. This deferred compensation is generally being amortized over 48 months in an accelerated manner consistent with Financial Accounting Standards Board (FASB) Interpretation No. 28. The Company recognized approximately $459,000 in deferred stock compensation expense through June 1998. The Company expects total amortization of approximately $1.5 million during fiscal 1999, $900,000 during fiscal 2000, $500,000 during fiscal 2001 and $200,000 during fiscal 2002 as a result of deferred compensation expense recorded in fiscal 1998 and the first quarter of fiscal 1999. These amortization amounts will be allocated to cost of service revenues, sales and marketing, engineering and development and general and administrative costs based on the applicable job function of each optionee. See Note 5 of Notes to Financial Statements.

FACTORS AFFECTING RESULTS OF OPERATIONS

  The Company derives revenue from its customers primarily through initial set up fees and ongoing monthly service charges. For each new customer, the Company must incur costs in anticipation of the customer's decision to use the Company's services and in advance of the receipt of sufficient revenues to repay these costs and provide a return on the Company's investment. As a result, a relatively large portion of the Company's expenditures are fixed in the short term, and the Company's success is substantially dependent on the continuous growth in its customer base and the retention of its customers for sufficient periods to provide returns on the Company's expenditures. The Company's customers generally enter into one year contracts with the Company, with renewal periods, and there can be no assurance that the Company's customers will maintain or renew their commitments to use the Company's services. The Company typically experiences a lengthy sales cycle for its services, particularly given the importance to customers of adequately securing Internet connectivity for electronic commerce and the need to educate them regarding the requirements for effective network security. Any change in the sales cycle for the Company's services, particularly as the Company expands its customer base, could have a significant impact on the Company's periodic results of operations. Changes in the rate of growth in the Company's customer base and the customer renewal rates have caused, and are expected to continue to cause, significant fluctuations in the Company's results of operations on a quarterly and an annual basis.

  The Company expects to continue to experience significant fluctuations in its future quarterly and annual results of operations due to a variety of factors, many of which are outside the Company's control, including: demand for and market acceptance of the Company's services and enhancements; the timing of customer installations; provisions for customer discounts and credits; the mix of services sold by the Company; introductions of services or enhancements by the Company and its competitors; the length of sales cycles; customer retention; the timing and success of marketing efforts and service introductions by the Company; the timely expansion of existing Network Security Centers and completion of new Network Security Centers; the timing and magnitude of capital expenditures, including construction costs relating to the expansion of operations; capacity utilization of its Network Security Centers; the introduction by third parties of new security, Internet and networking technologies; increased competition in the Company's markets; changes in the pricing policies of the Company and its competitors; reliable security, continuity of service and network availability; the ability to increase bandwidth as necessary; fluctuations in bandwidth used by customers and fluctuations in the cost of such bandwidth; the retention of key personnel; economic conditions specific to the Internet and Internet security industries; and other general economic factors. In addition, although the Company has not encountered significant difficulties in collecting upon accounts receivable in the past, there can be no assurance that the Company will be able to collect receivables on a timely basis.

  For these and other reasons, in some future quarters, the Company's results of operations may fall below the expectations of securities analysts or investors, which could have a material adverse effect on the market price of the Company's Common Stock. See "--Risks of Business Expansion and Management of Growth" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The market for security monitoring, detection and defense services in general is new and rapidly evolving. Growth of this market will depend, in large part, upon the public recognition of the potential threat posed by computer attackers and other unauthorized users, the increased use of the Internet and corporate intranets for electronic commerce and business communications, the ability of network infrastructures to support an increasing number of users and services, and the continued development of new and improved services for implementation across the Internet and between the Internet and corporate intranets. If the necessary network infrastructure or complementary products and services are not developed in a timely manner and, consequently, the market for network security solutions fails to grow or grows more slowly than the Company currently anticipates, the Company's business, operating results and financial condition would be materially and adversely affected. Moreover, to date, most businesses have purchased and managed their own network security solutions and have not sought to outsource network security to a third party service provider. As a result, customer acceptance of outsourcing network security services is extremely limited. The Company has spent, and intends to continue to spend, considerable resources educating potential customers about the value of outsourcing services provided by the Company. To date, the Company has experienced lengthy sales cycles for its services. There can be no assurance that such expenditures will increase market acceptance of the Company's services, or that such sales cycles will shorten. If the market for such services fails to grow or grows more slowly than the Company currently anticipates, the Company's business, operating results and financial condition would be materially and adversely affected. See "Risk Factors--Competition."

YEAR 2000 RISKS

  Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. This could result in system failures or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. The Company has established procedures for evaluating and managing the risks and costs associated with this problem and believes that its computer systems are currently Year 2000 compliant. However, many of the Company's customers maintain their Internet operations on commercially available operating systems, which may be impacted by Year 2000 complications. In addition, the Company relies on third party vendors for certain equipment and software included within the Company's services which may not be Year 2000 compliant. The Company is in the early stages of conducting an audit of its third-party suppliers as to the Year 2000 compliance of their systems. To date, the Company has not incurred significant incremental costs in order to comply with Year 2000 requirements and does not believe it will incur significant incremental costs in the foreseeable future. However, failure of the Company's internal computer systems or of such third-party equipment or software, or of systems maintained by the Company's suppliers, to operate properly with regard to the Year 2000 and thereafter could require the

Company to incur significant unanticipated expenses to remedy any problems and could have a material adverse effect on the Company's customers, which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company, however, is not aware of any significant suppliers that anticipate Year 2000 problems.

LIQUIDITY AND CAPITAL RESOURCES

  Since inception, the Company has financed its operations primarily through private sales of capital stock totaling $10.6 million and through various types of equipment loans and lease lines and working capital lines of credit. At June 30, 1998, the principal source of liquidity for the Company was $6.2 million of cash and cash equivalents.

  As of June 30, 1998, the Company also had an $8.0 million equipment line of credit and lease facility with Transamerica Business Credit Corporation with interest rates of approximately 14.5% and an unused balance of $3.5 million, of which $500,000 is immediately available. In May 1998, the Company obtained a $1.5 million working capital line of credit with Transamerica Business Credit Corporation with a minimum interest rate of 11%. As of June 30, 1998, the Company had borrowed an aggregate of $5.5 million under these lines of credit and lease facilities. See Note 6 of Notes to Financial Statements.

  In June 1998, the Company consummated a borrowing agreement with two lenders providing an additional $6.0 million of short term financing. The loan expires in June 1999 and bears interest at 13.5% per year. The loan may be pre-paid at the Company's option after 6 months and at the option of the lenders at any time after the closing of this Offering. As additional consideration, the Company issued 150,000 warrants to purchase Common Stock at an exercise price of $11.20 per share. The Company has determined that the warrants have a fair market value of $1.2 million. The Company has capitalized the cost of the warrants and expects to write off such amount over the one-year term of the loan.

  Since the Company began to offer its services in 1993, the Company has experienced significant negative cash flows from operating activities. Net cash used for operating activities was $806,000, $511,000 and $1.9 million in fiscal 1996, fiscal 1997 and fiscal 1998, respectively. Net cash used for operating activities in each of these periods was primarily the result of net losses, and to a lesser extent increases in trade receivables, offset in part by increases in depreciation and amortization, accounts payable and accrued expenses. Net cash used for investing activities was $597,000, $651,000 and $1.5 million in fiscal 1996, fiscal 1997 and fiscal 1998, respectively. Net cash used for investing activities in these periods was almost entirely the result of capital expenditures for the construction of Network Security Centers, leasehold improvements, furniture and fixtures, and computers and other equipment.

  Net cash provided by financing activities in fiscal 1996, fiscal 1997 and fiscal 1998 was $675,000, $3.8 million and $1.8 million, respectively. Of these amounts, $903,000, $4.5 million and $3.0 million in fiscal 1996, fiscal 1997 and fiscal 1998, respectively, resulted from the issuance of preferred stock, net of issuance costs and related warrants.

  The Company's capital expenditures for fiscal 1998 were approximately $4.8 million. The Company plans to incur substantial additional capital expenditures, primarily for additions to and expansions of its Network Security Centers. Assuming the conversion of the Company's Redeemable Preferred Stock, as of March 31, 1998 the Company's aggregate payment commitments under bank borrowings, debt and capital lease obligations, and noncancelable operating leases were $3.3 million, $3.0 million, $2.0 million and $1.1 million in fiscal 1999, fiscal 2000, fiscal 2001 and fiscal 2002, respectively.

  The Company believes that the net proceeds from this offering, together with existing cash balances and up to $3 million available under existing lines of credit, should be sufficient to meet its capital requirements for at least the next 12 months. However, there can be no assurance that the Company will be successful in generating anticipated levels of cash from operations or borrowings. If the Company is unable to generate sufficient cash flow from operations or additional borrowings, it may be required to sell assets, scale down its operations and expansion plans, refinance all or a portion of its existing indebtedness or obtain other sources of financing earlier than planned, any of which could have a material adverse effect on the Company's business, results of operations and financial condition. There can be no assurance that any such refinancing would be available on commercially reasonable terms, or at all, or that any other financing could be obtained. See "Use of Proceeds" and Notes 3 and 6 of Notes to Financial Statements.

                                   BUSINESS

OVERVIEW

  Pilot provides comprehensive security services that incorporate high-bandwidth connectivity and enable secure electronic commerce over the Internet. The Company provides a broad range of security services for a fixed monthly fee on an annual subscription-basis. The Company's services include secure access and gateway services that enable secure connectivity between a corporate network and the Internet, secure hosting of customer Internet servers at company locations and electronic commerce services, and secure extranet and virtual private networking services that enable remote users or networks to securely communicate over the Internet with a local network. The Company offers a scalable solution that allows customers to quickly deploy and expand electronic commerce capabilities by subscribing to Pilot's secure Internet services.

  Pilot's subscription-based secure Internet services allow customers to avoid the risks associated with traditional approaches to Internet security. Customers can also avoid extensive costs associated with implementing an in-house solution, including set-up costs for security and systems design, hardware, software, Internet access services provided by Internet Service Providers ("ISPs") and labor, and ongoing costs for telecommunications, staffing, maintenance and upgrades.

  The foundation of Pilot's solution is its Dynamic Security Infrastructure, an Internet security approach developed by Pilot to continuously manage and monitor Internet traffic to and from customer networks in order to respond in real-time to security threats. The Dynamic Security Infrastructure consists of a multi-layered defensive architecture and around-the-clock security operations delivered through geographically dispersed Pilot customer centers called Network Security Centers that are connected to customer networks via dedicated, high-speed data lines. The Pilot solution aggregates the experience gained from protecting each customer against attacks and leverages such experience for the collective benefit of all customers. The Dynamic Security Infrastructure offers benefits over other security approaches by eliminating single points of failure, enhancing attack detection, delivering real-time defenses, and adapting continuously to external conditions. Customers can concentrate on their core business because the secure infrastructure for electronic commerce is provided by Pilot.

INDUSTRY BACKGROUND

  Over the past several years, the Internet has become an increasingly important means of communications. International Data Corporation (IDC) estimates that the number of World Wide Web ("Web") users was approximately 69 million at the end of 1997 and will grow to 320 million users by the end of 2002. The explosive growth of the Internet is being driven not only by its global reach, easy accessibility and use of open standards, but also by its promise to greatly improve the cost efficiency and quality of communications.

  To date, Internet growth has been fueled primarily by the use of general applications such as electronic mail, chat and Web browsing. The Internet's potential for more cost-efficient and higher quality communications has made it an increasingly attractive platform for complex business applications such as marketing and sales, contract negotiations and customer support. As a result, an increasing number of businesses seek to use the Internet as a means for extending their traditional business activities. Business activities over the Internet involve not only commercial transactions, but also general business communications. These communications include running mission-critical applications across geographically dispersed facilities, exchanging highly sensitive information and linking customers, remote employees and business partners in extended business networks.

  These business activities have become known as electronic commerce. Use of the Internet for electronic commerce is expected to grow substantially. For example, IDC estimates that the value of electronic commerce will grow from $12 billion in 1997 to $426 billion in 2002.

  Despite the advantages of conducting business on the Internet, lack of Internet security is a significant inhibitor to the adoption and growth of electronic commerce. The Internet is inherently vulnerable to security breaches due to its easy accessibility, use of open standards and lack of centralized management. As the Internet has developed into an increasingly complex computing environment with multiple hardware, operating systems, networking protocols and applications supplied by different vendors, it has become even more vulnerable to security breaches. Although losses due to computer crime and security breaches are difficult to estimate, independent industry sources estimate such losses were between $3 billion and $5 billion in 1997. These intrusions draw unwelcome attention from the press and financial community. As a result of security concerns, businesses are investing substantial amounts of money in security technology. According to market research firm INPUT, the total worldwide market for firewall software and services alone is predicted to grow from $1.1 billion in 1995 to $16.2 billion in 2000.

 Limitations of Existing Security Approaches

  To date, much of the investment in security technology has been directed to "point" products specifically designed to address only a single aspect of Internet security. Perhaps the most widely used point product is the firewall, which provides a barrier between a company and the Internet. Although there are dozens of commercially available firewall software packages, they are often difficult to install and must be configured and constantly maintained by skilled personnel. Other popular point product technologies include encryption (which protects information during transmission) and access security mechanisms (such as user authentication and passwords). There are more than 15 different point products that companies can purchase and integrate to enhance security.

  However, even if all of these technologies are properly implemented, it is often still possible for computer attackers to successfully breach security. For example, in a 1995 study conducted by the FBI and the Computer Security Institute, 30 percent of all reported successful break-ins involving the Internet took place despite the presence of a firewall. This is possible largely because point products typically provide only a static, single point of defense which can fail if computer attackers find new loopholes to exploit. Point products also suffer from being difficult to integrate and manage as a single solution because they are generally developed by different vendors. Finally, even if companies are successful in installing an integrated set of point products, maintaining them requires companies to continuously invest in updating current versions and training its security administrators.

  To mitigate this complexity, some vendors have combined multiple point products in an effort to provide more integrated product offerings. However, customers using these products are often forced to make a trade-off between selecting the best-of-breed products regardless of vendor, or installing a set of point products that are integrated but not best-of-breed. Moreover, neither stand-alone nor integrated product offerings address the inherent limitations of static approaches, which do not evolve rapidly in response to the increasing sophistication of attackers, the evolution of networks and the increasing complexity and value of Internet applications. Fundamentally, such offerings fail to effectively address security as a process, which is characterized by the need to evolve with and respond rapidly to a continuously changing network environment.

  To address these concerns, some companies have outsourced the management of their Internet security infrastructure to Internet Service Providers (ISPs) and Web hosting services. However, ISPs and Web hosting services have traditionally focused on providing high-bandwidth access and Web design services and have generally addressed security concerns secondarily, if at all, through outsourced administration of point product offerings.

THE PILOT SOLUTION

  Pilot offers services designed to combine the highest level of commercially available security with high bandwidth connectivity to enable secure electronic commerce over the Internet. The foundation of Pilot's solution is its Dynamic Security Infrastructure, consisting of a multi-layered defensive architecture and security operations 24 hours a day, 7 days a week (24x7) delivered through geographically dispersed Network Security Centers. This infrastructure allows Pilot to continuously manage and monitor Internet traffic to and from customer networks in order to respond in real-time to security threats. The Pilot solution aggregates the experience gained from protecting each customer against attacks and leverages such experience for the collective benefit of all customers. As illustrated below, the Dynamic Security Infrastructure offers benefits over other security approaches by eliminating single points of failure, enhancing attack detection, delivering real-time defenses, and adapting continuously to external conditions.

  Pilot provides a broad range of security services for a fixed monthly fee on an annual subscription basis, including secure access and gateway services, secure hosting and electronic commerce services, and secure extranet and virtual private networking services. The Company offers a scalable solution that enables customers to quickly deploy and expand electronic commerce capabilities by subscribing to Pilot's secure Internet services. As a result, companies avoid costs associated with implementing an in-house solution, including set-up costs for security and systems design, hardware, software, ISP services and labor, and ongoing costs for telecommunications, staffing, maintenance and upgrades. Pilot's services enable customers to concentrate on their core business because the secure infrastructure for electronic commerce is provided by Pilot.


[Graphic depicts two charts, side-by-side. The chart in the left of the graphic depicts Static Security Products. The left chart shows a gray cloud representing the Internet. A line of data passes through a transparent box representing an Internet Service Provider and enters directly into a Customer Network. The left chart states "Must be precisely configured and constantly upgraded by dedicated in-house staff" and "Must be continuously monitored and acted upon by customer." The chart in the right of the graphic depicts Pilot's Dynamic Security Infrastructure. It depicts the same gray cloud and line of data. However, before reaching the Customer Network, the line of data passes through Pilot's Dynamic Security Infrastructure. The Dynamic Security Infrastructure contains active arrows indicating the action and responsive change that the Pilot service provides. The right chart states "Fully configured and upgraded by Pilot," "Statistical and event-based monitoring
(24x7) by security engineers" and "Multi-layer, fully redundant technology."]

STRATEGY

  The Company's strategy is to become the leading supplier of secure electronic commerce services for businesses worldwide. Key elements of the Company's strategy include:

  Maintain Leadership in Security and Electronic Commerce Services. Pilot intends to maintain and enhance its technological leadership in security and electronic commerce services. Pilot's Dynamic Security Infrastructure is the first dynamic, multi-layered service with built-in security for corporate Internet protection against computer attackers. It consists of proprietary security processes incorporating third-party best-of-breed components. To improve and upgrade its Dynamic Security Infrastructure the Company continuously develops new software, methodologies and approaches, and evaluates new security technologies. The Company intends to hire additional network and Internet security experts to expand its database of security knowledge and experience, and continue to invest in new electronic commerce services.

  Strengthen Marketing and Distribution Channels Through Strategic Relationships. Pilot intends to expand the marketing and distribution of its service offerings by pursuing strategic relationships with systems integrators and consultants. The Company has established a strategic marketing relationship with Arthur Andersen LLP

("Arthur Andersen") and is expanding its relationship with GE Capital Information Technology Solutions, Inc. ("GE Capital ITS"). In addition, the Company has engaged in joint-marketing activities with many of its vendors, such as Sun Microsystems and Cisco Systems. The Company also intends to build relationships with other market leaders, such as telecommunications carriers, that can benefit from and leverage its secure communications infrastructure.

  Expand Global Presence. Pilot's mission is to make its service offerings available on a global scale. The Company's services are currently offered nationwide through Network Security Centers located in the San Francisco, Los Angeles, New York and Chicago metropolitan areas. Pilot plans to expand its Network Security Centers both nationally and internationally. Pilot is commencing operations at Network Security Centers in the Boston, Minneapolis, Washington, D.C. and London metropolitan areas during 1998. An important element of Pilot's international expansion strategy is forming strategic partnerships with companies which have established marketing and distribution infrastructures in foreign markets, including systems integrators and telecommunications carriers.

  Offer Emerging Secure Electronic Commerce Services. Pilot's proprietary Dynamic Security Infrastructure establishes a secure platform for electronic commerce and business communications. Pilot plans to expand its offering of electronic commerce services to include broad market applications that leverage its secure network, such as electronic data interchange (EDI), secure messaging, payment processing, bill presentment, electronic wallets, micropayments and public key infrastructure (PKI) management, and specialized vertical market applications in the transportation, financial services, consumer, entertainment, and high-tech industries. Pilot plans to offer these applications through continued enhancement of its core network and security service offerings as well as through partnering with best-of-breed vendors.

SERVICES

  The Company offers three categories of services: secure access and gateway services; secure hosting and electronic commerce services; and secure extranet and virtual private networking services. Customers subscribe to the Company's services for an initial installation fee and a fixed monthly fee. The Company's contracts with its customers are generally based on a one-year term with renewal periods. Service fees vary according to the services selected by the customer. The minimum first-year commitment is $62,000 consisting of installation fees of $6,000 in each of the first two months of service followed by a recurring fee of $5,000 per month for ten months. In fiscal 1998, the average new customer first-year commitment was $81,000.

  Secure Access and Gateway Services. The Company provides secure access and gateway services that enable secure connectivity between a corporate network and the Internet. Services range from secure access to electronic mail gateways and Web servers to custom electronic commerce offerings.

-------------------------------------------------------------------------------

 Secure Internet         Provides continuously monitored, secure
  Services               connectivity between an enterprise network and the
                         Internet at speeds of T-1 (1.5Mbps) to T-3
                         (45Mbps). These services include telecommunications connectivity, selected gateway services and custom security policy configuration to protect a customer's internal network from unauthorized access from the Internet.

-------------------------------------------------------------------------------

 Authentication          Provides user and network device authentication,
  Services               including options for hardware-based token
                         authentication, Web traffic filtering or reporting and virus scanning.

-------------------------------------------------------------------------------

 Secure Telecommuting    Enables secure, high-performance telecommuting
  Services               between a remote user in a fixed-location and an
                         enterprise network.

-------------------------------------------------------------------------------

 Auxiliary Services      Includes options for back-up communications and for
                         defining security zones within an enterprise network.

-------------------------------------------------------------------------------

  Secure Hosting and Electronic Commerce Services. The Company provides secure hosting and electronic commerce services that combine high-throughput data transmission (10Mbps and higher) and comprehensive host security.

-------------------------------------------------------------------------------

 Secure Hosting          Includes hosting of FTP, World Wide Web and News
  Services               servers at Pilot's Network Security Centers.
                         Industry-standard hardware and software for these services are dedicated to individual customers.

-------------------------------------------------------------------------------

 Secure Commerce Web     Provides a secure operating system and network
                         infrastructure for Web-based and electronic commerce applications. Dedicated Internet bandwidth, extra database protection, and monitoring software enable mission-critical systems deployment.

-------------------------------------------------------------------------------

 Secure Flex Web         Provides a secure network infrastructure for Web-
                         based and electronic commerce applications, allowing customers to physically maintain some or all of their application/Web servers at a Pilot
                         Network Security Center while retaining the ability to directly maintain and manage the servers from their location over a secure link. The Company supports Windows NT and UNIX-based Internet applications.

-------------------------------------------------------------------------------

  Secure Extranet and Virtual Private Network Services. The Company provides secure extranet and virtual private network services that combine integrated security and bandwidth to enable remote users or networks to communicate with a local network. These services include encryption, authentication and access control technologies to protect both the information in transit as well as the security of the network.

-------------------------------------------------------------------------------

 Secure Road Warrior     Provides authenticated, encrypted access to
                         internal networks over the Internet, for mobile employees or business partners. This service cost-effectively supports connectivity over any Internet connection worldwide and protects against eavesdropping and unauthorized access.

-------------------------------------------------------------------------------

 Corporate Partner       Allows secure network-to-network worldwide
  Privacy                connectivity between a customer's enterprise
                         network and networks of business partners, subsidiaries or branch offices.

-------------------------------------------------------------------------------

  See "Risk Factors--Risks Associated with the Emerging Market for Outsourced Network Security Services."

PILOT DYNAMIC SECURITY INFRASTRUCTURE

  The Pilot Dynamic Security Infrastructure consists of a multi-layered defensive architecture, and 24x7 security operations provided through geographically dispersed Network Security Centers.

 Proprietary Architecture

  Proprietary Security Processes. The Company has developed a set of technology-based processes, including secure networking, a layered defense, real-time data collection and analysis, and a feedback loop that continuously updates a database of security threats and responses. ISPs typically permit all traffic that is not explicitly restricted, while Pilot's secure network blocks all traffic that is not explicitly permitted, greatly reducing the risk of an attack. Legitimate inbound traffic from the Internet passes through a number of increasingly protective defensive layers on its way to a customer. Each layer provides a different type of protection, and combined, these layers implement customer-specific security policies. This layered defense gives the Company time to detect, analyze, plan and defend, thereby reducing the probability of and minimizing the potential damage from an attack. Data collection and analysis processes include security logging, monitoring and analysis and authentication. The data from these processes is then analyzed by proprietary software that applies policy rules and statistical analysis to identify patterns which could signal an attack in progress. This data along with ongoing research into current attack methods is continuously used to update the Company's defense databases and processes, resulting in a system that learns from its experiences and adapts defenses to respond to emerging attack techniques. This process allows the Company to aggregate the experience gained from protecting each individual customer and leverage such experience for the collective benefit of all customers.

  Multi-Layered, Distributed Architecture. Pilot's multi-layered defense distributes specific functions across separate devices. This adds isolation, in which the breach of one device does not compromise another; detectability, in which the time required to attack (and the time available to detect an attack) is increased; and performance, in which the performance and measurability of each device can be tailored for its particular purpose. In contrast, a traditional firewall software package requires many services, such as electronic mail, telnet, DNS, and FTP, to pass through a single device. This complexity makes it difficult to rule out inadvertant interactions between one type of service and another within the same device. Pilot's distributed defense eliminates these interactions and simplifies attack detection by distributing each function across separate devices. In addition, the Company continuously evaluates new technologies to ensure that it incorporates best-of-breed hardware and software into its infrastructure.

 Security Operations

  Trained Security Personnel. Pilot's security team includes expert engineers with significant security experience. The Security Team consists of four groups: (i) Security Operations, which handles the day-to-day management of the Pilot Dynamic Security Infrastructure, manages incident investigation and response, and applies standard procedures regarding changes to Pilot's systems and services, (ii) Security Engineering, which is responsible for incident analysis and escalation, attack pattern research, defense design, and service extension, as well as the creation of new automated methodologies, (iii) Security Infrastructure, which is responsible for the acquisition and maintenance of security tools and the development of internal tools, and (iv) the New Services Group, which incorporates Pilot's security processes into new services introduced to customers.

  Dynamic 24x7 Monitoring and Management. The Pilot Dynamic Security Infrastructure provides a flexible, dynamic and rapid response capability, 24 hours per day, seven days per week, through its Security Team and the monitoring and management methods illustrated below. All systems within the Pilot Dynamic Security Infrastructure log their status and activities in detail. Using sophisticated display and analysis packages developed by Pilot, the Security Team detects and stores patterns indicative of an attack and blocks attackers from further attempts. Patterns of actual and potential attacks are collected in a centralized security database. Pilot's monitoring and management methods allow it to protect customers by blocking new attacks on a real-time basis and rapidly adapting and automating its security defenses.

               [GRAPHIC OF PILOT SECURITY NETWORK APPEARS HERE]

[Chart shows an arrow representing data moving out of a gray symbol of the Internet through an oval representing the Pilot Security Network. It passes from the cloud through symbols of Log Servers, Analysis Servers, a Security Database and finally travels through symbols of Security Engineers performing Monitoring and Management functions before traveling back through the Pilot Security Network to a symbol of the Company's customers.]

  Third-Party Audits. Pilot regularly engages independent third-party security experts to audit its Dynamic Security Infrastructure. Such auditors prepare a detailed technical report for Pilot's internal use, and an executive summary available to Pilot's current and potential customers. The most recent audit was conducted by Trident Data Systems in April 1998.

  The Company's engineering and development efforts have primarily focused on the development of its proprietary architecture and security operations and have been funded almost exclusively by the Company. Engineering and development expenses of the Company were $162,000, $275,000, $799,000 and $299,000 in fiscal 1996, 1997 and 1998 and the first quarter of fiscal 1999, respectively. Funding of engineering and development efforts by customers has not been material.

 Network Infrastructure

  Network Security Centers. The Company provides its services to customers by connecting their networks to the Internet through its regional Network Security Centers via dedicated, high-speed data lines. The Company currently has Network Security Centers located in the San Francisco, Los Angeles, New York and Chicago metropolitan areas. Pilot is commencing operations at Network Security Centers in the Boston, Minneapolis, Washington D.C. and London metropolitan areas during 1998. Each Network Security Center establishes interconnections with other global and local Internet service providers. The Company currently connects directly to the Internet at four major network access points: Pacific Bell and Palo Alto Exchange in Northern California; Sprint in New York; and Ameritech in Chicago. The Company also maintains private connections from each Network Security Center to MCI and Sprint and from two centers to UUNET. Each Network Security Center is also connected to Pilot's Secure Asynchronous Transfer Mode (ATM) Backbone. As a result, customer connectivity to various Internet sites can be improved by routing traffic through Pilot's Secure ATM Backbone in addition to direct Internet interconnections.

  The distributed design of the Company's architecture allows Pilot to scale security and electronic commerce services relatively easily. Additional servers, telecommunications capacity and Pilot services can easily be added to meet customer demand. In the event of equipment failure, operations are disrupted only for the components involved, and not across all services. Because of Pilot's standardized operations, internal monitoring and backup equipment, a failure can be detected and a replacement operation scheduled rapidly, minimizing downtime. Each Network Security Center is staffed by technical, sales and customer support personnel, and operates as a physically secured facility for Pilot and customer equipment. Each Network Security Center is constructed with high-availability power supplies, fire suppression, computer cooling systems and braced racks.

  Pilot Secure ATM Backbone. In addition to bandwidth management, the Pilot Secure ATM Backbone is used for Pilot-specific traffic, such as security management and monitoring, and customer-specific traffic, such as secured traffic between multiple Pilot customers. Unlike backbone networks of most other providers, this network blocks all traffic except for traffic that is specifically allowed. The Pilot Secure ATM Backbone also supports a wide variety of encryption options, so that traffic between customers can be secured at multiple levels.

  The operation and expansion of the Company's network infrastructure is subject to a number of risks, including those set forth in "Risk Factors-- Risks Associated with Security Breaches," "--Risks of Business Expansion and Management Growth," "--Risks of System Failure," "--Dependence Upon Scalability of the Company's Network" and "--Dependence on Third-Party Network Infrastructure Providers."

CUSTOMERS

  The Company's customers span a diverse range of industries. The Company's services are suitable for any organization building or maintaining Internet-based connectivity for their networks or applications at or above the Company's minimum bandwidth requirements. The following is a representative list of customers who as of May 31, 1998 have entered into annual commitments to purchase more than $50,000 of services from the Company. No single customer accounted for more than 5% of the Company's total revenues for the year ended March 31, 1998.


 FINANCIAL AND            HIGH-TECHNOLOGY            CONSUMER,
 PROFESSIONAL SERVICES                               ENTERTAINMENT,
                          Altera Corporation         EDUCATION AND MEDIA
 A.M. Best Company        AVCOM Technologies,
 American Bar             Inc.                       20th Century Fox, Inc.
 Association              Cogit Corporation          American Stores Company
 American Medical         Computer Adaptive          The Good Guys, Inc.
 Association              Technology                 Los Angeles Times
 American Stock           E-Stamp, Inc.              Playboy Enterprises,
 Exchange, Inc.           Lucent Technologies        Inc.
 C.E. Unterberg, Towbin   PeopleSoft, Inc.           PR Newswire, Inc.
 Co.                      Xilinx, Inc.               Rainbow Media Holdings,
 First Data Corporation                              Inc.
 Gibson, Dunn & Crutcher  INDUSTRIAL AND             Saban Entertainment,
 LLP                      MANUFACTURING              Inc.
 Graham & James, LLP                                 Wilson Sporting Goods
 Memorial Health          Continental Grain          Co.
 Services                 Company                    Ziff-Davis Comdex &
 Morrison & Foerster,     Global Marine, Inc.        Forums
 LLP                      JM Huber Corporation
 Troop Meisinger Steuber  Kaiser Aluminum &
  & Pasich, LLP           Chemical  Corporation
                          Pacific Enterprises
                           (parent of Southern
                           California Gas)
                          QST Industries, Inc.

  The following are examples of actual uses of the Company's services by representative customers:

  PeopleSoft, Inc. PeopleSoft, Inc., a leading provider of enterprise application software products, selected Pilot to provide secure, high-bandwidth access between its worldwide network and the Internet. Network availability requirements will become increasingly significant for PeopleSoft as its products incorporate the Internet and use it for product demonstrations and deployment. Pilot engineered the integration of high-speed fiber connections, the associated routing and the security infrastructure components to create secure Internet connections for PeopleSoft. Secure connectivity and Pilot's ongoing security services enable PeopleSoft to protect its critical internal engineering and business networks from electronic intruders.

  E-Stamp, Inc. E-Stamp, Inc. is the first company to be granted permission by the United States Postal Service (USPS) to field test an Internet postage solution. E-Stamp's products and services give users with a PC, printer and Internet access the ability to easily and securely purchase and print postage. In 1997, E-Stamp selected Pilot to provide Internet security and connectivity services for its ESTAMP.COM(TM) commerce servers. The Pilot solution for E-Stamp incorporates several distinct security elements, including encryption and authentication components, secure data replication services, telecommunications connections, physical security, high-availability features and protection against a number of denial-of-service attack techniques. Pilot helped E-Stamp design its network infrastructure and worked with the USPS and other auditor groups to ensure adherence to security requirements.

  20th Century Fox, Inc. 20th Century Fox, Inc. ("Fox"), a division of News Corporation, is a leading media and entertainment enterprise. Pilot provides a variety of electronic commerce and secure access services to Fox. Since 1995, Fox has used Pilot's secure Internet services to connect its internal networks to the Internet. More recently, Pilot has provided hosting services for Web sites associated with Fox's "The X-Files" television show (www.thex-files.com) and "Titanic" motion picture (www.titanicmovie.com). These sites are particularly vulnerable to electronic attack due to their content and high traffic levels. For example, the site for "Titanic" initially received an average load of several million hits per day, with an immediate 50% increase in the week following the Academy Awards. Fox selected Pilot to provide Web hosting services because of Pilot's expertise both in securing high-profile Web sites and in providing high-performance connectivity and availability.

  PR Newswire, Inc. PR Newswire, Inc., a leading distributor of full-text news to the media and financial communities, requires immediate, highly-reliable information flow between its regional offices and to newsmakers, news media and Internet news consumers. PR Newswire selected Pilot in early 1997 to provide secure connectivity between its worldwide WAN and the Internet. More recently, PR Newswire has had discussions with Pilot regarding the addition of independent connections from multiple cities to Pilot's backbone, in order to establish a high bandwidth, high performance, secure virtual private network.

SALES, MARKETING AND CUSTOMER SUPPORT

  The Company's sales, marketing, and customer support efforts are designed to achieve broad market penetration by targeting enterprises that depend upon the Internet for electronic commerce and business communications. The Company also intends to build a recurring revenue base from such enterprises by continuing to provide value-added services and through active account management.

  As of June 30, 1998, the Company had 55 employees in sales, marketing, and customer support. The Company's sales force is organized into separate groups consisting of field sales (account generation), strategic accounts (account retention and expansion), partnerships and alliances (channel and OEM sales), and telesales. Each of these groups is further divided into geographical regions within the United States. The Company's sales, marketing and customer support employees are located at the Company's headquarters in Alameda, California, and in most of the Company's other Network Security Centers.

  To date, most of the Company's sales have been derived directly through the efforts of its sales force. The Company is actively seeking to increase its sales and marketing capabilities and coverage in the United States and to expand internationally as new Network Security Centers are established outside of the United States. See "Risk Factors--Risks of Business Expansion and Management of Growth."

  A key element of the Company's sales and marketing strategy is to strengthen relationships with partners in order to generate an increasing percentage of total sales through partners. The Company is building joint-marketing relationships with strategic partners, such as Arthur Andersen and GE Capital ITS, electronic commerce vendors, such as BroadVision, Open Market and VeriSign, technology vendors such as Cisco Systems, Inc., Sun Microsystems, Oracle Corporation, VPNet Technologies, IPass, and TrendMicro and selected telecommunications partners. See "Risk Factors--Dependence on Other Third-Party Relationships."

  The Company's marketing organization is responsible for new service introductions, public relations and marketing communications. New service introductions include strategy, definition, pricing, competitive analysis, launches, and partner program management. The Company stimulates demand for its services through a broad range of marketing communications and public relations activities, including co-marketing efforts with the Company's marketing partners. Primary marketing communications vehicles include Web banner and direct mail promotions, telemarketing, trade shows and seminars, event sponsorship and management of the Company's Web site. Public relations focuses on cultivating industry analyst and media relationships with the goal of obtaining media coverage and public recognition of the Company's leadership position in the market for secure electronic commerce and business communications services.

   The Company's account management and customer support organization provides cross-functional teams for customers consisting of account management, customer service and operations personnel. The Company regularly conducts account reviews internally with customers to measure satisfaction. Pilot's customer base provides revenue growth opportunities in the form of referrals, recurring revenue, and new services. Customers generally enter into one year contracts with the Company, with renewal periods. However, there can be no assurance that the Company's customers will continue or renew their commitments to use the Company's services.

STRATEGIC RELATIONSHIPS

  The Company continues to establish strategic relationships with leading firms which act as marketing partners, electronic commerce vendors, technology vendors and telecommunications carriers.

  Marketing Partners. The Company's marketing partners assist the Company in introducing, marketing and selling the Company's services alongside their own complementary services. The Company works with Arthur Andersen to identify and develop mutual information security and electronic commerce opportunities. The Company and Arthur Andersen executed several joint marketing programs between June 1997 and June 1998, including fax and direct mail campaigns, seminars and joint customer calls. In addition, the Company is expanding its relationship with GE Capital ITS whereby GE Capital ITS will assist the Company in marketing the Company's services to its corporate clients nationwide. GE Capital ITS was formed in 1996 as a result of the acquisition of Ameridata Technologies, Inc. by General Electric Capital Corporation, and resells information technology products and services. Arthur Andersen and General Electric Capital Corporation, the parent of GE Capital ITS, are also stockholders of the Company, and certain General Electric business units are subscribers to the Company's services. See "Certain Transactions."

  Electronic Commerce Vendors. The Company is currently building relationships with electronic commerce vendors, including BroadVision, Open Market and VeriSign, that provide complementary technologies for assisting customers in developing and deploying complete, high-performance electronic commerce solutions. BroadVision and Open Market provide software applications for which security, high availability, manageability and high performance are critical. By focusing on a limited number of leading vendors, the Company builds stronger technical and operational expertise with respect to these particular technologies in order to provide better security and management services to customers working with those vendors. The Company has mutual customers with both BroadVision and Open Market and plans to engage in joint marketing and cross-selling programs to these partners' customer and prospect bases. The Company embeds digital certificates in its electronic commerce services to provide increased data integrity and authentication. The generation and distribution of these certificates is provided by VeriSign and included transparently in the Company's services where appropriate.

  Technology Vendors. The Company's technology vendors provide industry-standard hardware, software or service components to the Company at favorable prices with back-up support, which assists the Company in delivering its services. In many cases the Company has executed or plans to execute co-marketing or lead generation programs with these vendors. The Company's principal technology vendors are Cisco Systems, Sun Microsystems, VPNet Technologies, iPass, Oracle Corporation, Netscape Communications Corporation, RSA Data Security and Trend Micro. The Company is a member of the "Cisco Powered Network" branding program and carries the exclusive "innovator" designation. Cisco Systems provides a market development fund consisting of a portion of the Company's equipment spending with Cisco Systems to fund marketing programs. In the fall of 1997, Cisco Systems, Pilot, and Arthur Andersen conducted a six-city seminar program focused on electronic commerce applications. Sun Microsystems provides hardware and system software for internal operations and electronic commerce hosting services, and engages in joint-marketing programs with the Company. The Company has engaged in close technical development and joint-selling efforts with VPNet Technologies, a leading developer of industry-standard, high-performance encryption hardware and software, and iPass, a leading provider of Internet dial-up roaming settlement services. The Company has entered into a relationship with Oracle whereby Pilot can sublicense certain Oracle products to Pilot's electronic commerce and hosting customers at discounted prices. The Company also uses Oracle technology for security and ongoing operations tracking. Finally, the Company employs certain products and support services from Netscape, RSA Data Security and Trend Micro.

  Telecommunications Carriers. Pilot intends to establish relationships with telecommunications carriers to expand its service offerings, while providing such carriers with value-added services. Because Pilot's secure Internet access and gateway services and electronic commerce services are provided through its Network Security Centers, which operate independently of the source of bandwidth, Pilot can treat different sources of bandwidth as distinct distribution channels for its secure services. Pilot believes this strategy can be implemented either through providing a discrete, outsourcing solution at existing Pilot Network Security Centers for pass-through traffic from a telecommunications carrier partner, or establishing a security center within the operations of the telecommunications carrier partner which would be supported by Pilot.

COMPETITION

  The market served by the Company is new, rapidly evolving, highly competitive and largely undefined. There are few substantial barriers to entry, and the Company expects that it will face additional competition from existing competitors and new market entrants in the future. The Company believes that this market is characterized by a limited period of time during which participants must grow rapidly and achieve a significant presence in the market in order to compete effectively. The principal competitive factors in this market include Internet system and security engineering expertise, customer service, network and security capabilities, reliability, quality and scalability of service, broad geographic presence, brand name, technical expertise and functionality, the variety of services offered, the ability to maintain and expand distribution channels, customer support, price, the timing of introductions of new services, financial resources and conformity with industry standards. There can be no assurance that the Company will have the resources or expertise to compete successfully in the future.

  The Company competes with a broad range of products and services. The Company's competitors include companies providing security, electronic commerce, and secure Internet networking products that are offered as stand-alone point solutions. Companies offering stand-alone products include providers of firewall software, such as Check Point Software Technologies and AXENT Technologies (formerly Raptor Systems), security monitoring software, such as ISS Group, and electronic commerce products. The security and electronic commerce products provided by these companies are typically implemented and managed by internal MIS departments of enterprises. In addition, internal corporate MIS departments increasingly rely on third party consultants or system integrators to manage the integration and implementation of multiple stand-alone products from different vendors.

  The Company also competes with third party service providers that offer Internet hosting and access services, including (i) providers of server hosting services, such as Exodus Communications and PSI Net; (ii) national and regional ISPs such as Concentric Network Corp., UUNET, certain subsidiaries of GTE Corporation and Global Center, which was recently acquired by Frontier Corporation; and (iii) global, regional and local telecommunications companies such as MCI, Sprint and WorldCom, and regional bell operating companies. The Company also competes with information technology service firms providing either outsourcing or systems integration services such as International Business Machines Corporation and Electronic Data Systems. Although these third party service providers often add security features to their service offerings, either through internal development efforts or through the incorporation of products purchased from vendors of stand-alone point solutions, the Company believes that generally these competitors do not offer the same level of security in their services as the Company. However, the Company expects competition to intensify as third party service providers incorporate a broader range of security, electronic commerce and secure Internet networking services and products into their service offerings. Furthermore, the Company may face competition from its vendors and other partners. The Company's agreements with its vendors and other partners generally do not limit or restrict those parties from selling similar products and services directly to the Company's customers or its competitors, thereby enabling such parties to compete against the Company. There can be no assurance that such vendors or other partners will not compete with the Company in the future.

  Many of the Company's competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than the Company. As a result, certain of these competitors may be able to develop and expand their network infrastructures and service offerings more quickly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisition and other opportunities more readily, devote greater resources to the marketing and sale of their products and adopt more aggressive pricing policies than the Company. In addition, these competitors have entered, and will likely continue to enter, into joint ventures or consortiums to provide additional services competitive with those provided by the Company. Certain of the Company's competitors may be able to provide customers with additional benefits in connection with their Internet system and network management solutions, including reduced communications costs, which could reduce the overall costs of their services relative to the Company's. There can be no assurance that the Company will be able to offset the effects of any resulting price reductions. In addition, the Company believes that the businesses in which the Company competes are likely to encounter consolidation in the near future, which could result in increased price and other competition that could have a material adverse effect on the Company's business, results of operations and financial condition.

INTELLECTUAL PROPERTY RIGHTS

  The Company relies on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect certain proprietary rights in technology underlying its services. The Company has recently applied for three separate patents in the U.S. and intends to continue to seek patents on its inventions when appropriate, although the Company currently has no patented technology that would preclude or inhibit competitors from entering the Company's market. There can be no assurance that patents will issue from currently pending or any future applications, or that any patents that may be issued will be sufficient in scope or strength to provide meaningful protection or any commercial advantage to the Company. The Company has three separate trademark applications pending in the United States and counterparts in certain foreign jurisdictions for distinct marks, including its distinctive Pilot logo; however, there can be no assurance that such trademarks will be granted. The laws of certain foreign countries may not protect the Company's products, services or intellectual property rights to the same extent as do the laws of the United States.

  The Company has entered into confidentiality and invention assignment agreements with its employees and contractors, and nondisclosure agreements with its suppliers, distributors and appropriate customers in order to limit access to and disclosure of its proprietary information. There can be no assurance that these contractual arrangements or the other steps taken by the Company to protect its intellectual property will prove sufficient to prevent infringement of or misappropriation of the Company's technology or to deter independent third-party development of similar technologies. Any such infringement or misappropriation, should it occur, could have a material adverse effect on the Company's business, results of operation and financial condition. Furthermore, litigation may be necessary to enforce the Company's intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, results of operations and financial condition.

  To date, the Company has not been notified that the Company's products infringe the proprietary rights of third parties, but there can be no assurance that third parties will not claim infringement or indemnification by the Company with respect to current or future products. The Company expects that participants in its markets will be increasingly subject to infringement claims as the number of products and competitors in the Company's industry segment grows. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause product installation delays, prevent the Company from using important technologies or methods, subject the Company to substantial damages, or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to the Company or at all. As a result, any such claim could have a material adverse effect upon the Company's business, results of operations and financial condition.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

  There is currently only a small body of laws and regulations directly applicable to access to or commerce on the Internet, other than regulations applicable to businesses generally and regulations applicable to certain encryption technologies incorporated into products provided by certain of the Company's vendors. However, because the Internet has recently emerged, there is significant uncertainty as to the application of existing laws and regulations with respect to the Internet, covering issues such as user privacy, freedom of expression, pricing, characteristics and quality of products and services, taxation, advertising, intellectual property rights, information security and the convergence of traditional telecommunications services with Internet communications. Moreover, a number of laws and regulations have been proposed and are currently being considered by federal, state and foreign legislatures with respect to such issues. The nature of any new laws and regulations and the manner in which existing and new laws and regulations may be interpreted and enforced cannot be fully determined. Therefore, such laws and regulations could decrease the growth of the Internet, decrease demand for the Company's services, restrict the Company's activities, impose taxes or other costly technical requirements, subject the Company and/or its customers to potential liability or otherwise adversely affect the Company or its customers, each of which could have a material adverse effect on the Company's business, results of operations and financial condition. For example, because the Company's services are available over the Internet in multiple states and foreign countries, and as the Company facilitates sales by its customers to end users located in such states and foreign countries, such jurisdictions may claim that the Company is required to qualify to do business as a foreign corporation in each such state or foreign country, which could have a material adverse effect on the Company's business, results of operations and financial condition.

  A number of governments have imposed controls, export license requirements and restrictions on the export of encryption technologies provided by certain of the Company's vendors. To the extent the Company or its vendors are required to export products incorporating certain encryption technology developed in the United States in support of services provided to the Company's customers located outside of the United States, the Company and its vendors will need to comply with United States export controls. In particular, all cryptographic products require either qualification under appropriate licensing exemptions or export licenses from either the U.S. State Department, acting under the authority of the International Traffic in Arms Regulation, or the U.S. Commerce Department, acting under the authority of the Export Administration Regulations. Furthermore, if the Company is unable to comply with such export controls, it may not be able to obtain on commercially reasonable terms encryption technologies developed outside the United States for its international services that provide for encryption as strong as those developed in the United States. There can be no assurance that U.S. export restrictions will be changed to allow stronger encryption for international delivery, that the Company or its vendors will be able to comply with such restrictions, or that such factors will not have a material adverse effect on the Company's business, operating results and financial condition.

FACILITIES

  The Company's executive, sales and administrative offices are located in Alameda, California. The Company's Network Security Centers are located in the San Francisco, Los Angeles, New York and Chicago metropolitan areas. The Company's leases for its executive, sales and administrative offices and its Network Security Centers expire from June 2000 to September 2004 (including options to renew), and cover an aggregate of approximately 38,250 gross square feet.

  Most of the Company's leases provide for a renewal option upon the expiration of the initial term. The Company believes that these existing facilities are adequate to meet its current foreseeable requirements or that suitable additional or substitute space will be available on commercially reasonable terms. Pilot plans to expand its Network Security Centers both nationally and internationally. The Company is commencing operations at Network Security Centers in the Boston, Minneapolis, Washington, D.C. and London metropolitan areas during 1998.

EMPLOYEES

  As of June 30, 1998, the Company had 116 full-time employees, including 41 people in security implementation and operations, 8 people in security engineering, 55 people in sales, marketing and customer support and 12 people in finance and administration. The Company's success depends to a significant degree upon the continued contribution of its executive management and security operations and engineering teams. See "Risk Factors--Dependence on Key Personnel" and "--Risks of Business Expansion and Management of Growth."

LITIGATION

  The Company is currently not a party to any material legal proceedings.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth certain information regarding the executive officers and directors of the Company as of June 30, 1998.

NAME                     AGE POSITION(S) WITH COMPANY
----                     --- ------------------------
M. Marketta Silvera.....  55 Chairman of the Board of Directors,
                             President and Chief Executive Officer
William C. Leetham......  45 Senior Vice President, Finance and Administration,
                             Chief Financial Officer, Treasurer and Secretary
Peter Liebowitz.........  51 Senior Vice President, Sales and Marketing
Thomas A. Wadlow........  41 Vice President, Engineering and Development
Michael Millikin........  44 Vice President, Operations and Business Development
Robert G. Carrade.......  36 Vice President, Finance and Administration
Shanda Bahles(1)(2).....  42 Director
William B. Elmore(1)....  45 Director
K. Flynn McDonald.......  45 Director
Thomas O'Rourke(1)(2)...  74 Director

--------
(1) Member of Audit Committee
(2) Member of Compensation Committee

  M. MARKETTA SILVERA is the founder of the Company and has served as its President and Chief Executive Officer since June 1993, and as a director of the Company since July 1993. From June 1991 to January 1993, Ms. Silvera served as President of VoiceCom Systems, Inc., a voice processing services company. From May 1989 to June 1991, she served as President of Votan Corporation, a voice recognition technology company. Ms. Silvera served as Vice President of Sales and Marketing at Granite Systems, a voice technology systems developer, and Votan from 1986 to 1989. Ms. Silvera is also a director of AVIOS, a voice and data technology organization, and has previously served as its President.

  WILLIAM C. LEETHAM has served as Senior Vice President, Finance and Administration, Chief Financial Officer, Treasurer, and Secretary of the Company since May 1998. From December 1996 to May 1998, Mr. Leetham served as Chief Financial Officer of Success Factor Systems, Inc., a human resources software applications company. From March 1995 to September 1996, Mr. Leetham served as Chief Financial Officer of Scopus Technology, Inc., an information management software company. From November 1992 to March 1995, he served as Chief Financial Officer of Berkeley Systems, Inc., a consumer software vendor. From August 1984 to November 1992, he held various positions at Candle Corporation, a system performance software company, most recently serving as Vice President, Financial Operations.

  PETER LIEBOWITZ has served as the Senior Vice President, Sales and Marketing of the Company since January 1998. From July 1996 to December 1997, he served as Vice President and General Manager of the Telecommunications Business Unit at Sybase Inc., a database software company. From January 1995 to July 1996, Mr. Liebowitz served as Vice President of Sales and Support at Onstream Networks, Inc., a networking systems corporation. From June 1993 to December 1994, he served as Vice President of Sales and Service at Pulsecom Inc., a telecommunications company. Mr. Liebowitz was President of Liebowitz Associates, a telecom consulting firm, from September 1992 to May 1993.

  THOMAS A. WADLOW has served as Vice President, Engineering and Development of the Company since January 1996, and Director of Engineering from September 1993 to January 1996. From 1989 to September 1993, he served as Research Network Architect at Sun Microsystems Laboratories, Inc., a workstation manufacturer. From 1988 to 1989, Mr. Wadlow served as Systems and Network Manager of ParcPlace Systems, an object oriented software developer. From 1987 to 1988, Mr. Wadlow served as an engineer of the Smalltalk Group of Xerox Palo Alto Research Center, a computer science research laboratory. Prior to 1988 Mr. Wadlow served in various senior technical staff positions at Schlumberger Limited, a petroleum exploration and research company, and Lawrence Livermore National Laboratories, a national defense contractor.

  MICHAEL MILLIKIN has served as Vice President, Operations and Business Development of the Company since February 1998, and as Vice President, Business Development since January 1998. From June 1992 to December 1997, Mr. Millikin served in various senior management positions with Softbank Forums, a conference and voice event management company, including Senior Vice President, Worldwide Content from December 1996 to December 1997, and Senior Vice President and General Manager, Networld+Interop, an exposition company, from November 1994 to December 1996. Mr. Millikin is also the founder of Gunstock Hill Associates, an information technology consulting firm which he founded in June 1991 and with which he remained until June 1992.

  ROBERT G. CARRADE has served as the Vice President, Finance and Administration of the Company since April 1997, and Director of Finance and Administration from February 1994 to April 1997. From May 1993 to February 1994 he was an independent financial consultant. From November 1991 to May 1993 he served as a corporate finance associate with Berkeley International Capital Corporation. Mr. Carrade is a certified public accountant in California.

  SHANDA BAHLES has served as director of the Company since January 1994. Ms. Bahles has served as a General Partner of El Dorado Ventures (El Dorado), a venture capital firm focused on early stage investments in information technology companies, since May 1991, and joined El Dorado as an associate in July 1987. From 1979 to 1985 Ms. Bahles held various engineering, marketing and management positions with Millennium Systems, a systems integration company, and Fortune Systems Corporation, a workstation manufacturer. Ms. Bahles also serves as a director of several privately held information technology companies.

  WILLIAM B. ELMORE has served as a director of the Company since July 1993. Mr. Elmore has served as a General Partner of Foundation Capital Management, LLC ("Foundation Capital"), a venture capital firm focused on early stage information technology companies, since December 1995, and is a founder of Foundation Capital. From 1987 to 1995, Mr. Elmore served as a General Partner of Inman and Bowman, a venture capital firm. Mr. Elmore also serves as a director of Wind River Systems, Inc., a software operating systems company, and several privately held information technology companies. Mr. Elmore plans to resign from the Company's Board of Directors within several months of this Offering.

  K. FLYNN MCDONALD has served as a director of the Company since March 1995. Ms. McDonald has been a Managing Director of Vector Fund Management, L.P. and a General Partner of Vector Later-Stage Equity Fund, L.P. since November 1995. From December 1993 to October 1995, Ms. McDonald served as Vice President of Investments at Technology Funding, Inc., a venture capital firm focused on technology and health care companies. From 1986 to 1993, she held various positions at Raychem Corporation, a material sciences company, including Vice President of Raychem Ventures, Inc. Ms. McDonald is a Director of LifeCell Corporation, a biotechnology company.

  THOMAS O'ROURKE has served as a Director of the Company since November 1995. Mr. O'Rourke has served as the President and Chairman of the Board of O'Rourke Investment Corporation, an investment company, since 1989. From January 1985 to April 1988, Mr. O'Rourke was a General Partner of Hambrecht and Quist Venture Partners, a venture capital firm. From 1966 to 1985, he was the founder, President and Chairman of the Board of Tymshare, Inc., a computer services company.

EXECUTIVE OFFICERS

  The Company's executive officers are appointed by, and serve at the discretion of, the Board of Directors. Each executive officer is a full-time employee of the Company.

BOARD COMPOSITION

  The Company currently has authorized five directors. Each director is elected for a period of one year and serves until his or her successor is duly elected and qualified. Each of the Company's directors, excluding non-employee directors, devotes substantially full time to the affairs of the Company. The Company's non-employee directors devote such time to the affairs of the Company as is necessary to discharge their duties. There are no family relationships among any of the directors, officers or key employees of the Company. See "Certain Relationships and Related Transactions." The Company is seeking to appoint one or two new directors with relevant industry experience.

BOARD COMMITTEES

  The Board of Directors has two committees, an Audit Committee and a Compensation Committee. The Board's Audit Committee currently consists of Mr. Elmore, Ms. Bahles and Mr. O'Rourke. The Audit Committee reviews the Company's annual audit and meets with the Company's independent auditors to review the Company's internal accounting procedures and financial management practices. The Compensation Committee currently consists of Ms. Bahles and Mr. O'Rourke. The Compensation Committee recommends compensation and benefits for certain of the Company's executive officers to the Board, reviews general policy relating to compensation and benefits of employees of the Company, and administers the Company's Stock Plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  None of the members of the Compensation Committee of the Board is currently or has been, at any time since the formation of the Company, an officer or employee of the Company. No executive officer of the Company serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on the Company's Board or Compensation Committee.

  In December 1995 and January 1996, the Company issued an aggregate of 1,179,246 shares of Series C Preferred Stock to directors and entities affiliated with directors upon the exercise of outstanding warrants to purchase Series C Preferred Stock at an exercise price of $0.37 per share, comprised of 1,027,396 shares to entities affiliated with El Dorado Venture Partners, of which Shanda Bahles, a director of the Company, is affiliated, and 151,850 shares to William B. Elmore. Mr. Elmore subsequently sold 27,400 shares to K. Flynn McDonald for $0.73 per share pursuant to a stock transfer agreement dated September 14, 1996. In July 1996, the Company sold an aggregate of 580,180 shares of Series E Preferred Stock at a price of $2.00 per share to entities affiliated with directors, comprised of 500,000 shares to entities affiliated with El Dorado Venture Partners and 80,180 shares to O'Rourke Investment Corporation, of which Tomas O'Rourke, a director of the Company, owns a majority of the outstanding voting shares and is a director.

  On June 15, 1996, M. Marketta Silvera, the Company's President and Chief Executive Officer, purchased 60,000 shares of Common Stock at a purchase price of $0.20 per share, and pursuant to the terms of a Restricted Stock Purchase Agreement, the Company has the right to repurchase the shares with such right expiring as to 25% of the shares on the first anniversary of the vesting commencement date and the remaining shares in equal monthly installments over the following three years. On April 15, 1997, the Company granted to Ms. Silvera an option to purchase 60,000 shares of Common Stock at an exercise price of $0.75 per share, and pursuant to the terms of these options, 25% of the shares issuable upon exercise of such options vest on the first anniversary of the vesting commencement date, with the remaining shares vesting in equal monthly installments over the following three years. On
April 24, 1998, the Company granted to Ms. Silvera an option to purchase 60,000 shares of Common Stock at an exercise price of $3.30 per share, and pursuant to the terms of these options, 25% of the shares issuable upon exercise of such options vest on the first anniversary of the vesting commencement date, with the remaining shares vesting in equal monthly installments over the following three years.

  On June 12, 1997, the Company approved an option to K. Flynn McDonald to purchase 20,000 shares of Common Stock at an exercise price of $13.00 per share. The option granted to Ms. McDonald was fully vested upon grant and has a term of three years.

DIRECTOR COMPENSATION

  Directors of the Company do not receive cash compensation for their services as directors or members of committees of the Board of Directors, but are reimbursed for their reasonable expenses incurred in attending meetings of the Board of Directors. Employee Directors are eligible to participate in the Company's 1994 Stock Plan and 1998 Stock Option Plan. Non-employee Directors are eligible to participate in the Company's 1998 Stock Option Plan and 1998 Directors' Stock Option Plan. See "--Compensation Committee Interlocks and Insider Participation" for stock option grants to directors.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Certificate of Incorporation limits the liability of directors to the full extent permitted by Delaware law. Delaware law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law (the "DGCL"), or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Bylaws provide that the Company shall indemnify its directors and officers and may indemnify its employees and agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties.

  The Company intends to enter into agreements which indemnify its directors and executive officers. These agreements, among other things, indemnify the Company's directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such persons in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified directors and officers.

  At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

EXECUTIVE COMPENSATION

  The following table sets forth certain estimated compensation awarded or paid by the Company during the fiscal year ended March 31, 1998 ("Last Fiscal Year") to (i) the Company's President and Chief Executive Officer, (ii) the Company's Vice President, Finance and Administration, (iii) the Company's Vice President, Engineering and Development, and (iv) two individuals who would have been included as the Company's four most highly compensated executive officers (other than the Chief Executive Officer), each of whose aggregate compensation during the Last Fiscal Year exceeded $100,000, but were not serving as executive officers of the Company at the end of the Last Fiscal Year (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                       COMPENSATION
                                                                       ------------
                                       ANNUAL COMPENSATION                AWARDS
                              ---------------------------------------- ------------
                                                                        SECURITIES
NAME AND PRINCIPAL                                      OTHER ANNUAL    UNDERLYING       ALL OTHER
POSITION(1)                   SALARY ($) BONUS ($)    COMPENSATION ($) OPTIONS (#)  COMPENSATION ($) (2)
------------------            ---------- ---------    ---------------- ------------ --------------------
M. Marketta Silvera.........   $205,000   $43,650            --           60,000            $237
 President and Chief
 Executive Officer
Robert G. Carrade...........    115,000    18,188            --           30,000             230
 Vice President, Finance and
 Administration
Thomas A. Wadlow............    110,000    18,188            --           30,000             178
 Vice President, Engineering
 and Development
Wister Walcott..............     90,000    14,550            --           20,000             213
 Vice President, Marketing
Jeffrey Gall (3)............     94,541    26,911 (4)        --           30,000             179
 Vice President, Sales

--------
(1) In January 1998, the Company hired Peter Liebowitz as its Senior Vice President, Sales and Marketing at an annual salary for the 1999 fiscal year of $150,000. In January 1998, the Company hired Michael Millikin as its Vice President, Operations and Business Development at an annualized salary for the 1999 fiscal year of $150,000. In May 1998, the Company hired William C. Leetham as its Senior Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Secretary at an annualized salary for the 1999 fiscal year of $150,000.
(2) Amounts listed represent term life insurance premiums paid by the Company on behalf of the listed Named Executive Officer.
(3) Mr. Gall terminated his employment with the Company on January 15, 1998.
(4) Consists of $26,911 earned by Mr. Gall as sales commissions.

OPTION GRANTS

  The following table provides certain information regarding stock options granted to the Named Executive Officers during the Last Fiscal Year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS
                         ------------------------------------------------------
                                                                                    POTENTIAL REALIZABLE
                                                                                      VALUE AT  ASSUMED
                                                                                       ANNUAL RATES OF
                           NUMBER OF      PERCENTAGE OF                                  STOCK PRICE
                          SECURITIES      TOTAL OPTIONS    EXERCISE                   APPRECIATION FOR
                          UNDERLYING       GRANTED TO        PRICE                    OPTION TERM(3)(4)
                            OPTIONS       EMPLOYEES IN     PER SHARE EXPIRATION -----------------------------
NAME                     GRANTED(1)(5) 1998 FISCAL YEAR(2)  ($/SH)      DATE     0%($)    5%($)      10%($)
----                     ------------- ------------------- --------- ---------- ------- ---------- ----------
M. Marketta Silvera.....    60,000             6.0%          $0.75    4/15/07   $12,750 $1,258,116 $1,935,676
Robert G. Carrade.......    30,000             3.0            0.75    4/15/07     6,375    629,058    967,838
Thomas A. Wadlow........    30,000             3.0            0.75    4/15/07     6,375    629,058    967,838
Wister Walcott..........    20,000             2.0            0.75    4/15/07     4,250    419,372    645,225
Jeffrey Gall............    30,000             3.0            0.75    4/15/07     6,375    629,058    967,838

--------
(1) 25% of the shares issuable upon exercise of such options vest on the first anniversary of the vesting commencement date, with the remaining shares vesting in equal monthly installments over the following three years.
(2) Based on an aggregate of 1,008,000 options granted to employees during the fiscal year ended March 31, 1998.
(3) The 0% assumed annual rate of compounded stock price appreciation is mandated by the rules of the SEC. The amount represents the difference between the exercise price and the fair value used by the Company for accounting purposes on the date of each option grant. See Note 5 of Notes to Consolidated Financial Statements.
(4) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the SEC. There can be no assurance that the actual stock price appreciation over the five-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers. The potential realizable value is calculated by assuming that the initial public offering price of $14.00 per share appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day at the appreciated price.
(5) In December 1997, Mr. Liebowitz received an option to acquire 150,000 shares of Common Stock at an exercise price of $0.75 per share. In December 1997, Mr. Millikin received an option to acquire 100,000 shares of Common Stock at an exercise price of $0.75 per share. In May 1998, Mr. Leetham received an option to acquire 150,000 shares of Common Stock at an exercise price of $6.00 per share.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

  The following table provides certain summary information concerning the shares of Common Stock represented by outstanding stock options held by each of the Named Executive Officers in the Last Fiscal Year as of March 31, 1998.

                                                            NUMBER OF                 VALUE OF
                                                      SECURITIES UNDERLYING          UNEXERCISED
                                                       UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                           SHARES                      MARCH 31, 1998 (#)       MARCH 31, 1998($)(2)
                         ACQUIRED ON     VALUE      ------------------------- -------------------------
NAME                     EXERCISE(#) REALIZED($)(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ----------- -------------- ----------- ------------- ----------- -------------
M. Marketta Silvera.....       --        $   --           --       60,000      $     --     $795,000
Robert G. Carrade.......    8,958         5,683          938       35,104        13,013      468,210
Thomas A. Wadlow........       --            --        9,896       35,104       137,390      468,210
Wister Walcott..........       --            --        4,790       25,210        66,629      337,471
Jeffrey Gall(3).........    9,272         5,879           --           --            --           --

--------
(1) The amount set forth represents the difference between the fair market value of the shares on the date of exercise as determined by the Board of Directors and the exercise price of the option.
(2) Value of unexercised in-the-money options is based on a value of $14.00 per share of the Company's Common Stock, the initial public offering price. Amounts reflected are based on the assumed value minus the exercise price multiplied by the number of shares acquired on exercise.
(3) All of Mr. Gall's unexercised options have expired.

STOCK PLANS

  1998 Stock Option Plan. The Company's 1998 Stock Option Plan (the "Option Plan") was adopted by the Board of Directors in June 1998 and was approved by the stockholders in July 1998. A total of 1,000,000 shares of Common Stock has been reserved for issuance under the Option Plan, plus an automatic annual increase on the first day of each of the Company's fiscal years commencing in 1999, 2000, 2001, 2002 and 2003 equal to the lesser of 500,000 shares, 3% of the Company's outstanding Common Stock on the last day of the immediately preceding fiscal year or such lesser number of shares as the Board of Directors determines. As of June 30, 1998, options to purchase 20,000 shares of Common Stock had been granted under the Option Plan.

  The purposes of the Option Plan are to attract and retain the best available personnel to the Company, to provide additional incentives to the Company's employees and consultants and to promote the success of the Company's business. The Option Plan provides for the granting to employees, including officers and directors, of incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and for the granting to employees and consultants including nonemployee directors of nonstatutory stock options. To the extent an optionee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value (under all plans of the Company and determined for each share as of the date the option to purchase the shares was granted) in excess of $100,000, any such excess options shall be treated as nonstatutory stock options. If not terminated earlier, the Option Plan will terminate in June 2008.

  The Option Plan may be administered by the Board of Directors or a committee of the Board (the "Administrator"). The Option Plan is currently administered by the Compensation Committee. The Administrator determines the terms of options granted under the Option Plan, including the number of shares subject to the option, exercise price, term and exercisability. In no event, however, may an individual employee receive option grants for more than 1,000,000 shares under the Option Plan in any fiscal year. The exercise price of all incentive stock options granted under the Option Plan must be at least equal to the fair market value of the Common Stock of the Company on the date of grant. The exercise price of any incentive stock option granted to an optionee who owns stock representing more than 10% of the total combined voting power of all classes of outstanding capital stock of the Company or any parent or subsidiary corporation of the Company (a "10% Stockholder") must equal at least 110% of the fair market value of the Common Stock on the date of grant. The exercise price of all nonstatutory stock options granted after the Company's Common Stock is designated or approved for designation on the Nasdaq National Market must equal at least 85% of the fair market value of the Common Stock on the date of grant; provided, however, that the exercise price of any nonstatutory stock option granted to the Company's Chief Executive Officer or its four other most highly compensated officers must equal at least 100% of the fair market value of the Common Stock on the date of grant. Payment of the exercise price may be made in cash or other consideration as determined by the Administrator.

  The Administrator determines the term of options, which may not exceed 10 years (5 years in the case of an incentive stock option granted to a 10% Stockholder). No option may be transferred by the optionee other than by will or the laws of descent or distribution, except in the case of nonstatutory stock options granted after the Company's Common Stock is designated or approved for designation on the Nasdaq National Market with respect to which the Administrator may allow limited transferability in certain circumstances. Each option may be exercised during the lifetime of the optionee only by such optionee. The Administrator determines when options become exercisable. Options granted under the Option Plan generally become exercisable at the rate of 1/4th of the total number of shares subject to an option twelve months after the date of grant of such option, and 1/48th of the total number of shares subject to the option each month thereafter.

  In the event of the sale of all or substantially all of the assets of the Company, or the merger, consolidation or other capital reorganization of the Company (other than one in which holders of more than 50% of the Company's capital stock outstanding before such transaction continue to hold more than 50% of the total voting power after such transaction), then each option may be assumed or an equivalent option substituted by the successor corporation. In lieu thereof, the Administrator may in its discretion elect to accelerate the exercisability of each option effective upon the consummation of such transaction. The Administrator has the authority to amend or terminate the Option Plan as long as such action does not adversely affect any outstanding option and provided that stockholder approval shall be required for an amendment to increase the number of shares subject to the Option Plan, to change the designation of the class of persons eligible to be granted options, or to change the limitation on grants to individual employees.

  1994 Stock Plan. The Company's 1994 Stock Plan (the "1994 Stock Plan") was adopted by the Board of Directors in July 1994 and approved by the stockholders in September 1994. The 1994 Stock Plan provides for the granting of incentive stock options to employees, officers and employee directors and the granting of nonstatutory stock options and stock purchase rights to employees, officers, directors (including nonemployee directors) and consultants. A total of 3,400,000 shares of Common Stock has been reserved for issuance under the 1994 Stock Plan plus an automatic annual increase on the first day of the Company's fiscal years commencing in 1999, 2000, 2001 and 2002 equal to the lesser of 300,000 shares or 3% of the Company's outstanding stock on the last day of the preceding fiscal year. As of June 30, 1998, options to purchase 331,742 shares of Common Stock had been exercised, options to purchase a total of 1,556,940 shares at a weighted average exercise price of $1.99 per share were outstanding, and 840,914 shares of Common Stock have been issued upon exercise of stock purchase rights at a weighted average purchase price of $0.06 per share. The Company does not intend to issue any additional options or purchase rights pursuant to the 1994 Stock Plan, and as a result future automatic annual increases under the plan will not be effected.

  The terms of options issued under the 1994 Stock Plan are generally the same as those which may be issued under the Option Plan, except that the 1994 Stock Plan does not impose a maximum number of shares which may be subject to options issued to an individual in any fiscal year. The restricted stock purchase agreements reflecting stock purchase rights issued pursuant to the 1994 Stock Plan generally provide that the Company shall have a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or disability), unless the relevant administrator determines otherwise. The Company's repurchase right generally lapses at a rate of 1/4th of the total number of shares twelve months after the date of grant, and 1/48th of the total number of shares each month thereafter.

  In addition, the 1994 Stock Plan provides that, in the event of a merger of the Company with or into another corporation where the successor corporation issues its securities to the Company's stockholders, or a sale of all or substantially all of the Company's assets, unexercised options and purchase rights outstanding under the 1994 Stock Plan will be assumed or substituted by the successor corporation or, in the event the successor corporation refuses to assume or substitute the options, outstanding options and purchase rights shall terminate upon consummation of such transaction.

  1998 Directors' Stock Option Plan. The 1998 Directors' Stock Option Plan (the "Directors' Plan") was adopted by the Board of Directors in June 1998 and was approved by the stockholders in July 1998. A total of 200,000 shares of Common Stock has been reserved for issuance under the Directors' Plan. As of June 30, 1998, no options to purchase shares of Common Stock have been issued under the Directors' Plan. The Directors' Plan provides for the grant of nonstatutory stock options to nonemployee directors of the Company and is designed to work automatically without administration; however, to the extent administration is necessary, it will be performed by the Board of Directors. To the extent they arise, it is expected that conflicts of interest will be addressed by abstention of any interested director from both deliberations and voting regarding matters in which such director has a personal interest.

  The Directors' Plan provides that each person who becomes a nonemployee director of the Company after the date of the closing of this Offering will be granted a nonstatutory stock option to purchase 25,000 shares of Common Stock (the "First Option") on the date on which the optionee first becomes a nonemployee director of the Company. The First Option shall become exercisable in installments as to 25% of the total number of shares subject to the First Option on each of the first, second, third and fourth anniversaries of the date of grant of the First Option. The First Option will not be granted to individuals serving as nonemployee directors as of the date of this Offering. Instead, each person who is a nonemployee director of the Company on the date of this Offering will be granted a nonstatutory option to purchase 5,000 shares which shall become exercisable as to 100% of such shares on the first anniversary of the date of grant. Thereafter, on the date of each of the Company's Annual Stockholders Meetings following which a nonemployee director is serving on the Board of Directors, each such nonemployee director (including nonemployee directors who were not granted a First Option prior to the date of such Annual Meeting) will be granted an additional option to purchase 5,000 shares of Common Stock (a "Subsequent Option") if, on such date, he or she has served on the Company's Board of Directors for at least six months. Each Subsequent Option shall become exercisable as to 100% of such shares on the first anniversary of the date of grant.

  The Directors' Plan sets neither a maximum nor a minimum number of shares for which options may be granted to any one nonemployee director, but does specify the number of shares that may be included in any grant and the method of making a grant. No option granted under the Directors' Plan is transferable by the optionee other than by will or the laws of descent or distribution or pursuant to a qualified domestic relations order, and each option is exercisable, during the lifetime of the optionee, only by such optionee. If a nonemployee Director ceases to serve as a Director for any reason other than death or disability, he or she may, but only within 90 days after the date he or she ceases to be a Director of the Company, exercise options granted under the Directors' Plan to the extent that he or she was entitled to exercise it at the date of such termination. To the extent that he or she was not entitled to exercise any such option at the date of such termination, or if he or she does not exercise such option (which he or she was entitled to exercise) within such 90 day period, such option shall terminate. The exercise price of all stock options granted under the Directors' Plan shall be equal to the fair market value of a share of the Company's Common Stock on the date of grant of the option, except for the options granted to non-employee directors on the date of this Offering, which shall have an exercise price equal to the initial public offering price. Options granted under the Directors' Plan have a term of ten years.

  In the event of the dissolution or liquidation of the Company, a sale of all or substantially all of the assets of the Company, or the merger, consolidation or other capital reorganization of the Company (other than one in which holders of more than 50% of the Company's capital stock outstanding before such transaction continue to hold more than 50% of the total voting power after such transaction), (1) each nonemployee director shall have the right to exercise the option, including any part of the option that would not otherwise be exercisable, prior to the effectiveness of such dissolution, liquidation, sale, merger or reorganization, and (2) the option shall be assumed or substituted by the successor corporation or, if such successor corporation refuses to agree to such assumption or substitution, the option shall terminate upon consummation of such transaction. The Board of Directors may amend or terminate the Directors' Plan; provided, however, that no such action may adversely affect any outstanding option, and the provisions regarding the grant of options under the plan may be amended only once in any six-month period, other than to comport with changes in the Code. If not terminated earlier, the Directors' Plan will have a term of ten years.

  1998 Employee Stock Purchase Plan. The Company's 1998 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in June 1998 and was approved by the stockholders in July 1998. A total of 200,000 shares of Common Stock has been reserved for issuance under the Purchase Plan, plus an automatic annual increase on the first day of each of the Company's fiscal years in 1999, 2000, 2001, 2002 and 2003 equal to the lesser of 100,000 shares, 1/2% of the Company's outstanding Common Stock on the last day of the immediately preceding fiscal year, or such lesser number of shares as the Board of Directors shall determine.

  The Purchase Plan, which is intended to qualify under Section 423 of the Code, will be implemented by a series of overlapping offering periods of 24 months' duration, with new offering periods (other than the first offering period) commencing on May 1 and November 1 of each year. Each offering period will consist of four consecutive purchase periods of six months' duration. The initial offering period is expected to commence on the date of this Offering and end on October 31, 2000; the initial purchase period is expected to end on April 30, 1999. The Purchase Plan will be administered by the Board of Directors or by a committee appointed by the Board of Directors. Employees (including officers and employee directors) of the Company, or of any majority-owned subsidiary designated by the Board of Directors, are eligible to participate in the Purchase Plan if they are employed by the Company or any such subsidiary for at least 20 hours per week and more than five months per year. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 10% of an employee's compensation, at a price equal to the lower of 85% of the fair market value of the Company's Common Stock at the beginning of each offering period or at the end of each purchase period. The Board of Directors shall have the discretion to increase, prior to the beginning of an offering period, the percentage of participants' compensation that may be withheld through the Purchase Plan, provided that such percentage may not exceed 20%. No employee shall be granted an option under the Purchase Plan if immediately after the grant such employee would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total voting power or value of all classes of stock of the Company or its subsidiaries, or if such option would permit an employee to purchase stock under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of such stock for each calendar year in which such option is outstanding at any time. If the fair market value of the Common Stock on a purchase date is less than the fair market value at the beginning of the offering period, a new twenty-four month offering period will automatically begin on the first business day following the purchase date with a new fair market value. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company. The Purchase Plan may be terminated by action of the Board of Directors. If not terminated earlier, the Purchase Plan will have a term of 20 years.

  The Purchase Plan provides that in the event of a sale of all or substantially all of the Company's assets, or a merger, consolidation or other capital reorganization of the Company (other than one in which holders of more than 50% of the Company's capital stock outstanding before such transaction continue to hold more than 50% of the total voting power after such transaction), each right to purchase stock under the Purchase Plan will be assumed or an equivalent right substituted by the successor corporation unless the Board of Directors shortens the offering period so that employees' rights to purchase stock under the Purchase Plan are exercised prior to the merger or sale of assets. The Board of Directors has the power to amend or terminate the Purchase Plan as long as such action does not adversely affect any outstanding rights to purchase stock thereunder.

401(k) RETIREMENT PLAN

  Effective July 1, 1995 the Company established a 401(k) defined contribution retirement plan (the "Retirement Plan") covering all full-time employees with greater than one months' service. The Retirement Plan provides for voluntary employee contributions from 1% to 15% of annual compensation, subject to a maximum limit allowed by Internal Revenue Service guidelines ($10,000 for 1998). The Company may contribute such amounts to the accounts of participants in the Retirement Plan as determined by the Board of Directors. However, to date, the Company has not made any contribution to the Retirement Plan, and does not anticipate making any contribution to the Retirement Plan in the foreseeable future.

MANAGEMENT BONUS PLAN

  In April 1998, the Company adopted a management bonus plan (the "Bonus Plan") pursuant to which key members of Company management will be eligible to receive cash bonuses during the fiscal year ending March 31, 1999 if the Company meets certain financial objectives during that year. Each eligible employee has been assigned an individual fixed-dollar bonus base amount, which amount was determined based upon various factors, including the individual employee's annual salary. The amount of bonus that an individual employee may receive under the Bonus Plan is calculated as a percentage of his or her bonus base amount, which percentage is determined based upon the degree to which the Company achieves certain objective revenue (80% of the bonus) and operating income (20% of the bonus) goals established by the Board of Directors.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Since April 1, 1995, the Company has issued in private placement transactions shares of Preferred Stock as follows: an aggregate of 783,118 shares of Series E Preferred Stock at $2.00 per share in July 1996 and an aggregate of 1,220,000 shares of Series F Preferred Stock at $5.00 per share in March 1997, December 1997 and February 1998. In addition, in December 1995 and January 1996, the Company issued an aggregate of 1,210,068 shares of Series C Preferred Stock upon the exercise of outstanding Series C Preferred Stock warrants at an exercise price of $0.73 per share. Each share of Series C, Series E and Series F Preferred Stock is convertible into one share of Common Stock. The purchasers of the Series C Preferred Stock, Series E Preferred Stock and Series F Preferred Stock included, among others, the following executive officers, directors and 5% stockholders of the Company, and persons and entities associated with them:

                                                SERIES C  SERIES E  SERIES F
DIRECTORS AND                                   PREFERRED PREFERRED PREFERRED
ENTITIES AFFILIATED WITH DIRECTORS                STOCK     STOCK     STOCK
----------------------------------              --------- --------- ---------
Entities affiliated with El Dorado Venture
 Partners
 (Shanda Bahles)(1) ........................... 1,027,396  500,000        --
William B. Elmore(2)...........................   151,850       --        --
K. Flynn McDonald(2)...........................    27,400       --        --
O'Rourke Investment Corporation (Thomas
 O'Rourke).....................................        --   80,180        --
OTHER 5% STOCKHOLDERS
---------------------
Technology Funding Venture Partners V, and
 Aggressive Growth Fund, L.P. .................        --  147,940        --
The Trustees of the General Electric Pension
 Trust.........................................        --       --   900,000(3)
General Electric Capital Corporation...........        --       --   600,000(4)
Jeffrey Webber.................................    30,822       --        --

--------
(1) Includes shares held by El Dorado Ventures III, L.P., a California limited partnership, El Dorado Technology IV, L.P. and El Dorado C&L Fund, L.P.
(2) William B. Elmore subsequently sold 27,400 shares to K. Flynn McDonald for $0.73 per share pursuant to a stock transfer agreement dated September 14, 1996.
(3) Includes warrants to purchase 300,000 shares of Series F Preferred Stock.
(4) Includes warrants to purchase 200,000 shares of Series F Preferred Stock.

  On June 15, 1996, M. Marketta Silvera, the Company's President and Chief Executive Officer, purchased 60,000 shares of Common Stock at a purchase price of $0.20 per share, and pursuant to the terms of a Restricted Stock Purchase Agreement, the Company has the right to repurchase the shares with such right expiring as to 25% of the shares on the first anniversary of the vesting commencement date and the remaining shares in equal monthly installments over the following three years. On April 15, 1997, the Company granted to Ms. Silvera an option to purchase 60,000 shares of Common Stock at an exercise price of $0.75 per share, and pursuant to the terms of these options, 25% of the shares issuable upon exercise of such options vest on the first anniversary of the vesting commencement date, with the remaining shares vesting in equal monthly installments over the following three years. On
April 24, 1998, the Company granted to Ms. Silvera an option to purchase 60,000 shares of Common Stock at an exercise price of $3.30 per share, and pursuant to the terms of these options, 25% of the shares issuable upon exercise of such options vest on the first anniversary of the vesting commencement date, with the remaining shares vesting in equal monthly installments over the following three years.

  On April 19, 1996, the Company granted to Robert G. Carrade, its Vice President, Finance and Administration, an option to purchase 5,000 shares of Common Stock at an exercise price of $0.20 per share, and pursuant to the terms of these options, 25% of the shares issuable upon exercise of such options vest on the first anniversary of the vesting commencement date, with the remaining shares vesting in equal monthly installments over the following three years. On April 15, 1997, the Company granted to Mr. Carrade an option to purchase 30,000 shares of Common Stock at an exercise price of $0.75 per share, and pursuant to the terms of these options, 25% of the shares issuable upon exercise of such options vest on the first anniversary of the vesting commencement date, with the remaining shares vesting in equal monthly installments over the following three years. On April 24, 1998, the Company granted to Mr. Carrade an option to purchase 35,000 shares of Common Stock at an exercise price of $3.00 per share, and pursuant to the terms of these options, 25% of the shares issuable upon exercise of such options vest on the first anniversary of the vesting commencement date, with the remaining shares vesting in equal monthly installments over the following three years. With respect to options granted to Mr. Carrade, on December 23, 1997 and April 15, 1998, Mr. Carrade exercised options to purchase 8,958 and 8,750 shares of Common Stock, respectively.

  On April 19, 1996, the Company granted to Thomas A. Wadlow, its Vice President, Engineering and Development, an option to purchase 5,000 shares of Common Stock at an exercise price of $0.20 per share, and pursuant to the terms of these options, 25% of the shares issuable upon exercise of such options vest on the first anniversary of the vesting commencement date, with the remaining shares vesting in equal monthly installments over the following three years. On April 15, 1997, the Company granted to Mr. Wadlow an option to purchase 30,000 shares of Common Stock at an exercise price of $0.75 per share, and pursuant to the terms of these options, 25% of the shares issuable upon exercise of such options vest on the first anniversary of the vesting commencement date, with the remaining shares vesting in equal monthly installments over the following three years.

  On December 23, 1997, the Company granted to Peter Liebowitz, its Senior Vice President, Sales and Marketing, an option to purchase 150,000 shares of Common Stock at an exercise price of $0.75 per share. Pursuant to the terms of this option, 25% of the shares issuable upon exercise of such option vest on the first anniversary of the vesting commencement date, with the remaining shares vesting in equal monthly installments over the following three years. On April 21, 1998, the Board of Directors approved 75,000 shares to become immediately exercisable, subject to the Company's right to repurchase such shares with such right expiring as to 25% of the shares on the first anniversary of the vesting commencement date and the remaining shares in equal monthly installments over the following three years. Mr. Liebowitz purchased 75,000 shares on April 27, 1998, subject to such repurchase right.

  On December 23, 1997, the Company granted to Michael Millikin, its Vice President, Operations and Business Development, an option to purchase 100,000 shares of Common Stock at an exercise price of $0.75 per share. Pursuant to the terms of these options, 25% of the shares issuable upon exercise of such options vest on the first anniversary of the vesting commencement date, with the remaining shares vesting in equal monthly installments over the following three years. On April 21, 1998, the Board of Directors approved 50,000 shares to become immediately exercisable subject to the Company's right to repurchase such shares with such right expiring as to 25% of the shares on the first anniversary of the vesting commencement date and the remaining shares in equal monthly installments over the following three years. Mr. Millikin purchased 50,000 shares on April 28, 1998, subject to such repurchase right.

  On May 20, 1998, the Company granted William C. Leetham, its Senior Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Secretary an option to purchase 150,000 shares of Common Stock at an exercise price of $6.00 per share. Pursuant to the terms of these options, (i) 17,000 shares are immediately exercisable, subject to the Company's right to repurchase such shares in the event of termination of Mr. Leetham's employment with the Company, with such right expiring on the first anniversary of the vesting commencement date; (ii) 20,500 shares vest on the first anniversary of the vesting commencement date and (iii) the remaining shares vest in equal monthly installments over the following three years. In the event the Company is acquired and Mr. Leetham's employment is terminated without cause within 12 months after such acquisition, then 50% of the unvested portion of his option shall immediately become fully vested at the time of such termination.

  See "Management--Executive Compensation" and "--Compensation Committee Interlocks and Insider Participation" for additional information with respect to stock option grants to directors and executive officers of the Company.

  On June 18, 1996, the Company entered into an agreement with AmeriData Technologies Inc. ("AmeriData") whereby the Company granted AmeriData options to purchase 200,000 shares of the Company's

Common Stock at $2.00 per share and AmeriData agreed to sell the Company's Internet security service to AmeriData customers in exchange for a commission on the first two years of revenue from those customers. The Company and AmeriData also agreed to cooperate in areas such as training and marketing. In June 1996, Ameridata was acquired by GE Capital Corp., a subsidiary of General Electric Company, and is now GE Capital Information Technologies Solutions, Inc.

  The Company intends to enter into indemnification agreements with its executive officers and directors containing provisions which may require the Company, among other things, to indemnify its executive officers and directors against certain liabilities that may arise by reason of their status or service as executive officers and directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company also intends to execute such agreements with its future directors and executive officers. See "Management--Limitation of Liability and Indemnification Matters."

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of June 30, 1998 and as adjusted to reflect the sale of the Common Stock offered by this Prospectus by (i) each stockholder who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each executive officer of the Company, (iii) each director of the Company, and (iv) all directors and executive officers of the Company as a group.

                              SHARES BENEFICIALLY          SHARES BENEFICIALLY
                                     OWNED                        OWNED
                              PRIOR TO OFFERING(1)          AFTER OFFERING (1)
OFFICERS, DIRECTORS AND       -------------------- SHARES  --------------------
PRINCIPAL STOCKHOLDERS         NUMBER   PERCENT(2) OFFERED  NUMBER   PERCENT(2)
-----------------------       --------- ---------- ------- --------- ----------
Entities affiliated with
 El Dorado Ventures(3)....... 3,011,546    28.3%      --   3,011,546    21.9%
 2400 Sand Hill Road
 Menlo Park, CA 94025
M. Marketta Silvera(4)....... 1,330,000    12.5    60,000  1,270,000     9.3
William B. Elmore............ 1,026,916     9.7       --   1,026,916     7.5
Technology Funding Venture
 Partners V..................   891,054     8.4       --     891,054     6.5
 an Aggressive Growth
 Fund, L.P.
 2000 Alameda de las Pulgas
 San Mateo, CA 94403
The Trustees of the General                           --
 Electric Pension Trust(5)...   900,000     8.5              900,000     6.6
 P.O. Box 7900
 3003 Summer Street
 Stamford, CT 06904-6092
Jeffrey Webber...............   771,918     7.3    80,000    691,918     5.1
 R.B. Webber & Company
 1717 Embarcadero Road, Suite
 2000
 Palo Alto, CA 94303
GE Electric Capital
 Corporation(6)..............   700,000     6.5       --     700,000     5.1
 120 Long Ridge Road
 Stamford, CT 06927
Shanda Bahles(7)............. 3,011,546    28.3       --   3,011,546    21.9
Thomas O'Rourke(8)...........   394,580     3.7       --     394,580     2.9
Thomas A. Wadlow(9)..........   227,082     2.1       --     227,082     1.7
Robert G. Carrade(10)........   131,124     1.2       --     131,124     1.0
Jeffrey Gall(11).............    86,380       *       --      86,380       *
 39 Woodhill Drive
 Redwood City, CA 94061
Peter Liebowitz..............    75,000       *       --      75,000       *
Michael Millikin.............    50,000       *       --      50,000       *
K. Flynn McDonald(12)........    47,400       *       --      47,400       *
William C. Leetham(13).......    17,000       *       --      17,000       *
All directors and executive
 officers as a group
 (10 persons)(14)............ 6,310,648    58.9%   60,000  6,250,648    46.1%

--------
   * Represents beneficial ownership of less than 1% of the Company's common Stock.

 (1) Except pursuant to applicable community property laws or as indicated in the footnotes of this table, to the Company's knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.
 (2) Applicable percentage of ownership for each stockholder is based on 10,635,686 shares of Common Stock outstanding as of June 30, 1998, together with applicable options and warrants for such stockholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of Common Stock subject to options held by that person that are currently exercisable within 60 days of June 30, 1998. Such shares issuable pursuant to such options are deemed outstanding for computing the percentage ownership of the person holding such options but are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Unless otherwise indicated, the address of each of the individuals named above is: c/o Pilot Network Services, Inc., 1080 Marina Village Parkway, Alameda, CA 94501.
 (3) Consists of 52,932 shares held by El Dorado C&L Fund, L.P., 100,230 shares held by El Dorado Technology IV, L.P., and 2,858,384 shares held by El Dorado Ventures III, L.P. (collectively, the "El Dorado Entities").
 (4) Includes 20,000 shares issuable upon exercise of stock options that are exercisable within 60 days of June 30, 1998.
 (5) Assumes exercise of Series F warrants to purchase 300,000 shares.
 (6) Assumes exercise of Series F warrants to purchase 200,000 shares and includes 100,000 shares issuable upon exercise of stock options that are exercisable within 60 days of June 30, 1998 held by AmeriData, which was acquired in June 1996 by GE Capital Corp., a subsidiary of General Electric Company, and is now GE Capital Information Technologies Solutions, Inc.
 (7) Represents 3,011,546 shares held by the El Dorado Entities. Ms. Bahles, a Director of the Company and a General Partner to each of the El Dorado Entities, disclaims beneficial ownership of the shares held by the El Dorado Entities, except for her proportional pecuniary interest therein, if any.
 (8) Consists of 394,580 shares held by O'Rourke Investment Corporation ("OIC"). Mr. O'Rourke, a Director of the Company and Chairman and CEO of OIC, owns a majority of the outstanding voting shares of OIC and is a director of OIC.
 (9) Includes 21,458 shares issuable upon exercise of stock options that are exercisable within 60 days of June 30, 1998.
(10) Includes 3,750 shares issuable upon exercise of stock options that are exercisable within 60 days of June 30, 1998.
(11) Mr. Gall terminated his employment with the Company on January 15, 1998.
(12) Includes 20,000 shares issuable upon exercise of stock options that are exercisable within 60 days of June 30, 1998.
(13) Includes 17,000 shares issuable upon exercise of stock options that are exercisable within 60 days of June 30, 1998.
(14) Includes 82,208 shares issuable upon exercise of stock options that are exercisable within 60 days of June 30, 1998.

                         DESCRIPTION OF CAPITAL STOCK

  Upon the completion of this Offering, the authorized capital stock of the Company will consist of forty million shares of Common Stock, $0.001 par value per share, and two million shares of undesignated Preferred Stock, $0.001 par value per share.

COMMON STOCK

  As of June 30, 1998, there were 10,635,686 shares of Common Stock outstanding (including shares issuable upon conversion of all outstanding Preferred Stock and the exercise of warrants to purchase Series F Preferred Stock, which are convertible into an aggregate of 600,000 shares of Common Stock), held of record by 52 stockholders, and options to purchase an aggregate of 1,756,940 shares of Common Stock and warrants to purchase an aggregate of 150,000 shares of Common Stock were also outstanding. There will be 13,745,686 shares of Common Stock outstanding after this Offering (assuming no exercise of the Underwriter's overallotment option, no exercise of outstanding warrants to purchase Series B Preferred Stock, Series D Preferred Stock and Common Stock, and no exercise of outstanding options after June 30,
1998) after giving effect to the sale of the shares of Common Stock to the public offered hereby.

  The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferential rights with respect to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights of any outstanding Preferred Stock. The Common Stock has no preemptive or conversion rights or other subscription rights. The outstanding shares of Common Stock are, and the shares of Common Stock to be issued upon completion of this Offering will be, fully paid and non-assessable.

PREFERRED STOCK

  Effective upon the closing of this Offering, each outstanding share of Preferred Stock will be converted into one share of Common Stock and automatically retired. Thereafter, the Board of Directors is authorized to issue up to two million shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.

  The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including voting rights, of the holders of Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock. As of the closing of this Offering, no shares of Preferred Stock will be outstanding and the Company currently has no plans to issue any shares of Preferred Stock.

WARRANTS

  As of June 30, 1998, the Company had outstanding exercisable warrants to purchase 27,124 shares of Series B Preferred Stock at $0.365 per share; 48,286 shares of Series D Preferred Stock at $0.875 per share and 67,500 shares of Series D Preferred Stock at $2.00 per share; 600,000 shares of Series F Preferred Stock at $6.00 per share; and 150,000 shares of Common Stock (the "Common Stock Warrants") at $11.20 per share. All unexercised warrants to purchase Series F Preferred Stock will terminate upon the closing of the Offering. All warrants to purchase Series B Preferred Stock, Series D Preferred Stock and Common Stock contain net exercise provisions. Warrants that remain outstanding after the Offering will expire between June 30, 2002 and March 10, 2007. Following the automatic conversion of all classes of Preferred Stock into Common Stock that will take place in connection with the Offering, pursuant to the terms of each respective warrant all remaining warrants will become exercisable for Common Stock.

REGISTRATION RIGHTS

  Following this Offering, the holders of 9,582,828 shares of Common Stock (the "Registrable Securities") or their transferees will be entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of an agreement between the Company and the holders of the Registrable Securities. Subject to certain limitations in the agreement, the holders of at least 25% of the Registrable Securities may require, on two occasions beginning after the earlier of March 15, 1999 or six months after the effective date of this Offering, that the Company use its best efforts to register the Registrable Securities for public resale. If the Company registers any of its Common Stock either for its own account or for the account of other security holders, the holders of Registrable Securities are entitled to include their shares of Common Stock in such registration, subject to the ability of the underwriters to limit the number of shares included in such offering. The holders of at least 20% of the Registrable Securities, excluding such shares held by M. Marketta Silvera, may also require the Company (not more than one time in any twelve-month period) to register all or a portion of their Registrable Securities on Form S-3 when use of such forms becomes available to the Company, provided, among other limitations, that the proposed aggregate selling price (net of any underwriters' discounts or commissions) is at least $500,000. All registration expenses must be borne by the Company. However, all registration expenses incurred in effecting any Forms S-1 or S-2 Registration Statements after the second such Registration Statements or more than one (1) Form S-3 Registration Statement in any twelve (12) month period shall be borne pro rata by the holders of the Registrable Securities included in such registration, in accordance with the number of shares being sold in such registration. These rights shall terminate either (i) seven years following the consummation of the Offering or (ii) for each individual holder, at such time as the holder holds less than 1% of the voting securities of the Company. In addition, commencing 180 days after the effective date of this Offering and prior to June 30, 1999, the holders of warrants to purchase an aggregate of 150,000 shares of Common Stock have the right to require the Company to register under the Securities Act shares issuable upon exercise of such warrants.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

  Certain provisions of Delaware law and the Company's Restated Certificate of Incorporation could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to first negotiate with the Company. The Company believes that the benefits of increased protection of the Company's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

  The Company is subject to the provisions of Section 203 of the Delaware law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock. This provision may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the Company's stockholders.

  Commencing at the first annual meeting of stockholders following the annual meeting of stockholders when the Company shall have had at least 800 stockholders, the Restated Certificate of Incorporation of the Company provides for the Board of Directors to be divided into two classes, with staggered two-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders of the Company, with the other class continuing for the remainder of its respective two-year term. Thereafter, stockholders shall no longer have cumulative voting rights and the Company's stockholders representing a majority of the shares of Common Stock outstanding will be able to elect all of the directors. The classification of the Board of Directors and elimination of cumulative voting make it more difficult for the Company's existing stockholders to replace the Board of Directors as well as for another party to obtain control of the Company by replacing the Board of Directors. Since the Board of Directors has the power to retain and discharge officers of the Company, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. See "Management--Executive Officers and Directors--Board of Directors."

  The Company's Restated Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent. The Bylaws provide that special meetings of stockholders can be called only by the Board of Directors, the Chairman of the Board, if any, the President of the Company and holders of 10% of the votes entitled to be cast at a meeting. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting by the Board of Directors, the Chairman of the Board, if any, the President of the Company or any such 10% holder. The Bylaws set forth an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders of the Company.

  The Company's Restated Certificate of Incorporation contains a provision requiring the affirmative vote of the holders of at least two-thirds of the voting stock of the Company to amend the foregoing provisions of the Restated Certificate of Incorporation and Bylaws.

  The foregoing provisions could have the effect of making it more difficult for a third party to effect a change in the control of the Board of Directors. In addition, these provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of the Company. See "Risk Factors--Anti-Takeover Provisions."

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is U.S. Stock Transfer Corporation. Its telephone number is (800) 835-8778.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this Offering, there has not been any public market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this Offering because of certain contractual and legal restrictions on resale (as described below), sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

  Upon completion of this Offering, based on the number of shares outstanding as of June 30, 1998, the Company will have outstanding an aggregate of 13,745,686 shares of Common Stock assuming no exercise of warrants or options to purchase Common Stock outstanding as of June 30, 1998, but including the 600,000 shares to be issued upon exercise of the Series F Warrants prior to the closing of the Offering. Of these shares, the 3,250,000 shares sold in this Offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by an existing "affiliate" of the Company as that term is defined in Rule 144 under the Securities Act (an "Affiliate"). The remaining shares of Common Stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). As of such date, no Restricted Shares will be eligible for sale in the public market. Following the expiration of the 180-day Lock-up Period with the representatives of the Underwriters or the Company, (i) 2,507,246 of the Restricted Shares will be eligible for immediate sale without restriction under Rules 144(k) or 701 under the Securities Act, (ii) 7,188,440 of the Restricted Shares will be eligible for sale subject to compliance with the volume and other restrictions of Rule 144, and (iii) 800,000 of the Restricted Shares (including 600,000 shares to be issued upon exercise of the Series F Warrants prior to the closing of the Offering) will become eligible for sale at various times after the Lock-up Period upon expiration of applicable holding periods under Rule 144, subject in some cases to the volume and other restrictions of Rule 144. In addition, as of June 30, 1998, there were outstanding 1,756,940 options and 292,910 warrants to purchase shares of the Company (excluding 600,000 shares which are to be issued upon exercise of the Series F Warrants prior to the closing of the Offering) and all of such options and warrants will be subject to 180-day lock-up agreements with the representatives of the Underwriters or the Company. Following the expiration of the Lock-up Period, all of the warrants will be exercisable and 369,518 of such options will be exercisable.

  All of the officers and directors and certain stockholders of the Company have entered into lock-up agreements generally providing that they will not offer, pledge, sell, offer to sell, contract to sell, sell any option or contract to purchase, purchase any option to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, Common Stock owned by them, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock, for a period of 180 days after the date of this Prospectus, without the prior written consent of Credit Suisse First Boston Corporation, subject to certain limited exceptions. Credit Suisse First Boston Corporation may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. Credit Suisse First Boston Corporation currently has no plans to release any portion of the securities subject to lock-up agreements. When determining whether or not to release shares from the lock-up agreements, Credit Suisse First Boston Corporation will consider, among other factors, the stockholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

  In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner except an Affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of shares of Common Stock then outstanding (which will equal approximately 137,500 shares immediately after this Offering); or (ii) the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an Affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Accordingly, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this Offering.

  Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants or advisors prior to the date the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options (including exercises after the date of this Offering). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this Prospectus, may be sold (i) by persons other than Affiliates, subject only to the manner of sale provisions of Rule 144 and (ii) by Affiliates, under Rule 144 without compliance with its one-year minimum holding period requirements.

  Following this Offering, the Company intends to file a registration statement under the Securities Act covering approximately 2,956,940 shares of Common Stock, subject to outstanding options or reserved for issuance under the Company's stock plans. See "Management--Stock Plans." Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to Affiliates, be available for sale in the open market, except to the extent that such shares are subject to vesting restrictions with the Company.

  Upon completion of this Offering, the holders of approximately 9,732,828 shares of Registrable Securities or the transferees will be entitled to certain rights with respect to registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act (except for shares purchased by Affiliates of the Company) immediately upon the effectiveness of such registration. See "Description of Capital Stock--Registration Rights."

                                 UNDERWRITING

  Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date of this Prospectus (the "Underwriting Agreement") the underwriters named below (the "Underwriters"), for whom Credit Suisse First Boston Corporation, BancAmerica Robertson Stephens and Hambrecht & Quist LLC are acting as representatives (the "Representatives"), have severally but not jointly agreed to purchase from the Company and the Selling Stockholders, the following respective numbers of shares of Common Stock:

                                                                        NUMBER
   UNDERWRITER                                                         OF SHARES
   -----------                                                         ---------
   Credit Suisse First Boston Corporation............................. 1,137,500
   BancAmerica Robertson Stephens..................................... 1,056,250
   Hambrecht & Quist LLC.............................................. 1,056,250
                                                                       ---------
       Total.......................................................... 3,250,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the shares of Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased. The Underwriting Agreement provides, that, in the event of a default by an Underwriter, in certain circumstances the purchase commitments of non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

  The Company and the Selling Stockholders have granted to the Underwriters an option, expiring at the close of business on the 30th day after the date of this Prospectus, to purchase up to 487,500 additional shares of Common Stock at the initial public offering price, less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. Such option may be exercised only to cover over-allotments in the sale of the shares of Common Stock. To the extent that such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as it was obligated to purchase pursuant to the Underwriting Agreement.

  The Company and the Selling Stockholders have been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and, through the Representatives, to certain dealers at such price less a concession of $0.59 per share and the Underwriters and such dealers may allow a discount of $0.10 per share on sales to certain other dealers. After the Offering, the public offering price and concession and discount to dealers may be changed by the Representatives.

  The Representatives have informed the Company and the Selling Stockholders that they do not expect discretionary sales by the Underwriters to exceed 5% of the shares being offered hereby.

  The Company and certain of its directors, officers and stockholders have agreed that they will not publicly announce any intention to, will not allow any affiliate or subsidiary to, and will not itself, without the prior written consent of Credit Suisse First Boston Corporation on behalf of the Underwriters, (i) offer, pledge, sell, offer to sell, contract to sell, sell any option or contract to purchase, purchase any option to sell, grant any option right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, Common Stock, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock (whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of the Shares or other such securities, in cash or otherwise), in each case, beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) or otherwise controlled by the undersigned on the date hereof or hereafter acquired, for a period beginning from the date of execution of the Underwriting Agreement and continuing to and including the date 180 days after the effective date of the Registration Statement.

  The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments that the Underwriters may be required to make in respect thereof.

  The shares of Common Stock have been approved for quotation on the Nasdaq Stock Market's National Market under the symbol "PILT."

  Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price has been negotiated between the Company and the Representatives. Among the material factors considered in determining the initial public offering price of the Common Stock, in addition to the prevailing market conditions, was the Company's historical performance, capital structure, estimates of the business potential, revenues and earnings prospects of the Company, an assessment of the Company's management and consideration of the above factors in relation to the market values of companies in related businesses. There can be no assurance that the initial public offering price of the Common Stock will correspond to the price at which the Common Stock will trade in the public market subsequent to the Offering or that an active public market for the Common Stock will develop or continue after the Offering. See "Risk Factors --No Prior Market for Common Stock."

  The Representatives, on behalf of the Underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act"). Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchase of the shares of Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the shares of Common Stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions.

                         NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

  The distribution of the Common Stock in Canada is being made only on a private placement basis exempt from the requirement that the Company and the Selling Stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of Common Stock are effected. Accordingly, any resale of the Common Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction not listed on a Canadian exchange, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Common Stock.

REPRESENTATIONS OF PURCHASERS

  Each purchaser of Common Stock in Canada who receives a purchase confirmation will be deemed to represent to the Company, the Selling Stockholders and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Common Stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "--Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

  The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or recission or rights of action under the civil liability provision of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

  All of the issuer's directors and officers as well as the experts named herein and the Selling Stockholders may be located outside of Canada, and as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Company or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

  Purchasers of Common Stock to whom the Securities Act (British Columbia) applies is advised that such purchasers are required to file with the British Columbia Securities Commission a report within ten days of the sale of any Common Stock acquired by such purchaser pursuant to the Offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Common Stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

  Canadian purchasers of Common Stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Common Stock in their particular circumstances and with respect to the eligibility of the Common Stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Venture Law Group, A Professional Corporation, Menlo Park, California. Certain legal matters relating to this Offering will be passed upon for the Underwriters by Gunderson Dettmer Stough Villenueve Franklin & Hachigian, LLP, Menlo Park, California.

                                    EXPERTS

  The financial statements of the Company as of March 31, 1997 and 1998, and for each of the years in the three-year period ended March 31, 1998, have been included in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (which term shall include any amendments thereto) on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any exhibit referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved. The Registration Statement, including exhibits thereto and the financial statements and notes filed as a part thereof, as well as such reports and other information filed with the Commission, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part thereof may be obtained from the Commission upon payment of certain fees prescribed by the Commission. Such reports and other information may also be inspected without charge at a Web site maintained by the Commission. The address of such site is http://www.sec.gov.

                             PILOT NETWORK SERVICES

                         INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report................................................ F-2
Balance Sheets.............................................................. F-3
Statements of Operations.................................................... F-4
Statement of Stockholders' Deficit.......................................... F-5
Statements of Cash Flows.................................................... F-6
Notes to Financial Statements............................................... F-7

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Pilot Network Services, Inc.:

  We have audited the accompanying balance sheets of Pilot Network Services, Inc. (the "Company") as of March 31, 1997 and 1998, and the related statements of operations, stockholders' deficit and cash flows for each of the years in the three-year period ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pilot Network Services, Inc. as of March 31, 1997 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended March 31, 1998, in conformity with generally accepted accounting principles.

                                                          KPMG Peat Marwick LLP

Oakland, California
May 29, 1998, except for Note 6 which is as of August 4, 1998

                          PILOT NETWORK SERVICES, INC.

                                 BALANCE SHEETS

                                                MARCH 31,
                                         -------------------------    JUNE 30,
                                            1997          1998          1998
                                         -----------  ------------  ------------
                                                                    (UNAUDITED)
                 ASSETS
 Current assets:
   Cash and cash equivalents...........  $ 3,081,270  $  1,446,711  $  6,176,153
   Trade receivables, less allowance
    for doubtful accounts of $12,000 in
    1997 and $111,000 in March 1998 and
    $148,000 in June 1998 .............      725,211     1,066,560     2,240,252
   Prepaid and other current assets....      120,064       272,902       413,967
                                         -----------  ------------  ------------
     Total current assets..............    3,926,545     2,786,173     8,830,372
 Property and equipment, net...........    3,478,705     5,993,848     7,612,044
 Financing costs.......................           --            --     1,200,000
 Other assets, net.....................       33,950       142,286       280,963
                                         -----------  ------------  ------------
                                         $ 7,439,200  $  8,922,307  $ 17,923,379
                                         ===========  ============  ============
 LIABILITIES AND STOCKHOLDERS' DEFICIT
 Current liabilities:
   Accounts payable....................  $   581,737  $  2,056,689  $  3,708,715
   Accrued expenses....................      479,329       601,040     1,206,881
   Line of Credit......................           --            --     1,055,725
   Term Loan...........................           --            --     6,000,000
   Current portion of capital lease
    obligations........................      972,579     1,549,585     1,771,690
   Deferred revenue....................    1,257,559     1,541,635     2,017,205
                                         -----------  ------------  ------------
     Total current liabilities.........    3,291,204     5,748,949    15,760,216
 Capital lease obligations, net of cur-
  rent portion.........................    1,945,663     3,444,217     4,429,091
                                         -----------  ------------  ------------
     Total liabilities.................    5,236,867     9,193,166    20,189,307
 Commitments
 Redeemable convertible preferred
  stock, $0.001 par value; 7,432,810
  shares authorized; 5,763,030 shares
  issued and outstanding as of March
  31, 1997 and 6,363,030 shares issued
  and outstanding as of March 31, 1998
  and June 30, 1998; aggregate
  liquidation preference of $10,458,261
  in 1998..............................    8,084,068    12,143,303    12,480,047
 Stockholders' deficit:
   Convertible Series A preferred
    stock; $0.001 par value; 1,400,000
    shares authorized, issued and
    outstanding; aggregate liquidation
    preference of $49,000 as of
    March 31, 1997, 1998 and June 30,
    1998...............................        1,400         1,400         1,400
   Common stock, $0.001 par value;
    40,000,000 shares authorized;
    2,001,722 and 2,050,536 shares
    issued and outstanding as of March
    31, 1997 and 1998, respectively and
    2,272,656 shares issued and
    outstanding as of June 30, 1998....        2,002         2,051         2,273
   Additional paid-in capital..........      105,897     1,168,148     4,685,942
   Deferred stock compensation.........           --      (890,943)   (2,771,677)
   Accumulated deficit.................   (5,991,034)  (12,694,818)  (16,663,913)
                                         -----------  ------------  ------------
     Total stockholders' deficit.......   (5,881,735)  (12,414,162)  (14,745,975)
                                         -----------  ------------  ------------
                                         $ 7,439,200  $  8,922,307  $ 17,923,379
                                         ===========  ============  ============

                See accompanying notes to financial statements.

                          PILOT NETWORK SERVICES, INC.

                            STATEMENTS OF OPERATIONS

                                                                   THREE MONTHS ENDED
                                 YEARS ENDED MARCH 31,                  JUNE 30,
                          -------------------------------------  -----------------------
                             1996         1997         1998         1997        1998
                          -----------  -----------  -----------  ----------  -----------
                                                                      (UNAUDITED)
Service revenues........  $ 2,524,965  $ 6,300,238  $11,317,302  $2,461,557  $ 3,720,166
Cost of service
 revenues...............    1,424,068    4,181,426    9,825,413   1,745,575    4,023,569
                          -----------  -----------  -----------  ----------  -----------
Gross margin............    1,100,897    2,118,812    1,491,889     715,982     (303,403)
Operating costs and
 expenses:
  Sales and marketing...    1,791,823    3,109,058    4,306,466     867,584    2,133,917
  Engineering and
   development..........      162,236      274,627      798,687     141,745      298,508
  General and
   administrative.......      765,549    1,064,401    1,550,562     340,604      688,336
                          -----------  -----------  -----------  ----------  -----------
    Operating expenses..    2,719,608    4,448,086    6,655,715   1,349,933    3,120,761
                          -----------  -----------  -----------  ----------  -----------
    Operating loss......   (1,618,711)  (2,329,274)  (5,163,826)   (633,951)  (3,424,164)
Interest income.........       20,234       27,620       96,949      32,047       12,250
Interest expense........     (151,832)    (350,012)    (567,673)   (115,524)    (220,437)
                          -----------  -----------  -----------  ----------  -----------
    Net loss............   (1,750,309)  (2,651,666)  (5,634,550)   (717,428)  (3,632,351)
Accretion on redeemable
 convertible preferred
 stock..................     (262,593)    (478,304)  (1,069,234)   (132,156)    (336,744)
                          -----------  -----------  -----------  ----------  -----------
Net loss attributable to
 common stockholders....  $(2,012,902) $(3,129,970) $(6,703,784) $ (849,584) $(3,969,095)
                          ===========  ===========  ===========  ==========  ===========
Basic and diluted net
 loss per share.........  $     (1.07) $     (1.58) $     (3.31)      (0.42)       (1.81)
                          ===========  ===========  ===========  ==========  ===========
Shares used in computing
 basic and diluted net
 loss per share.........    1,889,048    1,982,422    2,025,470   2,005,398    2,197,882
                          ===========  ===========  ===========  ==========  ===========


                See accompanying notes to financial statements.

                          PILOT NETWORK SERVICES, INC.

                       STATEMENT OF STOCKHOLDERS' DEFICIT

                   YEARS ENDED MARCH 31, 1996, 1997 AND 1998
                      AND THREE MONTHS ENDED JUNE 30, 1998

                             SERIES A
                           CONVERTIBLE         COMMON                                                    TOTAL
                         PREFERRED STOCK       STOCK         ADDITIONAL    DEFERRED                  STOCKHOLDERS'
                         ---------------- -----------------   PAID-IN       STOCK      ACCUMULATED      EQUITY
                          SHARES   AMOUNT  SHARES    AMOUNT   CAPITAL    COMPENSATION    DEFICIT       (DEFICIT)
                         --------- ------ ---------  ------  ----------  ------------  ------------  -------------
Balance as of March 31,
 1995................... 1,400,000 $1,400 1,777,390  $1,778  $   79,331  $        --   $   (848,162) $   (765,653)
 Issuance of common
  stock.................        --     --   182,250     182      16,221           --             --        16,403
 Accretion on Series B,
  C, D, E, and F
  redeemable convertible
  preferred stock.......        --     --        --      --          --           --       (262,593)     (262,593)
 Net loss...............        --     --        --      --          --           --     (1,750,309)   (1,750,309)
                         --------- ------ ---------  ------  ----------  -----------   ------------  ------------
Balance as of March 31,
 1996................... 1,400,000 $1,400 1,959,640  $1,960  $   95,552  $        --   $ (2,861,064) $ (2,762,152)
 Issuance of common
  stock.................        --     --    96,916      97      15,225           --             --        15,322
 Repurchase of common
  stock.................        --     --   (54,834)    (55)     (4,880)          --             --        (4,935)
 Accretion on Series B,
  C, D, E, and F
  redeemable convertible
  preferred stock.......        --     --        --      --          --           --       (478,304)     (478,304)
 Net loss...............        --     --        --      --          --           --     (2,651,666)   (2,651,666)
                         --------- ------ ---------  ------  ----------  -----------   ------------  ------------
Balance as of March 31,
 1997................... 1,400,000 $1,400 2,001,722  $2,002  $  105,897  $        --   $ (5,991,034) $ (5,881,735)
 Issuance of common
  stock.................        --     --    72,706      73       8,815           --             --         8,888
 Repurchase of common
  stock.................        --     --   (23,892)    (24)     (1,844)          --             --        (1,868)
 Accretion on Series B,
  C, D, E, and F
  redeemable convertible
  preferred stock.......        --     --        --      --          --           --     (1,069,234)   (1,069,234)
 Deferred compensation
  related to grant of
  common stock options..        --     --        --      --   1,055,280   (1,055,280)            --            --
 Amortization of
  deferred
  compensation..........        --     --        --      --          --      164,337             --       164,337
 Net loss...............        --     --        --      --          --           --     (5,634,550)   (5,634,550)
                         --------- ------ ---------  ------  ----------  -----------   ------------  ------------
Balance as of March 31,
 1998................... 1,400,000 $1,400 2,050,536  $2,051  $1,168,148  $  (890,943)  $(12,694,818) $(12,414,162)
 Issuance of common
  stock(1)..............        --     --   222,120     222     142,794           --             --       143,016
 Accretion on Series B,
  C, D, E, and F
  redeemable convertible
  preferred stock(1)....        --     --        --      --          --           --       (336,744)     (336,744)
 Issuance of common
  stock warrants in
  connection with bridge
  financing(1)..........        --     --        --      --   1,200,000           --             --     1,200,000
 Deferred compensation
  related to grant of
  common stock
  options(1)............        --     --        --      --   2,175,000   (2,175,000)            --            --
 Amortization of
  deferred
  compensation..........        --     --        --      --          --      294,266             --       294,266
 Net loss(1)............        --     --        --      --          --           --     (3,632,351)   (3,632,351)
                         --------- ------ ---------  ------  ----------  -----------   ------------  ------------
Balance as of June 30,
 1998(1)................ 1,400,000 $1,400 2,272,656  $2,273  $4,685,942  $(2,771,677)  $(16,663,913) $(14,745,975)
                         ========= ====== =========  ======  ==========  ===========   ============  ============

--------
(1) Unaudited

                See accompanying notes to financial statements.

                          PILOT NETWORK SERVICES, INC.

                            STATEMENTS OF CASH FLOWS

                                YEARS ENDED MARCH 31,           THREE MONTHS ENDED JUNE 30,
                         -------------------------------------  -----------------------------
                            1996         1997         1998          1997            1998
                         -----------  -----------  -----------  -------------  --------------
                                                                        (UNAUDITED)
Cash flows from
 operating activities:
 Net loss..............  $(1,750,309) $(2,651,666) $(5,634,550) $    (717,428) $   (3,632,351)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
 Depreciation and
  amortization.........      449,649    1,221,919    2,273,612        451,581         851,947
 Amortization of
  deferred
  compensation.........           --           --      164,337          5,795         294,266
 Changes in operating
  assets and
  liabilities:
  Trade receivables....     (323,213)    (238,528)    (341,349)      (722,741)     (1,173,692)
  Prepaid and other
   assets..............     (172,743)      78,428     (261,174)       (12,947)       (279,742)
  Accounts payable.....      106,037      352,460    1,474,952       (134,773)      1,652,026
  Accrued expenses.....      224,208      197,650      121,711        150,538         605,841
  Deferred revenue.....      660,033      528,376      284,076        899,683         475,570
                         -----------  -----------  -----------  -------------  --------------
   Net cash used in
    operating
    activities.........     (806,338)    (511,361)  (1,918,385)       (80,292)     (1,206,135)
                         -----------  -----------  -----------  -------------  --------------
Cash flows used in
 investing activities--
 capital expenditures..     (596,609)    (650,865)  (1,470,162)       (16,061)       (768,220)
                         -----------  -----------  -----------  -------------  --------------
Cash flows from
 financing activities:
 Net proceeds from sale
  of redeemable
  convertible preferred
  stock................      902,700    4,501,266    2,990,000             --              --
 Principal payments of
  obligations under
  capital leases.......     (244,507)    (688,616)  (1,243,032)      (260,982)       (494,944)
 Proceeds from working
  capital line of
  credit...............           --           --           --             --       1,055,725
 Proceeds from term
  loan.................           --           --           --             --       6,000,000
 Proceeds from the
  issuance of common
  stock................       16,403       15,322        8,888            378         143,016
 Repurchase of common
  stock................           --       (4,935)      (1,868)            --              --
                         -----------  -----------  -----------  -------------  --------------
   Net cash provided by
    financing
    activities.........      674,596    3,823,037    1,753,988       (260,604)      6,703,797
                         -----------  -----------  -----------  -------------  --------------
Net increase (decrease)
 in cash and cash
 equivalents...........     (728,351)   2,660,811   (1,634,559)      (356,957)      4,729,442
Cash and cash
 equivalents at
 beginning of period...    1,148,810      420,459    3,081,270      3,081,270       1,446,711
                         -----------  -----------  -----------  -------------  --------------
Cash and cash
 equivalents at end of
 period................  $   420,459  $ 3,081,270  $ 1,446,711  $   2,724,313  $    6,176,153
                         ===========  ===========  ===========  =============  ==============
Supplemental disclosure
 of cash flow
 information:
 Cash paid during the
  period-interest......  $   136,413  $   330,407  $   567,673  $     115,524  $      220,439
                         ===========  ===========  ===========  =============  ==============
Noncash financing
 activities:
 Assets acquired under
  capital lease
  obligations..........  $ 1,319,530  $ 2,244,512  $ 3,318,592  $     498,762  $    1,629,407
                         ===========  ===========  ===========  =============  ==============
 Accretion of
  redeemable preferred
  stock................  $   262,593  $   478,304  $ 1,069,234  $     132,156  $      336,744
                         ===========  ===========  ===========  =============  ==============

                See accompanying notes to financial statements.

                         PILOT NETWORK SERVICES, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Description of Business

  Pilot Network Services, Inc. (the Company), was incorporated in California on August 6, 1992. Pilot Network Services provides comprehensive security services that incorporate high-bandwidth connectivity and enable secure electronic commerce over the Internet.

 Interim Financial Information

  The financial information presented as of June 30, 1998 and for the three months ended June 30, 1997 and June 30, 1998 is unaudited. In the opinion of management, this unaudited financial information contains all adjustments (which consist only of normal, recurring adjustments) necessary for a fair presentation. Operating results for the three months ended June 30, 1998 are not necessarily indicative of results that may be expected for the full year.

 Revenue Recognition

  Revenues consist primarily of monthly fees for secure access and hosting services, installation and management services. Secure access and hosting service fees are recognized ratably over the term of the contract, generally one year. Installation fees are recognized over the installation period, generally 60 days. Management services, which include security audits and consulting arrangements, are recognized as the service is performed.

 Cash Equivalents

  The Company considers all highly liquid instruments with a remaining maturity of 90 days or less at the date of purchase to be cash equivalents.

 Property and Equipment

  Property and equipment are recorded at cost. Depreciation is computed using the straight-line method based on estimated useful lives, generally over three years. Depreciation expense includes amortization of assets recorded under capital lease. Equipment held under capital leases is amortized over the shorter of the lease term or the estimated useful life of the asset.

 Software Development Costs

  Software development costs are expensed as incurred until the technological feasibility of the related product has been established. After technological feasibility is established, any additional software development costs would be capitalized in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards ("SFAS") No. 86, Capitalization of Software Development Costs. Through March 31, 1998, the Company's process for developing software was essentially completed concurrently with the establishment of technological feasibility in the form of a working model, and, accordingly, no software costs have been capitalized to date. Software development costs incurred prior to achieving technological feasibility are charged to engineering and development expense as incurred.

 Income Taxes

  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years that those differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 Accounting for Stock-Based Compensation

  The Company uses the intrinsic value method to account for its stock-based employee compensation plans. Compensation expense, if any, is amortized on an accelerated basis over the vesting period of the individual options, generally four years.

                         PILOT NETWORK SERVICES, INC.

 Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of

  The Company evaluates the recoverability of its identifiable tangible assets under SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This statement requires identifiable assets to be evaluated for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If an asset is considered to be impaired, the carrying amount of that asset is reduced to its fair value, resulting in a charge to income. Assets to be disposed of are reported at the lower of the carrying amounts or fair value less costs to sell. As of March 31, 1998, the Company did not consider any of its assets to be impaired.

 Advertising

  Advertising costs are expensed as incurred and are included in sales and marketing expense. The Company had no advertising expense for the years ended March 31, 1996 and 1997, and approximately $24,000 during the year ended March 31, 1998.

 Net Loss Per Share

  Basic net loss per share is computed using the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period, using either the as-if-converted method for convertible preferred stock or the treasury stock method for options and warrants. The effect of including convertible preferred stock, options and warrants would have been antidilutive during all periods presented and, as a result, such effect has been excluded from the computation of diluted net loss per share. Pursuant to SEC Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued for nominal consideration and options and warrants granted for nominal consideration prior to the anticipated effective date of the initial public offering (IPO) are included in the calculation of basic and diluted net loss per share, as if they were outstanding for all periods presented. To date, the Company has not had any issuances or grants for nominal consideration.

  Excluded from the computation of diluted earnings per share for the year ended March 31, 1998 are options to acquire 1,125,312 shares of Common Stock with a weighted-average exercise price of $0.68 because their effects would be anti-dilutive. Also excluded from the computation of diluted earnings per share for the year ended March 31, 1998 are 7,329,696 common share equivalents resulting from the assumed conversion of the Series A, B, C, D, E and F preferred stock because their effects would be anti-dilutive.

                         PILOT NETWORK SERVICES, INC.

  Had the outstanding shares of Redeemable Convertible Preferred Stock and the Series A Preferred Stock converted to common stock as of April 1, 1997 or the date of issuance, if later, pro forma basic and diluted earnings per share would have been as follows:

                                                      UNAUDITED
                                        ---------------------------------------
                                              YEAR ENDED MARCH 31, 1998
                                         AND THREE MONTHS ENDED JUNE 30, 1998
                                        ---------------------------------------
                                                     WEIGHTED AVERAGE
                                         NET LOSS         SHARES      PER SHARE
                                        -----------  ---------------- ---------
MARCH 31, 1998
Basic and diluted loss per share......  $(6,703,784)    2,025,470      $(3.31)
Pro forma adjustment for accretion and
 conversion of preferred stock........    1,069,234     7,329,696          --
                                        -----------     ---------      ------
Pro forma basic and diluted loss per
 share................................  $(5,634,550)    9,355,166      $(0.60)
                                        ===========     =========      ======
JUNE 30, 1998
Basic and diluted loss per share......  $(3,969,095)    2,197,882      $(1.81)
Pro forma adjustment for accretion and
 conversion of preferred stock........      336,744     7,763,030          --
                                        -----------     ---------      ------
Pro forma basic and diluted loss per
 share................................  $(3,632,351)    9,960,912      $(0.36)
                                        ===========     =========      ======

 Concentration of Risk

  The Company provides its services throughout the United States to a wide user base. During the years presented no single customer accounted for greater than 5% of total service revenue. The Company performs credit evaluations of its customers' financial condition and, generally, does not require collateral from its customers. Management makes estimates as to its credit losses and to date its estimates have not differed materially from actual results. Overall, credit risk is limited due to the large number of customers in differing industries and geographic areas.

  The Company purchases its network management hardware from a limited number of suppliers.

 Fair Value of Financial Instruments

  The carrying value of cash, cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value due to the short maturity of those instruments.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Recent Accounting Pronouncements

  The Financial Accounting Standards Board ("FASB") recently issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components in financial statements. It does not, however, require a specific format, but requires the Company to display an amount representing total comprehensive income for the period in its financial

                         PILOT NETWORK SERVICES, INC.

statements. The Company is in the process of determining its preferred format. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997.

  The FASB also recently issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997. The Company sells its services in one industry segment. Therefore, the Company has determined that it currently does not have any separately reportable business segments.

(2) PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following:

                                                  MARCH 31,
                                            ----------------------  JUNE 30,
                                               1997       1998        1998
                                            ---------- ----------- -----------
                                                                   (UNAUDITED)
   Network and computer equipment.......... $4,616,932 $ 8,273,673 $ 9,450,321
   Furniture and fixtures..................    265,116     456,829     529,744
   Purchased software......................    162,271     576,712     761,361
   Leasehold improvements..................    200,901     718,941   1,754,879
                                            ---------- ----------- -----------
                                             5,245,220  10,026,155  12,496,305
   Less accumulated depreciation and
    amortization...........................  1,766,515   4,032,307   4,884,261
                                            ---------- ----------- -----------
                                            $3,478,705 $ 5,993,848 $ 7,612,044
                                            ========== =========== ===========

  The gross amount of capitalized leased assets included in property and equipment was approximately $3,856,000 and $4,994,000 and related accumulated amortization was approximately $1,445,000 and $3,182,000 as of March 31, 1997 and 1998, respectively.

(3) COMMITMENTS

 Leases

  The Company has entered into equipment leases with various leasing institutions providing for financing of equipment purchases of up to $5,000,000 at varying interest rates. Borrowings under the leases are generally repayable in monthly installments over periods ranging from 36 to 48 months and a mandatory buyout, and are secured by a lien on the leased equipment.

  The Company is obligated under certain noncancelable operating leases for office space and equipment expiring at various dates through 2001. Rent expense for the years ended March 31, 1996, 1997 and 1998 was $201,519, $464,503 and $636,031, respectively.

                         PILOT NETWORK SERVICES, INC.

  The following is a schedule of future minimum payments required under capital and operating leases that have initial or remaining noncancelable lease terms in excess of one year as of March 31, 1998:

                                                           CAPITAL   OPERATING
                                                            LEASES     LEASES
                                                          ---------- ----------
   YEAR ENDING MARCH 31:
     1999...............................................  $2,206,861 $1,104,225
     2000...............................................   1,844,261  1,127,691
     2001...............................................   1,366,650    622,669
     2002...............................................     847,931    291,928
     2003...............................................      52,039    219,461
     Thereafter.........................................          --    752,501
                                                          ---------- ----------
       Total minimum lease payments.....................   6,317,742 $4,118,475
                                                                     ==========
     Less amount representing interest (at rates ranging
      from 14.5% to 14.7%)..............................   1,323,940
                                                          ----------
                                                           4,993,802
     Less current portion of capital lease obligations..   1,549,585
                                                          ----------
     Capital lease obligations, net of current portion..  $3,444,217
                                                          ==========

 Agreement

  On June 18, 1996, the Company entered into an agreement with AmeriData Technologies Inc. (Subsequently purchased by GE Capital Information Technologies Solutions, Inc.) ("AmeriData") whereby the Company granted AmeriData options to purchase 200,000 shares of the Company's Common Stock at $2.00 per share and AmeriData agreed to sell the Company's secure Internet services to AmeriData customers in exchange for a commission on the monthly recurring revenue received in the first two years of these new customer contract. The commissions incurred through March 31, 1998 have not been material. The fair value of the options granted to AmeriData was immaterial using the following assumptions: no dividend yield; risk free interest rate of 6.5%: volatility of 60%; expected life for the option of five years; and a fair value of common stock of $0.40.

 401(k) Retirement Plan

  Effective July 1, 1995 the Company established a 401(k) defined contribution retirement plan (the "Retirement Plan") covering all full-time employees with greater than one months' service. The Retirement Plan provides for voluntary employee contributions from 1% to 15% of annual compensation, subject to a maximum limit allowed by Internal Revenue Service guidelines. The Company may contribute such amounts to the accounts of participants in the Retirement Plan as determined by the Board of Directors. However, to date, the Company has not made any contribution to the Retirement Plan.

                         PILOT NETWORK SERVICES, INC.

(4) INCOME TAXES

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below:

                                                             MARCH 31,
                                                      ------------------------
                                                         1997         1998
                                                      -----------  -----------
   Deferred tax assets (liabilities):
     Net operating loss carryforwards................ $ 1,816,595  $ 3,522,247
     Plant and equipment--depreciation differences...     (13,855)      48,932
     Research credit carryforwards...................          --       34,070
     Other reserves and accruals.....................     207,164      200,050
                                                      -----------  -----------
       Total gross deferred tax assets...............   2,009,904    3,805,299
     Less valuation allowance........................  (2,009,904)  (3,805,299)
                                                      -----------  -----------
       Net deferred tax assets....................... $        --  $        --
                                                      ===========  ===========

  The net increase in the valuation allowance was approximately $1,150,000 and $1,795,000 for the years ended March 31, 1997 and 1998, respectively. Due to recent operating losses the Company believes that sufficient uncertainty exists with respect to future realization of these deferred tax assets; therefore, it has established a valuation allowance against all net deferred tax assets.

  The Company has net operating loss carryforwards for federal income tax return purposes of approximately $9,500,000 which can be used to reduce future taxable income. These carryforwards expire in 2008 through 2012. As of March 31, 1998, the Company had California operating loss carryforwards of approximately $3,800,000 available to offset future income subject to California franchise tax. The difference between the federal loss carryforwards and the California loss carryforwards results primarily from a 50% limitation on California loss carryforwards, and certain research and development costs that were deferred for California tax purposes. The California net operating loss carryforwards expire in various amounts from 1998 through 2002. The Company also has federal and California tax credit carryforwards of approximately $20,000 and $14,000, respectively, as of March 31, 1998. These tax credits expire through 2012.

  Under the Tax Reform Act of 1986, the amounts of any benefit from net operating losses and credits that can be carried forward may be limited in the event of an ownership change as defined in the Internal Revenue Code, Section 382.

(5) STOCKHOLDERS' DEFICIT

 Convertible Preferred Stock and Redeemable Convertible Preferred Stock

  The Company has outstanding six series of preferred stock: Series A, B, C, D, E and F. Each share of preferred stock is convertible, at the option of the holder, into fully paid shares of common stock. The conversion rate is one-for-one, subject to adjustments for stock dividends, stock splits and capital reorganizations and dilution.

  In January 1994 the Company issued 1,661,646 shares of Series B Redeemable Convertible Preferred Stock at $0.365 per share. In March 1995, the Company issued 1,488,200 shares of Series D Redeemable Convertible Preferred Stock at $0.875 per share. In December 1995 and January 1996, the Company issued 1,210,068 shares of Series C Redeemable Convertible Preferred Stock at $0.73 per share upon the exercise of warrants outstanding. In July 1996, the Company issued 783,118 shares of Series E Redeemable Convertible Preferred

                         PILOT NETWORK SERVICES, INC.

Stock at $2.00 per share. From March 1997 through February 1998, the Company issued 1,220,000 shares of Series F Redeemable Convertible Preferred Stock and warrants to purchase 600,000 shares of Series F Preferred Stock for $5.00 per share and an exercise price on the warrants of $6.00 per share.

  The preferred stock automatically converts to common stock upon the closing of an underwritten public offering of shares of the Company's common stock resulting in total proceeds of at least $7,500,000 and with a minimum share price of at least $5.00. The holders of the preferred stock are entitled to vote on an "as if converted" basis on all matters brought to a vote of the Company's stockholders.

  The Series B, C, D, E and F preferred stock are redeemable after January 28, 1999 upon written request of the holders of the majority of such shares, acting as a single class. The redemption price is equal to the original purchase price plus 12% per annum for the period the preferred stock was outstanding, less dividends previously paid.

  Shares of Series A, B, C, D, E and F preferred stock have liquidation preferences of $0.035, $0.365, $0.73, $0.875, $2.00 and $5.00, respectively, plus all declared but unpaid dividends.

  The holders of Series A, B, C, D, E and F preferred stock are entitled to noncumulative dividends at annual rates of $0.005, $0.03, $0.06, $0.088, $0.20 and $0.50 per share, respectively, when and if declared by the Board of Directors.

  In the event of a liquidation, consolidation, merger or winding up of the Company prior to conversion, holders of preferred stock are entitled to receive, in preference to the holders of common stock, an amount equal to their liquidation preference or a pro rata share of the remaining assets, based on their ownership of the Company.

  Preferred stock issued and outstanding as of March 31, 1998 was as follows:

                                                       SHARES ISSUED
                                              SHARES        AND      REDEMPTION
                                            DESIGNATED  OUTSTANDING    AMOUNT
                                            ---------- ------------- -----------
   Series A................................ 1,400,000    1,400,000   $        --
   Series B................................ 1,913,424    1,661,644       909,385
   Series C................................ 1,210,068    1,210,068     1,117,450
   Series D................................ 1,686,200    1,488,200     1,767,851
   Series E................................   783,118      783,118     1,883,854
   Series F................................ 1,840,000    1,220,000     6,464,763
                                            ---------    ---------   -----------
                                            8,832,810    7,763,030   $12,143,303
                                            =========    =========   ===========

 Warrants

  In connection with lease financings, the Company has issued warrants for the purchase of 27,124 and 115,786 shares of Series B and Series D Redeemable Preferred Stock, at weighted average exercise prices of $0.365 and $1.53, respectively.

  During 1997 and 1998, the Company issued warrants to purchase 600,000 shares of Series F Redeemable Preferred Stock to the purchases of Series F Redeemable Preferred Stock at an exercise price of $6.00 per share in conjunction with the issuance of the Series F Redeemable Preferred Stock.

                         PILOT NETWORK SERVICES, INC.

  The fair value of all warrant issuances calculated using the Black-Scholes option pricing model was not material, using the following assumptions: dividend yield--none; expected life--contractual term; risk free interest rate--6%; volatility--60%. Automatic termination will occur for any remaining warrants upon the closing of the sale of the Company's common stock in a public offering, in which the gross proceeds exceed $7,500,000 and the offering price of the common stock exceeds $5.00 per share.

 Stock Option Plan

  During fiscal 1995, the Company adopted its 1994 Stock Option Plan and the 1994 Restricted Stock Purchase Plan. On April 17, 1997, the plans were merged into a single plan and the authorized shares were increased resulting in an aggregate 1,200,000 shares reserved for issuance. The plan, as amended, allows the Board of Directors to issue nonqualified stock options, incentive stock options or restricted stock to employees, officers, directors, advisors or contractors of the Company.

  The plan expires 10 years from the date of adoption. Options and restricted stock are granted at fair market value at date of grant for incentive stock options or no less than 85% of fair market value at the date of grant for nonqualified options. Options and restricted stock generally vest over 4 years, with 25% vesting after one year and monthly thereafter, and expire 10 years from grant date.

  As of March 31, 1998, 94,722 shares of restricted common stock held by management were subjected to repurchase by the Company at prices ranging from $0.035 to $0.20 per share.

  The following table summarizes stock option and restricted stock activity as if the plans had been combined at the beginning of the periods presented:

                                                          WEIGHTED
                               AVAILABLE                  AVERAGE
                               FOR GRANT   OUTSTANDING EXERCISE PRICE
                               ----------  ----------- --------------
   Balances, March 31, 1995..     825,054      67,416      $0.07
     Granted.................    (598,250)    598,250       0.09
     Exercised...............          --    (182,250)      0.09
     Canceled................     167,000    (167,000)      0.09
                               ----------   ---------      -----
   Balances, March 31, 1996..     393,804     316,416       0.09
     Granted.................    (412,000)    412,000       0.31
     Exercised...............          --     (96,916)      0.16
     Canceled................     169,542    (169,542)      0.22
     Repurchased.............      54,834          --       0.09
                               ----------   ---------      -----
   Balances, March 31, 1997..     206,180     461,958       0.23
     Authorized..............     830,140          --         --
     Granted.................  (1,020,000)  1,020,000       0.82
     Exercised...............          --     (72,706)      0.12
     Canceled................     283,940    (283,940)      0.57
     Repurchased.............      23,892          --       0.08
                               ----------   ---------      -----
   Balances, March 31, 1998..     324,152   1,125,312       0.68
     Authorized (1)..........   1,000,000          --         --
     Granted (1).............    (681,000)    681,000       3.69
     Exercised (1)...........          --    (222,120)      0.64
     Canceled (1)............      27,252     (27,252)      1.39
                               ----------   ---------      -----
   Balances, June 30, 1998
    (1)......................     670,404   1,556,940       1.99
                               ==========   =========      =====
   Exercisable as of March
    31, 1998.................          --     137,806       0.22
                                            =========      =====
   Exercisable as of June 30,
    1998 (1).................                 217,938       0.89
                                            =========      =====

--------
(1) Unaudited.

                         PILOT NETWORK SERVICES, INC.

  The following table summarizes information about fixed stock options outstanding at March 31, 1998:

                                                         WEIGHTED
                                                          AVERAGE
                                                         REMAINING   NUMBER OF
   EXERCISE                                   NUMBER OF CONTRACTUAL   SHARES
    PRICES                                     SHARES      LIFE     EXERCISABLE
   --------                                   --------- ----------- -----------
    $0.035...................................    27,416     6.5        23,990
     0.09....................................    93,542     7.4        58,294
     0.20....................................    58,354     8.2        21,104
     0.40....................................    43,000     8.6        15,980
     0.75....................................   830,000     9.5        18,438
     1.50....................................    73,000     9.8            --
                                              ---------               -------
     0.035-1.50.............................. 1,125,312               137,806
                                              =========               =======

  The Company accounts for the plan using the intrinsic value method. As such, compensation expense is recorded if on the date of grant the current fair value per share of the underlying stock exceeds the exercise price per share. With respect to certain options granted during fiscal 1998 and the first quarter of fiscal 1999 ended June 30, 1998, the Company has recorded deferred compensation of $1,055,280 and $2,175,000, respectively for the difference at the grant date between the exercise price per share and the fair value per share, based upon management's estimate of the fair value of the Company's stock on the various grant dates of the common stock underlying the options.

  Had compensation cost for the Company's stock-based compensation plan been determined consistent with SFAS No. 123, the Company's net loss would have increased to the pro forma amounts indicated below:

                                            1996         1997         1998
                                         -----------  -----------  -----------
   Net loss attributable to common
    stockholders:
     As reported........................ $(2,012,902) $(3,129,970) $(6,703,784)
     Pro forma..........................  (2,105,200)  (3,132,204)  (6,727,281)
   Net loss per share:
     As reported basic and diluted net
      loss per share.................... $     (1.07) $     (1.58) $     (3.31)
     Pro forma basic and diluted net
      loss per share.................... $     (1.07) $     (1.58) $     (3.32)
     Shares used in computing reported
      and pro forma basic and diluted
      net loss per share................   1,889,048    1,982,422    2,025,470

  Under SFAS 123 the fair value of each option grant is estimated on the date of grant using the minimum value method with the following weighted average assumptions; no dividend yield; risk free interest rate of 6.5%; and expected life for the options of five years.

  The effect of applying SFAS No. 123 for disclosing compensation costs may not be representative of the effects on pro forma net loss for future years because pro forma net loss reflects compensation costs only for stock options granted in fiscal 1996, 1997 and 1998 and does not consider compensation costs for stock options granted prior to April 1, 1995.

                         PILOT NETWORK SERVICES, INC.

                  NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)


(6) SUBSEQUENT EVENTS

 Equipment Financing

  On April 1, 1998, the Company increased its equipment financing commitment with a financial institution for financing of equipment purchases up to $5,000,000 at interest rates of approximately 15%. The Company's ability to draw more than $2,000,000 of this line is subject to receiving $3,000,000 of new equity investment. Borrowing under the financing is repayable in monthly installments of principal and interest over 48 months and is secured by a lien on the leased equipment.

 Debt Financing

  On May 11, 1998, the Company negotiated a line of credit with a financial institution for an aggregate amount of $1,500,000. The line of credit bears interest at a minimum of 11% per annum and is secured by assets of the Company.

  On June 30, 1998 the Company completed a borrowing agreement with two lenders providing $6.0 million of short term financing. The loan expires in June 1999 and bears interest at 13.5% per year. The loan may be pre-paid at the Company's option after 6 months and at the option of the lenders at any time after the Company's initial public offering. As additional consideration, the Company issued 150,000 warrants to purchase Common Stock at any exercise price of 80% of the initial public offering price. The Company has determined that the warrants have a fair value of $1.2 million. The Company has capitalized the cost of the warrants and expects to write off such amount over the one-year term of the loan.

 Stock Based Compensation Plans

  On June 12, 1998, the Board of Directors approved the Company's 1998 Stock Option Plan (the 1998 Plan). The 1998 plan reserves 1,000,000 shares plus annual increases limited to the lesser of 500,000 shares, 3% of the Company's outstanding common stock, or the number determined by the Board of Directors. Also on June 12, 1998, the Board of Directors approved the 1998 Directors Stock Option Plan which reserves 200,000 shares of Common Stock and a 1998 Employee Stock Purchase Plan which reserves 200,000 shares of Common Stock. The 1998 Employee Stock Purchase Plan provides for automatic annual increases of the lesser of 100,000 shares, 1/2% of the Company's outstanding Common Stock or an amount determined by the Board of Directors.

 Reincorporation

  On June 12, 1998, the Board of Directors approved the Company's reincorporation in the state of Delaware and a 2 for 1 split of common and preferred stock, both of which were consummated on August 4, 1998. The Certificate of Incorporation of the Delaware successor corporation authorizes 40,000,000 shares of common stock, $.001 par value per share, and 9,432,810 shares of preferred stock, $.001 par value per share. The accompanying financial statements have been retroactively restated to give effect to the reincorporation and stock split.

 Initial Public Offering

  In June 1998, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission that would permit the Company and certain stockholders of the Company to sell shares of the Company's common stock in connection with a proposed initial public offering ("IPO"). If the offering is consummated under the terms presently anticipated, all the then outstanding shares of the Company's redeemable convertible preferred stock will automatically convert into shares of common stock on a one-for-one basis upon the closing of the proposed IPO.

                           PILOT'S GLOBAL EXPANSION

[Chart shows current Network Security Centers in San Francisco, Los Angeles, Chicago and New York and New Centers in Boston, Minneapolis, Washington, D.C. and London commencing operations in 1998 and identified on a globe. Chart indicates:

    Arrows pointing to Europe and Asia to indicate anticipated international expansion. Legend indicates the following types of operations:]

                -- Pilot Network Security Centers
                -- New Centers in 1998
                -- Anticipated International Expansion

  The Company currently has Network Security Centers in the San Francisco, Los Angeles, New York and Chicago, and is commencing operations in the Boston, Washington D.C., Minneapolis and London metropolitan areas during 1998. The Company intends to establish additional Network Security Centers in the United States, Europe and Asia, although the Company has not identified specific locations for expansion. In addition, there can be no assurance with respect to the timing or extent of such expansion or that the Company will be successful in expanding its operations. See "Risk Factors--Risks of Business Expansion and Management Growth."

--------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY UNDER-WRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEI-THER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                                  -----------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   5
Use of Proceeds..........................................................  18
Dividend Policy..........................................................  18
Capitalization...........................................................  19
Dilution.................................................................  20
Selected Financial Data..................................................  21
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22
Business.................................................................  30
Management...............................................................  43
Certain Relationships and Related Transactions...........................  54
Principal and Selling Stockholders.......................................  57
Description of Capital Stock.............................................  59
Shares Eligible for Future Sale..........................................  62
Underwriting.............................................................  64
Notice to Canadian Residents.............................................  66
Legal Matters............................................................  67
Experts..................................................................  67
Additional Information...................................................  67
Index to Financial Statements............................................ F-1

                                  -----------

UNTIL SEPTEMBER 4, 1998, (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                     [LOGO OF PILOT NETWORK SERVICES, INC.]

                                3,250,000 Shares
                                  Common Stock
                               ($0.001 par value)


                                   PROSPECTUS


                           CREDIT SUISSE FIRST BOSTON

                         BANCAMERICA ROBERTSON STEPHENS

                               HAMBRECHT & QUIST


--------------------------------------------------------------------------------